The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and it is not seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-108336
SUBJECT TO COMPLETION, DATED JULY 20, 2006
Preliminary Prospectus Supplement (To Prospectus dated September 8, 2003)
                              Shares
Essex Property Trust, Inc.
% Series G Cumulative Convertible Preferred Stock

     We are offering                    shares of our                   % Series G Cumulative Convertible Preferred Stock (the “Series G Preferred Stock”) to be sold in this offering. We will pay cumulative dividends on the Series G Preferred Stock from and including the date of original issuance in the amount of $         per share each year, which is equivalent to                   % of the $25.00 liquidation preference per share. Dividends on the Series G Preferred Stock will be payable quarterly in arrears, beginning on October 31, 2006. Our only other preferred stock outstanding as of the date of this prospectus supplement are 1,000,000 shares of our 7.8125% Series F Cumulative Redeemable Preferred Stock (the “Series F Preferred Stock”) with a liquidation preference of $25.00 per share. The Series G Preferred Stock ranks on parity with the Series F Preferred Stock.
     Holders may convert the Series G Preferred Stock into shares of our common stock subject to certain conditions. The conversion rate will initially be                    shares of common stock per Series G Preferred Stock, which is equivalent to an initial conversion price of $         per share of common stock. The conversion rate will be subject to adjustment upon the occurrence of specified events.
     If a fundamental change occurs, holders may require us to repurchase all or part of their Series G Preferred Stock. In addition, if a holder elects to convert the Series G Preferred Stock in connection with certain fundamental changes, we will pay, to the extent described in this prospectus supplement, a make whole premium by increasing the conversion rate applicable to such Series G Preferred Stock.
     On or after July 31, 2011, we may, at our option, cause the Series G Preferred Stock to be automatically converted into that number of shares of common stock that are issuable at the then prevailing conversion rate. We may exercise our conversion right only if, for 20 trading days within any period of 30 consecutive trading days (including the last trading day of such period), the closing sale price of our common stock equals or exceeds 130% of then prevailing conversion price of the Series G Preferred Stock. Investors in our Series G Preferred Stock will generally have no voting rights, but will have limited voting rights if we fail to pay dividends for six or more quarters and under certain other circumstances.
     The Series G Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption; however, the holders of Series G Preferred Stock will be entitled to require us to redeem their shares of Series G Preferred Stock within sixty days of certain specified events described herein.
     Our Series G Preferred Stock is subject to certain restrictions on ownership designed to preserve our qualification as a real estate investment trust for federal income tax purposes. See “Description of Common Stock” on page 14 and “Description of Preferred Stock” on page 21 of the accompanying prospectus.

     Our common stock is listed on the New York Stock Exchange under the symbol “ESS.” Our Series G Preferred Stock will not be listed on a national securities exchange or the National Association of Securities Dealers Automated Quotation system. The last reported sales price of our common stock on July     , 2006 was $         per share.
      Investing in our Series G Preferred Stock involves risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement.

	Per Share	Total

Public offering price	$	$

Underwriting discounts	$	$

Offering proceeds to Essex Property Trust, Inc. before expenses	$	$

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
     We have granted the underwriter the option to purchase within 30 days from the date of this prospectus supplement up to an additional                    shares of Series G Preferred Stock at the public offering price per share, less discounts and commissions, solely to cover over-allotments.
     The shares will be ready for delivery on or about July     , 2006.
Banc of America Securities LLC
The date of this prospectus supplement is July     , 2006.

i

FORWARD-LOOKING STATEMENTS
      This prospectus supplement and the accompanying prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, and are subject to the “safe harbor” provisions created by these statutes. All statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Such statements are characterized by terminology such as “anticipates,” “believes,” “expects,” “future,” “intends,” “assuming,” “projects,” “plans” and similar expressions or the negative of those terms or other comparable terminology. These forward-looking statements which include statements about our expectations, objectives, anticipations, intentions and strategies regarding the future, reflect only management’s current expectations and are not guarantees of future performance and are subject to risks and uncertainties, including those risks described under the heading “Risk Factors” in this prospectus supplement, or in the documents incorporated by reference in this prospectus supplement, that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Some of these forward-looking statements include statements regarding our expectations as to:

•	The timing of completion of current development and redevelopment projects and the stabilization dates of such projects;

•	The total projected costs and rental rates of development and redevelopment projects;

•	The adequacy of future cash flows to meet operating requirements and to provide for dividend payments in accordance with real estate investment trust (“REIT”) requirements;

•	The amount of capital expenditures and non-revenue generating capital expenditures;

•	Future acquisitions and anticipated development projects in 2006;

•	The anticipated performance of the second Essex Apartment Value Fund (“Fund II”);

•	The anticipated performance of existing properties; and

•	The anticipated results from various geographic regions and our investment focus in such regions.
      All forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement or statements. It is important to note that such forward-looking statements are subject to risks and uncertainties and that our actual results could differ materially from those in such forward-looking statements. The risks and uncertainties described under the heading “Risk Factors” in this prospectus supplement and in the Section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2005 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, incorporated by reference in the accompanying prospectus, in some cases have affected, and in the future could affect, our actual operating results and could cause our actual operating results to differ materially from those expressed in any forward-looking statement made by us. You are cautioned not to place undue reliance on forward-looking statements contained in this prospectus supplement and the accompanying prospectus.

SUMMARY
      The information below is only a summary of more detailed information included elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference. This summary does not contain all the information that is important to you or that you should consider before investing in the shares of Series G Preferred Stock and the shares of Essex common stock into which the shares of Series G Preferred Stock, in certain circumstances, are convertible. As a result, you should read this entire prospectus supplement, the accompanying prospectus, as well as the information incorporated herein by reference, carefully.
      As used in this prospectus supplement, unless the context otherwise requires, the terms “we,” “us,” “our,” “Essex,” “Essex Property Trust,” or “Operating Partnership” refer to Essex Property Trust, Inc., and its subsidiaries.
Essex Property Trust, Inc.
      Essex Property Trust is a self-administered and self-managed real estate investment trust, or “REIT,” that acquires, develops, redevelops and manages multifamily residential properties in selected communities located primarily in the west coast of the United States. Essex Property Trust owns all of its interests in its real properties, directly or indirectly, through Essex Portfolio, L.P. Essex Property Trust is the sole general partner of Essex Portfolio, L.P. and, as of March 31, 2006, had an approximately 90.2% general partner interest in Essex Portfolio, L.P.
      Our investment strategy has two components: constant monitoring of existing markets, and evaluation of new markets to identify areas with the characteristics that underlie rental growth. Our strong financial condition supports our investment strategy by providing access to a wide range of capital alternatives. This enhances our ability to quickly shift our acquisition, development, and disposition activities to markets that will optimize the performance of the portfolio.
      As of March 31, 2006, we had ownership interests in 126 multifamily properties, comprising 27,311 apartment units. In addition, as of March 31, 2006, we along with our affiliated entities and joint ventures were also developing three multifamily residential properties, which are expected to comprise 551 units. Our multifamily residential properties are located in Southern California (Los Angeles, Ventura, Orange, Riverside and San Diego counties), Northern California (the San Francisco Bay Area) and the Pacific Northwest (the Seattle, Washington and Portland, Oregon metropolitan areas) and other areas (Houston, Texas). At March 31, 2006, we also had ownership interests in three office buildings (with approximately 166,340 square feet), two recreational vehicle parks (comprising 338 spaces) and one manufactured housing community (containing 157 sites). Essex Property Trust became a public company in 1994. Its web site address is http://www.essexpropertytrust.com. Information on its web site does not constitute a part of this prospectus supplement and is not incorporated by reference herein. Essex’s common stock is listed on the New York Stock Exchange under the Symbol “ESS.” Essex is a Maryland corporation. Essex’s executive offices are located at 925 East Meadow Drive, Palo Alto, California 94303.

The Offering
      The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the Series G Preferred Stock, see “Description of the Series G Preferred Stock” below.

Issuer	Essex Property Trust, Inc.

Securities offered	shares of % Series G Cumulative Convertible Preferred Stock (the “Series G Preferred Stock”) (plus up to an additional shares of Series G Preferred Stock that we may issue and sell upon the exercise of the underwriter’s over-allotment option).

Ranking	The Series G Preferred Stock will be, with respect to dividend rights and rights upon liquidation, dissolution or winding up of our company:

• junior to all our existing and future debt obligations;

• junior to each class or series of our capital stock other than (a) our common stock and any other class or series of our capital stock the terms of which provide that such class or series will rank junior to the Series G Preferred Stock and (b) any other class or series of our capital stock the terms of which provide that such class or series will rank on a parity with the Series G Preferred Stock;

• on a parity with any other class or series of our capital stock (including our (i) Series F Preferred Stock, (ii) Series B Preferred Stock that may be issued in certain circumstances upon conversion of the Series B Preferred Partnership Units (the “Series B Preferred Stock”) and (iii) Series D Preferred Stock that may be issued in certain circumstances upon conversion of the Series D Preferred Partnership Units (the “Series D Preferred Stock”)), the rights of the holders of which (a) are not given preference over the rights of the holders of the Series G Preferred Stock either as to dividends or as to distributions in the event of our liquidation, dissolution or winding up and (b) rank on a parity with the rights of the holders of the Series G Preferred Stock as to dividends or as to distributions in the event of our liquidation, dissolution or winding up, or both;

• senior to our common stock and any other class or series of our capital stock, the rights of the holders of which are junior and subordinate to the rights of the holders of the Series G Preferred Stock both as to dividends and as to distributions in the event of our liquidation, dissolution or winding up; and

• effectively junior to all of our subsidiaries’ existing and future liabilities.

We refer to any security described in the third bullet above as Parity Preferred.

Dividends	You are entitled to receive cumulative cash dividends on the Series G Preferred Stock at a rate of % per year of the $25.00 liquidation preference (equivalent to $ per year per share). Dividends on the Series G Preferred Stock are payable quarterly in arrears on January 31, April 30, July 31, and October 31 of each year, or if not a business day, the next succeeding business day, beginning October 31, 2006. Dividends paid to investors on the Series G Preferred Stock issued in this offering will be cumulative from July , 2006.

Liquidation preference	If we liquidate, dissolve or wind up, you will have the right to receive $25.00 per share of Series G Preferred Stock, plus accrued and unpaid dividends (whether or not declared) to the date of payment, before any payments are made to our common stockholders or to holders of any other of our equity securities that we may issue ranking junior to the Series G Preferred Stock as to liquidation rights (but after any payments are made to holders of our debt, holders of our subsidiaries’ debt and holders of any other of our equity securities that we may issue ranking senior to the Series G Preferred Stock as to liquidation rights). Your rights to receive the liquidation preference will be subject to the proportionate rights of each other series or class of our equity securities ranking on parity with the Series G Preferred Stock that we have issued or may issue in the future (including our Series F Preferred Stock, Series B Preferred Stock and Series D Preferred Stock).

Voting rights	Holders of Series G Preferred Stock will generally not have voting rights, except that we shall not, without the affirmative vote of the holders of at least two-thirds (2/3rds) of the outstanding shares of the Series G Preferred Stock, voting separately as a class (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of beneficial interest ranking senior to the Series G Preferred Stock with respect to payment of distributions or rights upon any voluntary or involuntary liquidation, dissolution or winding-up or reclassify any of our authorized shares of capital stock into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares, or (ii) either amend, alter or repeal the provisions of our charter or bylaws, whether by amendment, merger, consolidation or otherwise, so as to materially and adversely affect the preferences, other rights, voting powers, restrictions, limitations as to distributions, qualifications, or terms and conditions of redemption, of any outstanding shares of the Series G Preferred Stock or the holders thereof; provided that any increase in the amount of authorized preferred stock or the creation or issuance of any other series of preferred stock, or any increase in an amount of authorized shares of each series, in each case ranking junior or on parity to the Series G Preferred Stock with respect to payment of distributions and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding-up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

If at any time full dividends shall not have been made on any Series G Preferred Stock with respect to any six (6) prior quarterly dividend periods, whether consecutive or not (a “Preferred Dividend Default”), such that dividends for such six (6) dividend periods have not been fully paid and are outstanding in whole or in part at the same time, the holders of the Series G Preferred Stock shall have the right to participate in a class vote together with the holders of Series B Preferred Stock, Series D Preferred Stock, Series F Preferred Stock (to the extent such holders choose to participate in the election of Preferred Stock Directors in lieu of receipt of the default distribution rate pursuant to the terms of the Series F Preferred Stock) and any subsequently issued series of preferred stock upon which like voting rights have been conferred to elect two additional directors to serve on our Board of Directors (the “Preferred Stock Directors”) at a special meeting called by the holders of record of at least 10% of the outstanding shares of Series G Preferred Stock or any series of such preferred stock or at the next annual meeting of the stockholders, and at each subsequent annual meeting of stockholders or special meeting held in lieu thereof, until all such dividends in arrears and dividends for the current quarterly period on the Series G Preferred Stock and each such preferred stock have been paid in full. At any such annual or special meeting, the holders of the Series B Preferred Stock, the Series D Preferred Stock, the Series F Preferred Stock (to the extent such holders choose to participate in the election of Preferred Stock Directors in lieu of receipt of the default distribution rate pursuant to the terms of the Series F Preferred Stock), the Series G Preferred Stock and any subsequently issued series of preferred stock upon which like voting rights have been conferred and are exercisable, will be entitled to cast votes for such Preferred Stock Directors on the basis of one vote per $50.00 of liquidation preference to which such class of preferred stock is entitled by its terms (excluding amounts in respect of accumulated and unpaid dividends) and not cumulatively. If and when all accumulated dividends and the dividend for the current dividend period on the Series G Preferred Stock shall have been paid in full or irrevocably set aside for payment in full, the holders of the Series G Preferred Stock shall be divested of these voting rights (subject to revesting at such holders option in the event of each and every Preferred Dividend Default) and, if all dividends in arrears and the dividends for the current dividend period have been paid in full or irrevocably set aside for payment in full on all other Preferred Stock upon which like voting rights have been conferred and are exercisable, the term and office of each Preferred Stock Director so elected shall immediately terminate. Any Preferred Stock Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series G Preferred Stock when they have these voting rights voting separately as a single class with all other classes or series of Parity Preferred upon which like voting rights have been conferred and are exercisable. So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series G Preferred Stock when they have these voting rights voting separately as a single class with all other classes or series of Parity Preferred upon which like voting rights have been conferred and are exercisable. The Preferred Stock Directors shall each be entitled to one vote per director on any matter. See “Description of Series G Preferred Stock — Voting Rights.”

Restrictions on ownership	To ensure that we maintain our qualification as a REIT for federal income tax purposes, our charter provides that no person or entity may own more than 6.0% of the value of our outstanding shares of capital stock, including the Series G Preferred Stock, with some exceptions. See “Description of Common Stock and Preferred Stock” in the accompanying prospectus and “Risk Factors — Our Charter Contains Limits on Ownership of Our Series G Preferred Stock Which Could Have Adverse Consequences to You” below.

Redemption	We may not redeem the Series G Preferred Stock except as described below. On or after July 31, 2011, we have the right, in certain circumstances, to require you to convert your Series G Preferred Stock. See “Description of Series G Preferred Stock — Company Conversion Option” below.

Maturity and Redemption by holders of the Series G Preferred Stock	Our Series G Preferred Stock has no maturity date and we are not required to redeem the Series G Preferred Stock except as described in the immediately succeeding paragraph. Accordingly, the Series G Preferred Stock will remain outstanding indefinitely unless you or we decide to convert it, you elect to have us purchase it upon a fundamental change, we liquidate, dissolve or wind up, or you elect to have us redeem it as described in the immediately succeeding paragraph. See “Description of Series G Preferred Stock — Conversion Rights”, “— Company Conversion Option” and “— Purchase of Series G Preferred Stock Upon a Fundamental Change” below.

We are not required to redeem any shares of Series G Preferred Stock, except (i) if we complete a Rule 13e-3 transaction, as defined in Rule 13e-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in which, as a result of such transaction, our common stock is no longer registered under Section 12 of the Exchange Act, except that this clause shall not apply to any involuntary delisting of our common stock from the New York Stock Exchange or any national securities exchange (as defined in the Exchange Act), (ii) if we complete a consolidation or merger or other business combination of our company with or into any corporation, trust or entity and, if the surviving entity has outstanding debt securities (regardless if these debt securities are publicly traded), such debt securities do not possess at least the lowest credit rating level established as investment grade from either Standard & Poor’s, Moody’s Investor Service or Fitch Ratings, or (iii) if we fail to qualify as a real estate investment trust as defined in Section 856 (or any successor section) of the Internal Revenue Code of 1986, as amended, except where such failure arises in connection with the consolidation or merger or other business combination of our company into any corporation, trust or entity in which we are not the surviving entity and the surviving entity qualifies as a real estate investment trust; provided that holders of a majority of the Series G Preferred Stock notify us of their intent to exercise this right of redemption. See “Description of Series F Preferred Stock — Redemption.”

Conversion rights	You, at your option, may convert some or all of your outstanding Series G Preferred Stock initially at a conversion rate of shares of common stock per $25.00 liquidation preference (the “Conversion Rate”), which is equivalent to an initial conversion price of approximately $ per share of common stock (subject to adjustment in certain events). Except as otherwise provided, shares of our Series G Preferred Stock will only be convertible into shares of our common stock. See “Description of the Series G Preferred Stock — Conversion Rights” below.

Company conversion option	On or after July 31, 2011, we may, at our option, convert some or all of the Series G Preferred Stock into that number of shares of common stock that are issuable at the then prevailing Conversion Rate (the “Company Conversion Option”). We may exercise our Company Conversion Option only if our closing sale price of our common stock equals or exceeds 130% of the then prevailing conversion price of the Series G Preferred Stock for at least twenty (20) trading days in a period of thirty (30) consecutive trading days (including the last trading day of such period) ending on the trading day immediately prior to our issuance of a press release announcing the exercise of our Company Conversion Option. See “Description of Series G Preferred Stock — Company Conversion Option” below.

Payments of dividends upon conversion	If you exercise your conversion rights, upon delivery of the Series G Preferred Stock for conversion, those shares of Series G Preferred Stock will cease to cumulate dividends as of the conversion date and you will not receive any cash payment representing accrued and unpaid dividends on the Series G Preferred Stock, except in those limited circumstances discussed below. Except as provided below, we will make no payment for accrued and unpaid dividends, whether or not in arrears, on Series G Preferred Stock converted at your election, or for dividends on the common stock issued upon such conversion. If we convert your Series G Preferred Stock pursuant to our Company Conversion Option, whether prior to, on, or after the record date for the current period, all unpaid dividends that are in arrears as of the Company Conversion Option Date will be payable to you. See “Description of Series G Preferred Stock — Payments of Dividends Upon Conversion” below.

Conversion rate adjustments	The Conversion Rate is subject to adjustment upon the occurrence of certain events, including if we distribute in any calendar quarter to our common stockholders, any cash, including quarterly cash dividends (subject to adjustment), in excess of $0.84 per share of common stock. See “Description of the Series G Preferred Stock — Conversion Rate Adjustments” below.

Adjustment to conversion rate upon certain fundamental changes	If you elect to convert your Series G Preferred Stock in connection with a fundamental change that occurs on or prior to July 31, 2016, we will increase the Conversion Rate for the Series G Preferred Stock surrendered for conversion by a number of additional shares determined based on our stock price at the time of such Fundamental Change (as defined below). See “Description of the Series G Preferred Stock — Adjustment to Conversion Rate Upon Certain Fundamental Changes” below.

Purchase of Series G Preferred Stock upon a fundamental change	In the event of a Fundamental Change (as defined below), you will have the right to require us to purchase for cash all or any part of your Series G Preferred Stock at a repurchase price equal to 100% of the liquidation preference of the Series G Preferred Stock to be purchased plus accrued and unpaid dividends to, but not including, the Fundamental Change Purchase Date. See “Description of the Series G Preferred Stock — Purchase of Series G Preferred Stock Upon a Fundamental Change” below.

Transfer agent	The transfer agent, registrar and dividend disbursing agent for the Series G Preferred Stock will be Computershare, LLC.

Listing	Our Series G Preferred Stock will not be listed on a national securities exchange or the National Association of Securities Dealers Automated Quotation system. Our common stock is listed on the NYSE under the symbol “ESS.” While the underwriter has informed us that it intends to make a market in the Series G Preferred Stock, it is under no obligation to do so and may discontinue such market making activities at any time without notice. Accordingly, we cannot assure you that any active or liquid trading market will develop for the Series G Preferred Stock.

Form and book-entry system	The Series G Preferred Stock will only be issued in the form of global securities held in book-entry form. The Depository Trust Company (or DTC) or its nominee will be the sole registered holder of the Series G Preferred Stock. Owners of beneficial interests in the Series G Preferred Stock represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Use of proceeds	We expect to use the net proceeds of the offering to pay down outstanding borrowings under its lines of credit, which bore interest at a blended rate of 5.76% for the quarter ended June 30, 2006, fund the development pipeline and for general corporate purposes. See “Use of Proceeds” below.

Risk factors	See “Risk Factors” in this prospectus supplement.

RISK FACTORS
Risks Related to the Series G Preferred Shares
An active trading market for the Series G Preferred Stock may not develop.
      The Series G Preferred Stock is a new issue of securities for which there is currently no public market. We do not know whether an active trading market will develop for the Series G Preferred Stock. The liquidity of any market for the Series G Preferred Stock will depend upon the number of Series G Preferred Stockholders, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the Series G Preferred Stock and other factors. To the extent that an active trading market does not develop, the liquidity and trading prices for the Series G Preferred Stock may be harmed.
      We have no plans to list the Series G Preferred Stock on a securities exchange. We have been advised by the underwriter that it presently intends to make a market in the Series G Preferred Stock. The underwriter, however, is not obligated to do so. Any market-making activity, if initiated, may be discontinued at any time, for any reason or for no reason, without notice. If the underwriter ceases to act as market maker for the Series G Preferred Stock, we cannot assure you another firm or person will make a market in our Series G Preferred Stock.
The trading prices for the Series G Preferred Stock will be directly affected by the trading prices for our common stock, which are impossible to predict.
      The trading price for our common stock, and consequently the trading price of the Series G Preferred Stock may depend on many factors, including:

•	prevailing interest rates;

•	the market for similar securities;

•	additional issuances by us of common stock;

•	additional issuances by us of other series or classes of preferred shares;

•	general economic conditions; and

•	our financial condition, performance and prospects.
      Each of these factors, among others, may cause the trading price of the Series G Preferred Stock to fall below the offering price, which could have a material adverse effect on your investment in the Series G Preferred Stock. In addition, the stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies.
      The price of our common stock could be affected by possible sales of our common stock by investors who view the Series G Preferred Stock as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that may develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading prices of the Series G Preferred Stock.
Shares of Series G Preferred Stock have not been rated and are subordinated to existing and future debt; no restrictions on issuance of parity preferred securities.
      The shares of Series G Preferred Stock have not been rated by any nationally recognized statistical rating organization. Furthermore, payment of amounts due on the Series G Preferred Stock will be subordinated to all of our existing and future debt and will be structurally subordinate to the obligations of our subsidiaries. In addition, we may issue additional Series G Preferred Stock and/or shares of another class or series of Preferred Stock ranking on a parity with (or, upon the affirmative vote or consent of the outstanding Series G Preferred Stockholders, senior to) the Series G Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up. These factors may affect the trading price of the Series G Preferred Stock.
We may not have the ability to raise the funds necessary to purchase the Series G Preferred Stock upon a Fundamental Change.
      Following a Fundamental Change as described under “Description of Series G Preferred Stock — Purchase of Series G Preferred Stock Upon a Fundamental Change,” Series G Preferred Stockholders may require us to purchase their Series G Preferred Stock. We cannot assure you that we will have sufficient financial resources, or be able to arrange financing, to pay the repurchase price in cash with respect to any Series G Preferred Stock tendered by Series G Preferred Stockholders for purchase upon a fundamental change. In addition, our then existing indebtedness could provide that a Fundamental Change would constitute an event of default or prepayment event under, and result in the acceleration of the maturity of, such indebtedness or could otherwise contain restrictions that would not allow us to purchase our Series G Preferred Stock.
If you hold Series G Preferred Stock, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.
      If you hold Series G Preferred Stock, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if and when we deliver common stock to you upon conversion of your Series G Preferred Stock and, in certain cases, under the conversion rate adjustments applicable to the Series G Preferred Stock. For example, in the event that an amendment is proposed to our charter or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the delivery of common stock to you following a conversion, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.
The adjustment to the conversion rate of Series G Preferred Stock upon a conversion in connection with certain fundamental changes may not adequately compensate you for the lost option value of the Series G Preferred Stock as a result of that fundamental change.
      If a fundamental change occurs on or prior to July 31, 2016, we will under certain circumstances adjust the Conversion Rate to provide for the issuance of additional common stock upon any conversion of Series G Preferred Stock in connection with such fundamental change. The number of additional shares of common stock will be determined based on the date on which such fundamental change becomes effective and the price paid per share of our common stock in the fundamental change (in the case of consolidations or mergers, or certain conveyances, transfers, sales, leases or other dispositions of all or substantially all of our properties and assets to another person to which we are a party where cash is paid for shares of our common stock) or the average of the closing sale prices of our common stock over the five trading-day period ending on the trading day preceding the effective date of the relevant fundamental change. See “Description of Series G Preferred Stock — Adjustment to Conversion Rate Upon Certain Fundamental Changes.” Although the adjustment to the Conversion Rate of Series G Preferred Stock that are converted is designed to compensate you for the lost option value of the Series G Preferred Stock as a result of the fundamental change, this adjustment to the Conversion Rate is only an approximation of the lost value and may not adequately compensate stockholders for the loss. In addition, if a fundamental change occurs after July 31, 2016, or if the applicable price is less than or equal to $          per share or greater than $          per share (in each case, subject to adjustment), we will not make an adjustment to the Conversion Rate.
The conversion rate of the Series G Preferred Stock may not be adjusted for all dilutive events.
      The Conversion Rate of the Series G Preferred Stock is subject to adjustments for certain events, including the issuance of share dividends on our common stock in excess of certain dividend thresholds; the issuance of rights or warrants; subdivisions or combinations of our common stock; distributions of capital stock, indebtedness, or assets; cash dividends; and issuer tender or exchange offers. See “Description of Series G Preferred Stock — Conversion Rate Adjustments.” The Conversion Rate may not be adjusted for other events that may adversely affect the trading price of the Series G Preferred Stock or the stock into which such Series G Preferred Stock may be convertible.
Future sales of our common stock in the public market could lower the market price for our common stock and adversely impact the trading price of the Series G Preferred Stock.
      In the future, we may sell additional shares of our common stock to raise capital. In addition, shares of our common stock are reserved for issuance on the exercise of stock options and on conversion of the Series G Preferred Stock. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance and sales of substantial amounts of common stock, or the perception that such issuances and sales may occur, could adversely affect the trading price of the Series G Preferred Stock and the market price of our common stock.
Our charter contains limits on ownership of our Series G Preferred Stock which could have adverse consequences to you.
      To ensure that we maintain our qualification as a REIT for federal income tax purposes, our charter provides that no person or entity may own more than 6.0% of the value of our outstanding shares of capital stock directly or by the attribution provisions of the federal tax laws, including the Series G Preferred Stock, with some exceptions. Our board of directors may exempt a stockholder from the ownership limit if it receives satisfactory evidence that such stockholder’s ownership of shares in excess of the ownership limit will not jeopardize Essex’s status as a REIT. There can be no assurance that such an exemption will be granted. As a condition to providing such an exemption, the Board of Directors must receive an opinion of counsel or a ruling from the Internal Revenue Service and representations and agreements from the applicant with respect to preserving Essex’s status as a REIT. The ownership limit may have the effect of delaying, deferring or preventing a change in control and, therefore, could adversely affect our stockholders’ ability to realize a premium over the then-prevailing market price for our common stock in connection with a change in control. The ownership limit would also preclude Series G Preferred Stockholders from increasing their position in our Series G Preferred Stock above the proscribed 6.0% limit and may also constrain certain transferees from being able to purchase our Series G Preferred Stock.
You should consider the United States federal income tax consequences of owning the Series G Preferred Stock.
      The principal U.S. federal income tax consequences of purchasing, owning and disposing of the Series G Preferred Stock and any common stock received upon their conversion are summarized under “Certain Material Federal Income Tax Considerations.” Certain of our actions, including an increase in the cash dividend on our common stock in excess of the dividend threshold amount, may result in an adjustment to the conversion rate that could cause you to be deemed to receive a taxable dividend subject to U.S. federal income tax without the receipt of any cash. If you are a non-U.S. Holder (as defined in “Certain Material Federal Income Tax Considerations”), such deemed dividend may subject you to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See “Certain Material Federal Income Tax Considerations.”
General Risks Related to an Investment in Our Company
      Our business, operating results, cash flows and financial conditions are subject to various risks and uncertainties, including, without limitation, those set forth below, any one of which could cause our actual results to vary materially from recent results or form our anticipated future results.

We depend on our key personnel
      Our success depends on our ability to attract and retain executive officers, senior officers and company managers. There is substantial competition for qualified personnel in the real estate industry and the loss of several of our key personnel could have an adverse effect on us.
Debt financing
      At December 31, 2005, we had approximately $1.35 billion of indebtedness (including $186.7 million of variable rate indebtedness, of which $152.7 million is subject to interest rate protection agreements). We are subject to the risks normally associated with debt financing, including the following:

•	cash flow may not be sufficient to meet required payments of principal and interest;

•	inability to refinance maturing indebtedness on encumbered properties;

•	the terms of any refinancing may not be as favorable as the terms of existing indebtedness;

•	inability to comply with debt covenants could cause an acceleration of the maturity date; and

•	repaying debt before the scheduled maturity date could result in prepayment penalties.
Uncertainty of our ability to refinance balloon payments.
      As of December 31, 2005, we had approximately $1.35 billion of mortgage debt, exchangeable bonds and line of credit borrowings, most of which are subject to balloon payments. We do not expect to have sufficient cash flows from operations to make all of these balloon payments. These mortgages, bonds and lines of credit borrowings have the following scheduled principal and balloon payments:
      2006-$26.2 million;
      2007-$82.0 million;
      2008-$155.7 million;
      2009-$34.4 million;
      2010-$159.3 million;
      Thereafter-$872.2 million.
      We may not be able to refinance such mortgage indebtedness, bonds, or lines of credit. The properties subject to these mortgages could be foreclosed upon or otherwise transferred to the lender. This could cause us to lose income and asset value. We may be required to refinance the debt at higher interest rates or terms of such refinancing may not be as favorable as the terms of existing indebtedness.
Debt financing on properties may result in insufficient cash flow
      Where possible, we intend to continue to use leverage to increase the rate of return on our investments and to provide for additional investments that we could not otherwise make. There is a risk that the cash flow from our properties will be insufficient to meet both debt payment obligations and the distribution requirements of the real estate investment trust provisions of the Internal Revenue Code. We may obtain additional debt financing in the future, through mortgages on some or all of the properties. These mortgages may be recourse, non-recourse, or cross-collateralized.
      As of December 31, 2005, Essex had 72 of its 120 consolidated multifamily properties encumbered by debt. Of the 72 properties, 53 are secured by deeds of trust relating solely to those properties. With respect to the remaining 19 properties, there are 4 cross-collateralized mortgages secured by 8 properties, 6 properties, 3 properties and 2 properties, respectively. The holders of this indebtedness will have a claim against these properties and, to the extent indebtedness is cross-collateralized, lenders may seek to foreclose upon properties, which are not the primary collateral for their loan. This may accelerate other indebtedness secured by properties. Foreclosure of properties would reduce our income and asset value.

Risk of rising interest rates
      Current interest rates are at historic lows and could potentially increase rapidly, which could result in higher interest expense on our variable rate indebtedness. Prolonged interest rate increases could negatively impact our ability to make acquisitions and develop properties at economic returns on investment and our ability to refinance existing borrowings at acceptable rates.
      As of December 31, 2005, we had approximately $186.7 million of long-term variable rate indebtedness bearing interest at floating rates tied to the rate of short-term tax-exempt revenue bonds (which mature at various dates from 2020 through 2034), and $25.0 million of variable rate indebtedness under our lines of credit, bearing interest at the Freddie Mac Reference Rate plus 0.55% to 0.59%.
      Approximately $152.7 million of the long-term indebtedness is subject to interest rate cap protection agreements, which may reduce the risks associated with fluctuations in interest rates. The remaining $34.0 million of long-term variable rate indebtedness was not subject to any interest rate cap protection agreements as of December 31, 2005. An increase in interest rates may have an adverse effect on our net income and results of operations.
Risk of losses on interest rate hedging arrangement
      Periodically, we have entered into agreements to reduce the risks associated with increases in interest rates, and may continue to do so. Although these agreements may partially protect against rising interest rates, they also may reduce the benefits to us if interest rates decline. If a hedging arrangement is not indexed to the same rate as the indebtedness that is hedged, we may be exposed to losses to the extent that the rate governing the indebtedness and the rate governing the hedging arrangement change independently of each other. Finally, nonperformance by the other party to the hedging arrangement may subject us to increased credit risks. In order to minimize counterparty credit risk, our policy is to enter into hedging arrangements only with large financial institutions.
Bond compliance requirements may limit income from certain properties
      At December 31, 2005, we had approximately $186.7 million of variable rate tax-exempt financing relating to the Inglenook Court Apartments, Wandering Creek Apartments, Treetops Apartments, Huntington Breakers Apartments, Camarillo Oaks Apartments, Fountain Park, Anchor Village and Parker Ranch Apartments. This tax-exempt financing subjects these properties to certain deed restrictions and restrictive covenants. We expect to engage in tax-exempt financings in the future. In addition, the Internal Revenue Code and rules and regulations thereunder impose various restrictions, conditions and requirements excluding interest on qualified bond obligations from gross income for federal income tax purposes. The Internal Revenue Code also requires that at least 20% of apartment units be made available to residents with gross incomes that do not exceed a specified percentage, generally 50%, of the median income for the applicable family size as determined by the Housing and Urban Development Department of the federal government. In addition to federal requirements, certain state and local authorities may impose additional rental restrictions. These restrictions may limit income from the tax-exempt financed properties if we are required to lower rental rates to attract residents who satisfy the median income test. If Essex does not reserve the required number of apartment homes for residents satisfying these income requirements, the tax-exempt status of the bonds may be terminated, the obligations under the bond documents may be accelerated and we may be subject to additional contractual liability.
Adverse effect to property income and value due to general real estate investment risks
      Real property investments are subject to a variety of risks. The yields available from equity investments in real estate depend on the amount of income generated and expenses incurred. If the properties do not generate sufficient income to meet operating expenses, including debt service and capital expenditures, cash flow and the ability to make distributions to stockholders will be adversely affected. The performance of the economy in each of the areas in which the properties are located affects occupancy, market rental rates and expenses. Consequently, the income from the properties and their underlying values may be impacted. The financial results of major local employers may have an impact on the cash flow and value of certain of the properties as well.
      Income from the properties may be further adversely affected by, among other things, the following factors:

•	the general economic climate;

•	local economic conditions in which the properties are located, such as oversupply of housing or a reduction in demand for rental housing;

•	the attractiveness of the properties to tenants;

•	competition from other available space; and

•	Essex’s ability to provide for adequate maintenance and insurance.
      As leases on the properties expire, tenants may enter into new leases on terms that are less favorable to us. Income and real estate values also may be adversely affected by such factors as applicable laws (e.g., the Americans With Disabilities Act of 1990, tax laws and environmental laws), interest rate levels and the availability and terms of financing. Real estate investments are relatively illiquid and, therefore, our ability to vary our portfolio promptly in response to changes in economic or other conditions may be quite limited.
Economic environment and impact on operating results
      The national economy and the economies of the western states in markets where we operate can impact our operating results. Some of these markets are concentrated in high-tech sectors, which have experienced economic downturns, and could again in the future. Our property type and diverse geographic locations provide some degree of risk mitigation. However, we are not immune to prolonged economic downturns. Although we believe we are well positioned to meet these challenges, it is possible a reduction in rental rates, occupancy levels, property valuations and increases in operating costs such as advertising, turnover and repair and maintenance expense could occur in the event of economic uncertainty.
Risk of inflation/deflation
      Substantial inflationary or deflationary pressures could have a negative effect on rental rates and property operating expenses.
Risks that acquisitions will fail to meet expectations
      We intend to continue to acquire multifamily residential properties. However, there are risks that acquisitions will fail to meet our expectations. Our estimates of future income, expenses and the costs of improvements or redevelopment that are necessary to allow us to market an acquired property as originally intended may prove to be inaccurate. We expect to finance future acquisitions, in whole or in part, under various forms of secured or unsecured financing or through the issuance of partnership units by the Operating Partnership or related partnerships or additional equity by Essex. The use of equity financing, rather than debt, for future developments or acquisitions could dilute the interest of Essex’s existing stockholders. If we finance new acquisitions under existing lines of credit, there is a risk that, unless we obtain substitute financing, Essex may not be able to secure further lines of credit for new development or such lines of credit may be not available on advantageous terms.
Risks that development activities will be delayed, not completed, and/or not achieve expected results
      Our development activities may be delayed, not completed or not achieve expected returns which may reduce the funds available for distribution to Essex’s stockholders. Further, the development of properties is also subject to the general risks associated with real estate investments. For further information regarding these risks, please see “Adverse Effect to Property Income and Value Due to General Real Estate Investment Risks.”

      We pursue multifamily residential property development projects and these projects generally require various governmental and other approvals, which have no assurance of being received. Our development activities generally entail certain risks, including the following:

•	funds may be expended and management’s time devoted to projects that may not be completed;

•	construction costs of a project may exceed original estimates, possibly making the project economically unfeasible;

•	development projects may be delayed due to, without limitation, adverse weather conditions, labor shortages, or unforeseen complications;

•	occupancy rates and rents at a completed project may be less than anticipated; and

•	costs at a completed development may be higher than anticipated.
The geographic concentration of our properties and fluctuations in local markets may adversely impact our financial condition and operating results
      We generated significant amounts of rental revenues for the year ended December 31, 2005 from properties concentrated in Southern California (Los Angeles, Ventura, Orange, San Diego and Riverside counties), Northern California (the San Francisco Bay Area), and the Pacific Northwest (the Seattle, Washington and Portland, Oregon metropolitan areas). As of December 31, 2005, more than half (73%) of our properties were located in California. This geographic concentration could present risks if local property market performance falls below expectations. The economic condition of these markets could affect occupancy, market rental rates, and expenses, as well as impact the income generated from our properties and their underlying asset values. The financial results of major local employers also may impact the cash flow and value of certain of the Properties. This could have a negative impact on our financial condition and operating results, which could affect our ability to pay expected dividends to our stockholders.
Competition in the multifamily residential market may adversely affect operations and the rental demand for our properties
      There are numerous housing alternatives that compete with our multifamily properties in attracting residents. These include other multifamily rental apartments and single-family homes that are available for rent in the markets in which the properties are located. Our properties also compete for residents with new and existing homes and condominiums that are for sale. If the demand for our properties is reduced or if competitors develop and/or acquire competing properties on a more cost-effective basis, rental rates may drop, which may have a material adverse affect on our financial condition and results of operations.
      We also face competition from other real estate investment trusts, businesses and other entities in the acquisition, development and operation of properties. Some of the competitors are larger and have greater financial resources than we do. This competition may result in increased costs of properties we acquire and/or develop.
Dividend requirements as a result of preferred stock may lead to a possible inability to sustain dividends
      We have Series F Cumulative Redeemable Preferred Stock (“Series F Preferred Stock”) with an aggregate liquidation preference of approximately $25 million outstanding. In addition, we are required under limited conditions to issue Series B Cumulative Redeemable Preferred Stock (“Series B Preferred Stock”) with an aggregate liquidation preference of $80 million and Series D Cumulative Redeemable Preferred Stock (“Series D Preferred Stock”) with an aggregate liquidation preference of $50 million in each case in exchange for outstanding preferred interests in the Operating Partnership. The terms of the Series B, D, F and G Preferred Stock provide for certain cumulative preferential cash distributions per each share of preferred stock.
      These terms also provide that while such preferred stock is outstanding, we cannot authorize, declare, or pay any distributions on our common stock, unless all distributions accumulated on all shares of such preferred stock have been paid in full. Our failure to pay distributions on such preferred stock will impair our ability to pay dividends on our common stock. Our credit agreement limits our ability to pay dividends on our preferred stock if we fail to satisfy a fixed charge coverage ratio.
      If Essex wishes to issue any common stock in the future (including, upon exercise of stock options), the funds required to continue to pay cash dividends at current levels will be increased. Essex’s ability to pay dividends will depend largely upon the performance of our current properties and other properties that may be acquired or developed in the future.
      If Essex cannot pay dividends on its common stock, Essex’s status as a real estate investment trust may be jeopardized. Our ability to pay dividends on our common stock is further limited by the Maryland General Corporation Law. Under the Maryland General Corporation Law, Essex may not make a distribution on stock if, after giving effect to such distribution, either:

•	we would not be able to pay our indebtedness as it becomes due in the usual course of business; or

•	our total assets would be less than our total liabilities.
Resale of shares pursuant to our effective registration statement may have an adverse effect on the market price of the shares
      Pursuant to the acquisition of John M. Sachs, Inc., a real estate company, in December 2002, we issued 2,719,875 shares of common stock, as partial consideration for the acquisition, to the trusts that were the shareholders of that company. In connection with the acquisition, Essex entered into a registration rights agreement with these trusts, pursuant to which in January 2003 we filed a registration statement on Form S-3 in order to enable the resale of these shares of common stock. In an amendment to this registration statement filed in April 2003, we also registered, pursuant to certain registration rights, 50,000 shares of common stock which are issuable to the trusts in connection with certain contractual obligations and 2,270,490 shares of common stock which are issuable upon exchange of limited partnership interests in the Operating Partnership. These limited partnership interests are held by senior members of our management, certain members of our Board of Directors and certain outside investors, or the Operating Partnership holders, and comprise approximately 9.6% of the limited partnership interests of the Operating Partnership as of December 31, 2005. In the 2003 registration statement, we registered, pursuant to certain registration rights, 1,473,125 shares of common stock, which are issuable upon redemption of all of the limited partnership interests in such real estate partnerships. In total, this 2003 registration statement covers in aggregate 6,513,490 shares of our common stock. In January 2006, we filed registration statements that cover (1) the resale of up to 142,076 shares issuable in connection with our Waterford and Vista Belvedere acquisitions and (2) the resale of shares issuable in connection with the exchange rights of our 3.625% Senior Exchangeable Notes, as to which there is a principal amount of $225 million outstanding. The resale of the shares of common stock pursuant to these various registration statements may have an adverse effect on the market price of our shares.
The exchange and repurchase rights of Exchangeable Senior Notes may be detrimental to holders of common stock
      The Operating Partnership has $225 million principal amount of 3.625% Exchangeable Senior Notes (the “Notes”) outstanding which mature on November 1, 2025. The Notes are exchangeable into our common shares on or after November 1, 2020 or prior to November 1, 2020 under certain circumstances. The Notes are redeemable at our option for cash at any time on or after November 4, 2010 and are subject to repurchase for cash at the option of the holder on November 1st in the years 2010, 2015 and 2020, or upon the occurrence of certain events. The Notes are senior unsecured and unsubordinated obligations of the Operating Partnership. The exchange of Notes for common stock would dilute stockholder ownership in Essex, and could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. If the Notes are not exchanged, the repurchase rights of holders of the Notes may discourage or impede transactions that might otherwise be in the interest of holders of common stock. Further, these repurchase rights might be triggered in situations where we need to conserve our cash reserves, in which event such repurchase might adversely affect us and our common holders.
Our Chairman is involved in other real estate activities and investments, which may lead to conflicts of interest
      Our Chairman, George M. Marcus is not an employee of Essex, and is involved in other real estate activities and investments, which may lead to conflicts of interest. Mr. Marcus owns interests in various other real estate-related businesses and investments. He is the Chairman of The Marcus & Millichap Company, or “TMMC”, which is a holding company for certain real estate brokerage and services companies. TMMC has an interest in Pacific Property Company, a company that invests in West Coast multifamily residential properties. In 1999 we sold an office building to TMMC, which Essex previously occupied as its corporate headquarters.
      Mr. Marcus has agreed not to divulge any information that may be received by him in his capacity as Chairman of Essex to any of his affiliated companies and that he will abstain his vote on any and all resolutions by the Essex Board of Directors regarding any proposed acquisition and/or development of a multifamily property where it appears that there may be a conflict of interest with any of his affiliated companies.
      Notwithstanding this agreement, Mr. Marcus and his affiliated entities may potentially compete with us in acquiring and/or developing multifamily properties, which competition may be detrimental to us. In addition, due to such potential competition for real estate investments, Mr. Marcus and his affiliated entities may have a conflict of interest with us, which may be detrimental to the interests of Essex’s stockholders.
The influence of executive officers, directors and significant stockholders may be detrimental to holders of common stock
      As of December 31, 2005, George M. Marcus, the Chairman of our Board of Directors, wholly or partially owned 1,752,111 shares of common stock (including shares issuable upon exchange of limited partnership interests in the Operating Partnership and certain other partnerships and assuming exercise of all vested options). This represents approximately 7.6% of the outstanding shares of our common stock. Mr. Marcus currently does not have majority control over us. However, he currently has, and likely will continue to have, significant influence with respect to the election of directors and approval or disapproval of significant corporate actions. Consequently, his influence could result in decisions that do not reflect the interests of all our stockholders.
      Under the partnership agreement of the Operating Partnership, the consent of the holders of limited partnership interests is generally required for any amendment of the agreement and for certain extraordinary actions. Through their ownership of limited partnership interests and their positions with us, our directors and executive officers, including Mr. Marcus and Mr. William A. Millichap, a director of Essex, have substantial influence on us. Consequently, their influence could result in decisions that do not reflect the interests of all stockholders.
The voting rights of preferred stock may allow holders of preferred stock to impede actions that otherwise benefit holders of common stock
      In general, the holders of our preferred stock do not have any voting rights. However, if full distributions are not made on any outstanding preferred stock for six quarterly distributions periods, the holders of preferred stock who have not received distributions, voting together as a single class, will have the right to elect two additional directors to serve on our Board of Directors. These voting rights continue until all distributions in arrears and distributions for the current quarterly period on the preferred stock have been paid in full. At that time, the holders of the preferred stock are divested of these voting rights, and the term and office of the directors so elected immediately terminates.

      These voting rights of the preferred stock may allow holders of preferred stock to impede or veto actions that would otherwise benefit the holders of our common stock. While any shares of our preferred stock are outstanding, Essex may not, without the consent of the holders of two-thirds of the outstanding shares of each series of preferred stock, each voting separately as a single class;

•	authorize or create any class of series of stock that ranks senior to such preferred stock with respect to the payment of dividends, rights upon liquidation, dissolution or winding-up of our business;

•	amend, alter or repeal the provisions of Essex’s Charter or Bylaws, that would materially and adversely affect the rights of such series of preferred stock; or

•	in the case of the preferred stock into which our preferred units are exchangeable, merge or consolidate with another entity or transfer substantially all of its assets to another entity, except if such preferred stock remains outstanding with the surviving entity and has the same terms and in certain other circumstances.
The redemption rights of the Series B preferred units, Series D preferred units and Series F preferred stock may be detrimental to holders of Essex common stock
      Upon the occurrence of one of the following events, the terms of the Operating Partnership’s Series B and D Preferred Units require it to redeem all of such units and the terms of Essex’s Series F Preferred Stock provide the holders of the majority of the outstanding Series F Preferred Stock the right to require Essex to redeem all of such stock:

•	Essex completes a “going private” transaction and its common stock is no longer registered under the Securities Exchange Act of 1934, as amended;

•	Essex completes a consolidation or merger or sale of substantially all of its assets and the surviving entity’s debt securities do not possess an investment grade rating; or

•	Essex fails to qualify as a REIT.
      The aggregate redemption price of the Series B Preferred Units would be $80 million, the aggregate redemption price of the Series D Preferred Units would be $50 million and the aggregate redemption price of the Series F Preferred Stock would be $25 million, plus, in each case, any accumulated distributions.
      These redemption rights may discourage or impede transactions that might otherwise be in the interest of holders of common stock. Further, these redemption rights might trigger situations where Essex needs to conserve its cash reserves, in which event such redemption might adversely affect Essex and its common holders.
Maryland business combination law may not allow certain transactions between Essex and its affiliates to proceed without compliance with such law
      The Maryland General Corporation Law establishes special requirements for “business combinations” between a Maryland corporation and “interested stockholders” unless exemptions are applicable. An interested stockholder is any person who beneficially owns ten percent or more of the voting power of the then-outstanding voting stock.
      The law also requires a supermajority stockholder vote for such transactions. This means that the transaction must be approved by at least:

•	80% of the votes entitled to be cast by holders of outstanding voting shares; and

•	66% of the votes entitled to be cast by holders of outstanding voting shares other than shares held by the interested stockholder with whom the business combination is to be effected.
      However, as permitted by the statute, the Board of Directors of Essex irrevocably has elected to exempt any business combination by us, George M. Marcus, William A. Millichap, who are the chairman and a director of Essex, respectively, and TMMC or any entity owned or controlled by Messrs. Marcus and

Millichap and TMMC. Consequently, the super-majority vote requirement described above will not apply to any business combination between us and Mr. Marcus, Mr. Millichap, or TMMC. As a result, we may in the future enter into business combinations with Messrs. Marcus and Millichap and TMMC, without compliance with the super-majority vote requirements and other provisions of the Maryland General Corporation Law.
Anti-takeover provisions contained in the Operating Partnership agreement, charter, bylaws, and certain provisions of Maryland law could delay, defer or prevent a change in control
      While Essex is the sole general partner of the Operating Partnership, and generally has full and exclusive responsibility and discretion in the management and control of the Operating Partnership, certain provisions of the Operating Partnership agreement place limitations on Essex’s ability to act with respect to the Operating Partnership. Such limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our stock or otherwise be in the best interest of the stockholders or that could otherwise adversely affect the interest of Essex’s stockholders. The partnership agreement provides that if the limited partners own at least 5% of the outstanding partnership units in the Operating Partnership, Essex cannot, without first obtaining the consent of a majority-in-interest of the limited partners in the Operating Partnership, transfer all or any portion of our general partner interest in the Operating Partnership to another entity. Such limitations on Essex’s ability to act may result in our being precluded from taking action that the Board of Directors believes is in the best interests of Essex’s stockholders. As of December 31, 2005, George M. Marcus held or controlled more than 50% of the outstanding units of limited partnership interest in the Operating Partnership, allowing such actions to be blocked the limited partner.
      Essex’s Charter authorizes the issuance of additional shares of common stock or preferred stock and the setting of the preferences, rights and other terms of such preferred stock without the approval of the holders of the common stock. We may establish one or more series of preferred stock that could delay, defer or prevent a transaction or a change in control. Such a transaction might involve a premium price for our stock or otherwise be in the best interests of the holders of common stock. Also, such a class of preferred stock could have dividend, voting or other rights that could adversely affect the interest of holders of common stock.
      Essex’s Charter, as well as Essex’s stockholder rights plan, contains other provisions that may delay, defer or prevent a transaction or a change in control that might be in the best interest of Essex’s stockholders. Essex’s stockholder rights plan is designed, among other things, to prevent a person or group from gaining control of us without offering a fair price to all of Essex’s stockholders. The Bylaws may be amended by the Board of Directors to include provisions that would have a similar effect, although Essex presently has no such intention. The Charter contains ownership provisions limiting the transferability and ownership of shares of capital stock, which may have the effect of delaying, deferring or preventing a transaction or a change in control. For example, subject to receiving an exemption from the Board of Directors, potential acquirers may not purchase more than 6% in value of the stock (other than qualified pension trusts which can acquire 9.9%). This may discourage tender offers that may be attractive to the holders of common stock and limit the opportunity for stockholders to receive a premium for their shares of common stock.
      The Maryland General Corporations Law restricts the voting rights of shares deemed to be “control shares.”
      Under the Maryland General Corporations Law, “control shares” are those which, when aggregated with any other shares held by the acquirer, entitle the acquirer to exercise voting power within specified ranges. Although the Bylaws exempt Essex from the control share provisions of the Maryland General Corporations Law, the Board of Directors may amend or eliminate the provisions of the Bylaws at any time in the future. Moreover, any such amendment or elimination of such provision of the Bylaws may result in the application of the control share provisions of the Maryland General Corporations Law not only to control shares which may be acquired in the future, but also to control shares previously acquired. If the provisions of the Bylaws are amended or eliminated, the control share provisions of the Maryland General Corporations Law could delay, defer or prevent a transaction or change in control that might involve a premium price for the stock or otherwise be in the best interests of Essex’s stockholders.

Essex’s joint ventures and joint ownership of properties and partial interests in corporations and limited partnerships could limit Essex’s ability to control such Properties and partial interests
      Instead of purchasing properties directly, we have invested and may continue to invest as a co-venturer. Joint venturers often have shared control over the operation of the joint venture assets. Therefore, it is possible that the co-venturer in an investment might become bankrupt, or have economic or business interests or goals that are inconsistent with our business interests or goals, or be in a position to take action contrary to our instructions or requests, or our policies or objectives. Consequently, a co-venturer’s actions might subject property owned by the joint venture to additional risk. Although we seek to maintain sufficient influence of any joint venture to achieve its objectives, we may be unable to take action without our joint venture partners’ approval, or joint venture partners could take actions binding on the joint venture without consent. Should a joint venture partner become bankrupt, we could become liable for such partner’s share of joint venture liabilities.
      From time to time, we, through the Operating Partnership, invest in corporations, limited partnerships, limited liability companies or other entities that have been formed for the purpose of acquiring, developing or managing real property. In certain circumstances, the Operating Partnership’s interest in a particular entity may be less than a majority of the outstanding voting interests of that entity. Therefore, the Operating Partnership’s ability to control the daily operations of such an entity may be limited. Furthermore, the Operating Partnership may not have the power to remove a majority of the board of directors (in the case of a corporation) or the general partner or partners (in the case of a limited partnership) of such an entity in the event that its operations conflict with the Operating Partnership’s objectives. The Operating Partnership may not be able to dispose of its interests in such an entity. In the event that such an entity becomes insolvent, the Operating Partnership may lose up to its entire investment in and any advances to the entity. We have and in the future may enter into transactions that could require us to pay the tax liabilities of partners, which contribute assets into joint ventures or the Operating Partnership, in the event that certain taxable events, which are within our control, occur. Although we plan to hold the contributed assets or defer recognition of gain on their sale pursuant to the like-kind exchange rules under Section 1031 of the Internal Revenue Code, we can provide no assurance that we will be able to do so and if such tax liabilities were incurred they can expect to have a material impact on our financial position.
Dedicated investment activities and other factors specifically related to Fund II
      Fund II involves risks to us such as the following:

•	our partners in Fund II might remove Essex as the general partner of Fund II;

•	our partners in Fund II might become bankrupt (in which event we might become generally liable for the liabilities of Fund II);

•	have economic or business interests or goals that are inconsistent with our business interests or goals;

•	fail to fund capital commitments as contractually required; or

•	fail to approve decisions regarding Fund II that are in our best interest.
      We will, however, generally seek to maintain sufficient influence over Fund II to permit it to achieve its business objectives.
Investments in mortgages and other real estate securities
      We may invest in securities related to real estate, which could adversely affect our ability to make distributions to stockholders. We may purchase securities issued by entities, which own real estate and invest in mortgages or unsecured debt obligations. These mortgages may be first, second or third mortgages that may or may not be insured or otherwise guaranteed. In general, investments in mortgages include the following risks:

•	that the value of mortgaged property may be less than the amounts owed, causing realized or unrealized losses;

•	the borrower may not pay indebtedness under the mortgage when due, requiring us to foreclose, and the amount recovered in connection with the foreclosure may be less than the amount owed;

•	that interest rates payable on the mortgages may be lower than our cost of funds; and

•	in the case of junior mortgages, that foreclosure of a senior mortgage would eliminate the junior mortgage.
      If any of the above were to occur, cash flows from operations and our ability to make expected dividends to stockholders could be adversely affected.
Possible environmental liabilities
      Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances on, in, to or migrating from such property. Such laws often impose liability without regard as to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner’s or operator’s ability to sell or rent such property or to borrow using such property as collateral. Persons exposed to such substances, either through soil vapor or ingestion of the substances may claim personal injury damages. Persons who arrange for the disposal or treatment of hazardous or toxic substances or wastes also may be liable for the costs of removal or remediation of such substances at the disposal or treatment facility to which such substances or wastes were sent, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials (“ACMs”) into the air, and third parties may seek recovery from owners or operators of real properties for personal injury associated with ACMs. In connection with the ownership (direct or indirect), operation, management and development of real properties, the Company could be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, may be potentially liable for removal or remediation costs, as well as certain other costs, including governmental fines and costs related to injuries of persons and property.
      Investments in real property create a potential for environmental liabilities on the part of the owner of such real property. We carry certain limited insurance coverage for this type of environmental risk. We have conducted environmental studies which revealed the presence of groundwater contamination at certain properties. Such contamination at certain of these properties was reported to have migrated on-site from adjacent industrial manufacturing operations. The former industrial users of the properties were identified as the source of contamination. The environmental studies noted that certain properties are located adjacent to any possible down gradient from sites with known groundwater contamination, the lateral limits of which may extend onto such properties. The environmental studies also noted that at certain of these properties, contamination existed because of the presence of underground fuel storage tanks, which have been removed. In general, in connection with the ownership, operation, financing, management and development of real properties, we may be potentially liable for removal or clean-up costs, as well as certain other costs and environmental liabilities. We may also be subject to governmental fines and costs related to injuries to persons and property.
      Recently there has been an increasing number of lawsuits against owners and managers of multifamily properties alleging personal injury and property damage caused by the presence of mold in residential real estate. Some of these lawsuits have resulted in substantial monetary judgments or settlements. Essex has been sued for mold related matters and has settled some, but not all, such matters, which matters remain unresolved and pending. Insurance carriers have reacted to mold related liability awards by excluding mold related claims from standard policies and pricing mold endorsements at prohibitively high rates. Essex has, however, purchased pollution liability insurance, which includes limited coverage for mold, although the insurance may not cover all pending or future mold claims. Essex has adopted programs designed to manage the existence of mold in its properties as well as guidelines for promptly addressing and resolving reports of mold to minimize any impact mold might have on residents or the property. Essex cannot assure you that it will not be sued in the future for mold related matters not can it assure you that the liabilities resulting from such current or future mold related matters will not be substantial. The costs of carrying insurance to address potential mold related claims may also be substantial.
      California has enacted legislation commonly referred to as “Proposition 65” requiring that “clear and reasonable” warnings be given to consumers who are exposed to chemicals known to the State of California to cause cancer or reproductive toxicity, including tobacco smoke. Although we have sought to comply with Proposition 65 requirements, we cannot assure you that we will not be adversely affected by litigation relating to Proposition 65.
      Methane gas is a naturally-occurring gas that is commonly found below the surface in several areas, particularly in the Southern California coastal areas. Methane is a non-toxic gas, but can be ignitable in confined spaces. Although naturally-occurring, methane gas is not regulated at the state or federal level, some local governments, such as the County of Los Angeles, have imposed requirements that new buildings install detection systems in areas where methane gas is known to be located.
      Methane gas is also associated with certain industrial activities, such as former municipal waste landfills. Radon is also a naturally-occurring gas that is found below the surface. Essex cannot assure you that it will not be adversely affected by costs related to its compliance with methane gas related requirements or litigation costs related to methane or radon gas.
      Except with respect to three Properties, the Company has no indemnification agreements from third parties for potential environmental clean-up costs at its Properties. The Company has no way of determining at this time the magnitude of any potential liability to which it may be subject arising out of unknown environmental conditions or violations with respect to the properties formerly owned by the Company. No assurance can be given that existing environmental studies with respect to any of the Properties reveal all environmental liabilities, that any prior owner or operator of a Property did not create any material environmental condition not known to the Company, or that a material environmental condition does not exist as to any one or more of the Properties. The Company has limited insurance coverage for the types of environmental liabilities described above.
General uninsured losses
      We have a comprehensive insurance program covering our property and operating activities. There are, however, certain types of extraordinary losses for which we may not have insurance. Accordingly, we may sustain uninsured losses due to insurance deductibles, self-insured retention, uninsured claims or casualties, or losses in excess of applicable coverage.
Changes in real estate tax and other laws
      Generally we do not directly pass through costs resulting from changes in real estate tax laws to residential property tenants. We also do not generally pass through increases in income, service or other taxes, to tenants under leases. These costs may adversely affect funds from operations and the ability to make distributions to stockholders. Similarly, compliance with changes in (i) laws increasing the potential liability for environmental conditions existing on properties or the restrictions on discharges or other conditions or (ii) rent control or rent stabilization laws or other laws regulating housing may result in significant unanticipated expenditures, which would adversely affect funds from operations and the ability to make distributions to stockholders.

Changes in financing policy; no limitation on debt
      We have adopted a policy of maintaining a debt-to-total-market-capitalization ratio of less than 50%. The calculation of debt-to-total-market-capitalization is as follows: total property indebtedness divided by the sum of total property indebtedness plus total equity market capitalization. As used in this calculation, total equity market capitalization is equal to the aggregate market value of the outstanding shares of common stock (based on the greater of current market price or the gross proceeds per share from public offerings of the outstanding shares plus any undistributed net cash flow), assuming the conversion of all limited partnership interests in the Operating Partnership into shares of common stock and the gross proceeds of the preferred units. Based on this calculation (including the current market price and excluding undistributed net cash flow), our debt-to-total-market-capitalization ratio was approximately 35% as of December 31, 2005.
      Our organizational documents do not limit the amount or percentage of indebtedness that may be incurred. Accordingly, the Board of Directors of Essex could change current policies and the policies of the Operating Partnership regarding indebtedness. If we changed these policies, we could incur more debt, resulting in an increased risk of default on our obligations and the obligations of the Operating Partnership, and an increase in debt service requirements that could adversely affect our financial condition and results of operations. Such increased debt could exceed the underlying value of the Properties.
We are subject to certain tax risks
      Essex has elected to be taxed as a REIT under the Internal Revenue Code. Essex’s qualification as a REIT requires it to satisfy numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Internal Revenue Code provisions for which there are only limited judicial or administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within Essex’s control. Although Essex intends that its current organization and method of operation enable it to qualify as a REIT, it cannot assure you that it so qualifies or that it will be able to remain so qualified in the future. Future legislation, new regulations, administrative interpretations or court decisions (any of which could have retroactive effect) could adversely affect Essex’s ability to qualify as a REIT or adversely affect its stockholders. If it fails to qualify as a REIT in any taxable year, Essex would be subject to U.S. federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates, and would not be allowed to deduct dividends paid to its shareholders in computing its taxable income. Essex may also be disqualified from treatment as a REIT for the four taxable years following the year in which it failed to qualify. The additional tax liability would reduce its net earnings available for investment or distribution to stockholders, and it would no longer be required to make distributions to its stockholders. Even if Essex continues to qualify as a REIT, it will continue to be subject to certain federal, state and local taxes on its income and property.
      Essex has established several taxable REIT subsidiaries. Despite Essex’s qualification as a REIT, its taxable REIT subsidiaries must pay U.S. federal income tax on their taxable income. While Essex will attempt to ensure that its dealings with its taxable REIT subsidiaries will not adversely affect its REIT qualification, it cannot provide assurance that it will successfully achieve that result. Furthermore, Essex may be subject to a 100% penalty tax, or its taxable REIT subsidiaries may be denied deductions, to the extent its dealings with its taxable REIT subsidiaries are not deemed to be arm’s length in nature. No assurances can be given that Essex’s dealings with its taxable REIT subsidiaries will be arm’s length in nature.
      From time to time, we may transfer or otherwise dispose of some of our Properties. Under the Internal Revenue Code, any gain resulting from transfers of Properties that we hold as inventory or primarily for sale to customers in the ordinary course of business would be treated as income from a prohibited transaction subject to a 100% penalty tax. Since we acquire properties for investment purposes, we do not believe that our occasional transfers or disposals of property are prohibited transactions. However, whether property is held for investment purposes is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. The Internal Revenue Service may contend that certain transfers or disposals of properties by us are prohibited transactions. If the Internal Revenue Service were to argue successfully that a transfer or disposition of property constituted a prohibited transaction, then Essex would be required to pay a

100% penalty tax on any gain allocable to Essex from the prohibited transaction and Essex’s ability to retain future gains on real property sales may be jeopardized. Income from a prohibited transaction might adversely affect Essex’s ability to satisfy the income tests for qualification as a REIT for U.S. federal income tax purposes. Therefore, no assurances can be given that Essex will be able to satisfy the income tests for qualification as a REIT.

USE OF PROCEEDS
      We expect that the net proceeds from this offering will be approximately $          , after deducting offering expenses payable by us and assuming the underwriter does not exercise its over-allotment option to purchase up to                      shares of our Series G Preferred Stock. We expect to use the net proceeds of the offering to pay down outstanding borrowings under its lines of credit, which bore interest at a blended rate of 5.76% for the quarter ended June 30, 2006, fund the development pipeline and for general corporate purposes.
RATIO OF EARNINGS TO FIXED CHARGES
      The following table sets forth our ratio of earnings to fixed charges for the periods shown:

	Quarter Ended
	March 31,		Year Ended December 31,
	2006		2005		2004		2003		2002		2001

Ratio of earnings to fixed charges (excluding preferred return and preferred unit dividends)	1.59	x	1.85	x	2.44	x	1.94	x	2.17	x	2.45x
      The ratios of earnings to fixed charges was computed by dividing earnings by fixed charges. For this purpose, earnings consist of net income from continuing operations before minority interest and fixed charges. Fixed charges consist of interest expense (including interest costs capitalized) and the amortization of debt issuance costs.
      The above ratios from January 1, 2002 through December 31, 2003 reflect the retroactive adoption of FIN 46R and SFAS 123. The above ratio for 2001 has not been restated to reflect the retroactive adoption of FIN 46R and SFAS 123. Because 2001 results have not been restated, the results for that period may not be comparable to the results for the later periods set forth above. The above ratios from January 1, 2002 through December 31, 2004 have been reclassified to reflect discontinued operations for properties sold subsequent to December 31, 2004. The ratio for 2001 has not been restated. Because 2001 results have not been restated, the results for that period may not be comparable to the results for the later periods set forth above.

PRICE RANGE OF ESSEX PROPERTY TRUST, INC. SHARES OF COMMON STOCK
      Essex’s common shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “ESS.”
Price Range
      Essex’s common shares have been traded on the NYSE since June 13, 1994. The high and low price per share of common stock, as reported on the NYSE, for the quarters indicated are as follows:

Quarter Ended	High	Low

September 30, 2006 (through July 19, 2006)	$117,74	$111.54
June 30, 2006	$111.90	$100.90
March 31, 2006	$111.10	$92.10
December 31, 2005	$93.44	$80.35
September 30, 2005	$93.14	$82.86
June 30, 2005	$86.13	$68.50
March 31, 2005	$84.32	$68.56
December 31, 2004	$85.43	$71.65
September 30, 2004	$75.31	$64.89
June 30, 2004	$69.73	$58.15
March 31, 2004	$66.64	$60.65
Dividends and Distributions
      Since its initial public offering on June 13, 1994, Essex has paid regular quarterly dividends to its stockholders. Essex has paid the following dividends per share of common stock for the periods indicated below

Quarter Ended	2003	2004	2005	2006

March 31	$0.7800	$0.7900	$0.8100	$0.8400
June 30	$0.7800	$0.7900	$0.8100	—
September 30	$0.7800	$0.7900	$0.8100	—
December 31	$0.7800	$0.7900	$0.8100	—
      Future distributions by Essex will be at the discretion of its Board of Directors and will depend on the actual funds from operations of Essex, its financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Internal Revenue Code, applicable legal restrictions and such other factors as Essex’s Board of Directors deems relevant. There are currently no contractual restrictions on Essex’s present or future ability to pay dividends.

DESCRIPTION OF PREFERRED STOCK
      This description of the particular terms of the Series G Preferred Stock supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of our preferred stock set forth in the accompanying prospectus, to which description reference is hereby made.
General
      As of March 31, 2006, the total number of shares of all classes of capital stock that Essex had authority to issue was 1,000,000,000 shares, consisting of 655,682,178 Essex common shares of common stock, par value $0.0001 per share, 14,317,822 shares of preferred stock, par value $0.0001 per share, and 330,000,000 shares of excess stock.
      As of March 31, 2006, there were 22,889,971 Essex common shares issued and outstanding. Up to 1,375,400 shares of common stock have been reserved for issuance under Essex Property Trust, Inc. 1994 Stock Incentive Plan and up to 406,500 shares of common stock have been reserved for issuance under Essex Property Trust, Inc. 1994 Employee Stock Purchase Plan. In addition, as of March 31, 2006, an aggregate of 2,293,978 shares of common stock may be issued upon the exchange of outstanding limited partnership interests in the Operating Partnership and an additional 182,104 shares of common stock would be issuable in exchange for non-forfeitable Series Z and Z-1 Incentive Units in the Operating Partnership, subject to meeting certain requirements with respect to the Series Z and Z-1 Incentive Units program. In addition, certain partners in limited partnerships in which the Operating Partnership has invested, have the right to have their limited partnership interests in such partnership redeemed for cash or, at our option, for an aggregate of 1,342,975 shares of common stock. In addition, as of March 31, 2005, there were 1,000,000 shares of Essex’s 7.8125% Series F Cumulative Preferred Stock issued and outstanding.
      Our board of directors has adopted articles supplementary to our charter relating to up to                      shares of                     % Series G Cumulative Convertible Preferred Stock. The offering of our Series G Preferred Stock relates to                      shares of Series G Preferred Stock (plus up to an additional                      shares of Series G Preferred Stock upon the exercise of the underwriter’s over-allotment option). The Series G Preferred Stock is a series of our preferred stock.
      The following summary of the terms and provisions of the Series G Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our charter and the articles supplementary creating the Series G Preferred Stock, which are available from us.
Ranking
      The Series G Preferred Stock will be, with respect to dividend rights and rights upon liquidation, dissolution or winding up of our company:

•	junior to all our existing and future debt obligations;

•	junior to each class or series of our capital stock other than (a) our common stock and any other class or series of our capital stock the terms of which provide that such class or series will rank junior to the Series G Preferred Stock and (b) any other class or series of our capital stock the terms of which provide that such class or series will rank on a parity with the Series G Preferred Stock;

•	on a parity with any other class or series of our capital stock (including our (i) Series F Preferred Stock, (ii) Series B Preferred Stock that may be issued in certain circumstances upon conversion of the Series B Preferred Partnership Units (the “Series B Preferred Stock”) and (iii) Series D Preferred Stock that may be issued in certain circumstances upon conversion of the Series D Preferred Partnership Units (the “Series D Preferred Stock”), the rights of the holders of which (a) are not given preference over the rights of the holders of the Series G Preferred Stock either as to dividends or as to distributions in the event of our liquidation, dissolution or winding up and (b) rank on a parity with the rights of the holders of the Series G Preferred Stock as to dividends or as to distributions in the event of our liquidation, dissolution or winding up, or both; senior to our common stock and any other class or series of our capital stock, the rights of the holders of which are junior and subordinate to the rights of the holders of the Series G Preferred Stock both as to dividends and as to distributions in the event of our liquidation, dissolution or winding up; and

•	effectively junior to all of our subsidiaries’ existing and future liabilities.

      We refer to any security described in the third bullet above as Parity Preferred.
Dividends
      Holders of Series G Preferred Stock (or Series G Preferred Stockholders) are entitled to receive, when and as authorized by our board of directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of                     % per annum of the $25.00 liquidation preference (equivalent to $          per share). Such dividends will be cumulative from July      , 2006 for shares issued in this offering, and will be payable to investors quarterly in arrears on January 31, April 30, July 31 and October 31, of each year or, if not a business day, the next succeeding business day (each, a Dividend Payment Date). The first dividend for shares issued in this offering will be payable on October 31, 2006 and will be for more than the full quarterly dividend period. Any dividend payable on the Series G Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to Series G Preferred Stockholders of record as they appear in our stock records at the close of business on the applicable record date, which will be the first day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by our board of directors for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”).
      As used in this prospectus supplement, “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.
      No dividends on shares of Series G Preferred Stock will be declared by us or paid or set apart for payment by us at such time as the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment will be restricted or prohibited by law.
      Notwithstanding the foregoing, dividends on the Series G Preferred Stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series G Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable.
      Except as set forth in the next paragraph, unless full cumulative dividends on the Series G Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for such full payment is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in shares of common stock or in shares of any series of preferred stock that we may issue ranking junior to the Series G Preferred Stock as to dividends and upon liquidation) will be declared or paid or set aside for payment on our common stock or preferred stock that we may issue ranking junior to or on parity with the Series G Preferred Stock as to the payment of dividends or distributions upon liquidation. Nor will any other distribution be declared or made upon shares of our common stock or preferred stock that we may issue ranking junior to or on a parity with the Series G Preferred Stock as to dividends or upon liquidation. In addition, any shares of our common stock or preferred stock that we may issue ranking junior to or on a parity with the Series G Preferred Stock as to dividends or upon liquidation will not be redeemed, repurchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by us (except by conversion into or exchange for our other capital stock that we may issue ranking junior to the Series G Preferred Stock as to dividends and upon liquidation and except for transfers made pursuant to the provisions of our charter relating to restrictions on ownership and transfers of our capital stock).

      When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series G Preferred Stock and the shares of any other series of Parity Preferred, all dividends declared upon the Series G Preferred Stock and the shares of any other series of Parity Preferred will be declared pro rata so that the amount of dividends declared per share of the Series G Preferred Stock and the shares of any other series of Parity Preferred will in all cases bear to each other the same ratio that accrued dividends per share on the Series G Preferred Stock and the shares of any other series of Parity Preferred (which will not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series G Preferred Stock which may be in arrears.
      Series G Preferred Stockholders will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series G Preferred Stock as provided above. Any dividend payment made on shares of the Series G Preferred Stock will first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.
Liquidation Preference
      Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, our Series G Preferred Stockholders are entitled to be paid out of our assets that are legally available for distribution to our stockholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) to the date of payment, before any distribution of assets is made to our common stockholders or to holders of any series of our preferred stock that we may issue that ranks junior to the Series G Preferred Stock as to liquidation rights (but after any payments are made to holders of our debt, holders of our subsidiaries’ debt and holders of any other of our equity securities that we may issue ranking senior to the Series G Preferred Stock as to liquidation rights).
      In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series G Preferred Stock and the corresponding amounts payable on all shares of other classes or series of Parity Preferred, then the Series G Preferred Stockholders and stockholders of such classes or series of Parity Preferred will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
      Series G Preferred Stockholders will be entitled to written notice of any such liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, our Series G Preferred Stockholders will have no right or claim to any of our remaining assets. The consolidation or merger of us with or into any other corporation, trust or entity or of any other corporation with or into us, or the sale, lease or conveyance of all or substantially all of our assets or business, will not be deemed to constitute a liquidation, dissolution or winding up of us.
Voting Rights
      Our Series G Preferred Stockholders do not have any voting rights, except as set forth below.
      While any shares of the Series G Preferred Stock are outstanding, we will not, without the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of the Series G Preferred Stock (voting separately as a class) (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of beneficial interest ranking senior to the Series G Preferred Stock with respect to payment of distributions or rights upon voluntary or involuntary liquidation, dissolution or winding-up or reclassify any of our authorized shares of capital stock into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares, or (ii) either amend, alter or repeal the provisions of the our charter or bylaws, whether by amendment, merger, consolidation or otherwise, so as to materially and adversely affect the preferences, other rights, voting powers, restrictions, limitations as to distributions, qualifications, or terms and conditions of redemption, of any outstanding shares of the Series G Preferred Stock or the holders thereof. Any increase in the amount of authorized preferred stock or the creation or issuance of any other series of preferred stock, or any increase in an amount of authorized shares of each series, in each case ranking junior or on parity to the Series G Preferred Stock with respect to payment of distributions and the distribution of assets upon voluntary of involuntary liquidation, dissolution or winding-up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers. We may create additional classes of preferred stock on parity with the Series G Preferred Stock and stock that is junior to the Series G Preferred Stock, increase the authorized number of shares of preferred stock on parity with the Series G Preferred Stock and stock that is junior to the Series G Preferred Stock and issue additional series of preferred stock on parity with the Series G Preferred Stock and stock that is junior to the Series G Preferred Stock without the consent of any holder of Series G Preferred Stock.
      If at any time full dividends shall not have been made on any Series G Preferred Stock with respect to any six (6) prior quarterly dividend periods, whether consecutive or not (a “Preferred Dividend Default”), such that dividends for such six (6) dividend periods have not been fully paid and are outstanding in whole or in part at the same time, the holders of the Series G Preferred Stock shall have the right to participate in a class vote together with the holders of Series B Preferred Stock, Series D Preferred Stock and Series F Preferred Stock (to the extent such holders choose to participate in the election of Preferred Stock Directors in lieu of receipt of the default distribution rate pursuant to the terms of the Series F Preferred Stock) to elect two additional directors to serve on our Board of Directors (the “Preferred Stock Directors”) at a special meeting called by the holders of record of at least 10% of the outstanding shares of Series G Preferred Stock or any series of such preferred stock or at the next annual meeting of the stockholders, and at each subsequent annual meeting of stockholders or special meeting held in lieu thereof, until all such dividends in arrears and dividends for the current quarterly period on the Series G Preferred Stock and each series of such preferred stock have been paid in full. At any such annual or special meeting, the holders of the Series B Preferred Stock, the Series D Preferred Stock, the Series F Preferred Stock (to the extent such holders choose to participate in the election of Preferred Stock Directors in lieu of receipt of the default distribution rate pursuant to the terms of the Series F Preferred Stock) and any subsequently issued series of preferred stock upon which like voting rights have been conferred and are exercisable, will be entitled to cast votes for such Preferred Stock Directors on the basis of one vote per $50.00 of liquidation preference to which such class of preferred stock is entitled by its terms (excluding amounts in respect of accumulated and unpaid dividends) and not cumulatively. If and when all accumulated dividends and the dividend for the current dividend period on the Series G Preferred Stock shall have been paid in full or irrevocably set aside for payment in full, the holders of the Series G Preferred Stock shall be divested of these voting rights (subject to revesting at such holders option in the event of each and every Preferred Dividend Default) and, if all dividends in arrears and the dividends for the current dividend period have been paid in full or irrevocably set aside for payment in full on all other preferred stock upon which like voting rights have been conferred and are exercisable, the term and office of each Preferred Stock Director so elected shall immediately terminate. Any Preferred Stock Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series G Preferred Stock when they have these voting rights voting separately as a single class with all other preferred stock upon which like voting rights have been conferred and are exercisable. So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series G Preferred Stock when they have these voting rights voting separately as a single class with all other classes or series of Parity Preferred upon which like voting rights have been conferred and are exercisable. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.
Restrictions on Ownership
      To ensure that we maintain our qualification as a REIT for federal income tax purposes, our charter provides that no person or entity may own more than 6.0% of the value of our outstanding shares of capital stock, including the Series G Preferred Stock with some exceptions. See “Description of Common Stock and

Preferred Stock” in the accompanying prospectus and “Risk Factors — Our charter contains limits on ownership of our Series G Preferred Stock which could have adverse consequences to you” above.
Maturity
      Our Series G Preferred Stock has no maturity date and we are not required to redeem the Series G Preferred Stock. Accordingly, the Series G Preferred Stock will remain outstanding indefinitely unless a Series G Preferred Stockholder or we decide to convert it or a Series G Preferred Stockholder elects to have us repurchase them upon a Fundamental Change (as defined below). See “— Conversion Rights,” “— Company Conversion Option” and “— Purchase of Series G Preferred Stock Upon a Fundamental Change” below.
Redemption
      We may not redeem the Series G Preferred Stock, except as described in the immediately succeeding paragraph. On or after July 31, 2011, we have the right to require each Series G Preferred Stockholder to convert its Series G Preferred Stock. See “— Company Conversion Option” below.
      Subject to the terms and conditions of any preferred stock on parity with the Series G Preferred Stock and the rights of any series of preferred stock which may from time to time come into existence, in the event of (i) the completion of a “Rule 13e-3 transaction” (as defined in Rule 13e-3 under the Exchange Act) by us in which, as a result of such transaction, our common stock is no longer registered under Section 12 of the Exchange Act, except that this clause (i) shall not apply to any involuntary delisting of our common stock from the New York Stock Exchange or any national securities exchange (as defined in the Exchange Act), (ii) the completion of a consolidation or merger or other business combination of us into any corporation, trust or entity and, if the surviving entity has outstanding debt securities (regardless if these debt securities are publicly traded), such debt securities do not possess at least the lowest credit rating level established as investment grade from either Standard & Poor’s, Moody’s Investor Service or Fitch Ratings (it being understood that as of the date hereof the lowest investment grade rating of Standard &Poor’s is BBB-, the lowest investment grade rating of Moody’s is Baa3 and the lowest investment grade rating of Fitch Ratings is BBB-) or (iii) our failure to qualify as a real estate investment trust as defined in Section 856 (or any successor section) of the Internal Revenue Code of 1986, as amended, except where such failure arises in connection with the consolidation or merger or other business combination of us into any corporation, trust or entity in which we are not the surviving entity and the surviving entity qualifies as a real estate investment trust, if requested in writing by the holders of not less than a majority of the then outstanding Series G Preferred Stock that all shares of Series G Preferred Stock be redeemed, we will redeem all the shares of Series G Preferred Stock held by all holders of Series G Preferred Stock by paying in cash in exchange for the shares of Series G Preferred Stock to be redeemed a sum equal to $25.00 per share plus all accumulated but unpaid dividends on such shares to the date of redemption, except as otherwise provided below. Such request for redemption by the holders of not less than a majority of the then outstanding Series G Preferred Stock that all shares of Series G Preferred Stock be redeemed must be received by us no later than forty-five (45) days following the date of mailing to the holders of record of the Series G Preferred Stock of written notice from us of the occurrence of an event specified above. Written notice of such event shall be mailed by us and addressed to the respective holders of record of the Series G Preferred Stock at their respective addresses as they appear on our transfer records. Upon receipt of such request for redemption, we will provide notice of the date of redemption (which shall be no later than sixty (60) days following the receipt of such request for redemption) to the holders of Series G Preferred Stock and redeem the shares of Series G Preferred Stock.
Conversion Rights
      Series G Preferred Stockholders, at their option, may convert some or all of their outstanding Series G Preferred Stock initially at a conversion rate of                      shares of common stock per $25.00 liquidation preference (the “Conversion Rate”), which is equivalent to an initial conversion price of approximately

$          per share of common stock (subject to adjustment in certain events). Shares of our Series G Preferred Stock will only be convertible into shares of our common stock.
      We will not issue fractional shares of common stock upon the conversion of Series G Preferred Stock. Instead, we will pay the cash value of such fractional shares based upon the closing sale price of our common stock on the trading day immediately prior to the Conversion Date or the Company Conversion Option Date, as the case may be (each as defined below).
      Series G Preferred Stockholders are not entitled to any rights of a common stockholder until such Series G Preferred Stockholder has converted its Series G Preferred Stock, and only to the extent the Series G Preferred Stock are deemed to have been converted to common stock under our articles supplementary pertaining to the Series G Preferred Stock.
Company Conversion Option
      On or after July 31, 2011, we may, at our option, convert some or all of the Series G Preferred Stock into that number of shares of common stock that are issuable at the then prevailing Conversion Rate (we refer to this option as the “Company Conversion Option”). We may exercise our Company Conversion Option only if the closing sale price of our common stock equals or exceeds 130% of the then prevailing conversion price of the Series G Preferred Stock for at least twenty (20) trading days in a period of thirty (30) consecutive trading days (including the last trading day of such period) ending on the trading day immediately prior to our issuance of a press release announcing the exercise of our Company Conversion Option as described below.
      If we convert less than all of the outstanding Series G Preferred Stock, the transfer agent will select the shares by lot, on a pro rata basis or in accordance with any other method the transfer agent considers fair and appropriate. We may convert the Series G Preferred Stock only in a whole number of shares. If a portion of a holder’s Series G Preferred Stock is selected for partial conversion by us and the holder converts a portion of such Series G Preferred Stock, the number of shares of Series G Preferred Stock subject to conversion by us will be reduced by the number of shares that the holder converted.
      The “closing sale price” of our common stock on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on such date as reported by the NYSE or, if our common stock is not reported by the NYSE, in composite transactions for the principal other U.S. national or regional securities exchange on which our common stock is traded or on NASDAQ. If our common stock is not listed for trading on a U.S. national or regional securities exchange and not reported by NASDAQ on the relevant date, the “closing sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau Incorporated or similar organization. If our common stock is not so quoted, the “closing sale price” will be the average of the mid-point of the last bid and asked prices for our common stock on the relevant date from each of at least three independent nationally recognized investment banking firms selected by us for this purpose.
      “Trading day” means a day during which trading in securities generally occurs on the NYSE or, if our common stock is not quoted on the NYSE, then a day during which trading in securities generally occurs on the principal U.S. securities exchange on which our common stock is listed or, if our common stock is not listed on a U.S. national or regional securities exchange, then on the principal other market on which our common stock is then traded or quoted.
      To exercise our Company Conversion Option described above, we must issue a press release for publication on the Dow Jones & Company, Inc., Business Wire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public) prior to the opening of business on the first trading day following any date on which the conditions described in the preceding paragraph are met, announcing such conversion. We will also give notice by mail or by publication (with subsequent prompt notice by mail) to our Series G Preferred Stockholders (not more than four

(4) trading days after the date of the press release) of the exercise of our Company Conversion Option announcing our intention to convert the Series G Preferred Stock. The effective date for any Company Conversion Option (the “Company Conversion Option Date”) will be the date that is five (5) trading days after the date on which we issue such press release.
      In addition to any information required by applicable law or regulation, the press release and notice of the exercise of our Company Conversion Option will state, as appropriate:

•	the Company Conversion Option Date;

•	the number of shares of common stock to be issued upon conversion of each Series G Preferred Stock;

•	the number of shares of Series G Preferred Stock to be converted; and

•	that dividends on the Series G Preferred Stock to be converted will cease to accrue on the Company Conversion Option Date.
Conversion Procedures
      Series G Preferred Stockholders may convert some or all of their shares by surrendering to us at our principal office or at the office of our transfer agent, as may be designated by our board of directors, the certificate or certificates for the Series G Preferred Stock to be converted accompanied by a written notice stating that the Series G Preferred Stockholder elects to convert all or a specified whole number of those shares in accordance with the provisions described in this prospectus supplement and specifying the name or names in which the Series G Preferred Stockholder wishes the certificate or certificates for the shares of common stock to be issued. In case the notice specifies a name or names other than the Series G Preferred Stockholder’s name, the notice will be accompanied by payment of all transfer taxes payable upon the issuance of shares of common stock in that name or names. Other than those taxes, we will pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of common stock upon conversion of the Series G Preferred Stock. As promptly as practicable after the surrender of that certificate or certificates and the receipt of the notice relating to the conversion and payment of all required transfer taxes, if any, or the demonstration to our satisfaction that those taxes have been paid, we will deliver or cause to be delivered (a) certificates representing the number of validly issued, fully paid and non-assessable shares of common stock to which the Series G Preferred Stockholders, or the Series G Preferred Stockholder’s transferee, will be entitled and (b) if less than the full number of Series G Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by the surrendered certificate or certificates, less the number of shares being converted. This conversion will be deemed to have been made at the close of business on the date of giving the notice and of surrendering the certificate or certificates representing the shares of the Series G Preferred Stock to be converted (the “Conversion Date”) so that the Series G Preferred Stockholder’s rights as to the shares being converted will cease except for the right to receive the conversion value, and, if applicable, the person entitled to receive shares of common stock will be treated for all purposes as having become the record holder of those shares of common stock at that time.
      In lieu of the foregoing procedures, if the Series G Preferred Stock are held in global certificate form, the Series G Preferred Stockholder must comply with the procedures of DTC to convert the Series G Preferred Stockholder’s beneficial interest in respect of the Series G Preferred Stock evidenced by a global stock certificate of the Series G Preferred Stock.
      Series G Preferred Stockholders are not eligible to exercise any rights of a common stockholder until they have converted their Series G Preferred Stock into common stock.
      In case any Series G Preferred Stock are to be converted pursuant to our Company Conversion Option, a Series G Preferred Stockholder’s right to voluntarily convert those shares of Series G Preferred Stock will terminate if we have not received such Series G Preferred Stockholder’s conversion notice by 5:00 p.m., New

York City time, on the business day immediately preceding the date fixed for conversion pursuant to our Company Conversion Option.
      If more than one share of our Series G Preferred Stock is surrendered for conversion by the same stockholder at the same time, the number of shares of full common stock issuable on conversion of those Series G Preferred Stock will be computed on the basis of the total number of shares Series G Preferred Stock so surrendered.
      We will at all times reserve and keep available, free from preemptive rights out of our authorized but unissued shares of capital stock, for issuance upon the conversion of Series G Preferred Stock, a number of our authorized but unissued shares of common stock that will from time to time be sufficient to permit the conversion of all outstanding Series G Preferred Stock.
      Before the delivery of any securities upon conversion of the Series G Preferred Stock, we will comply with all applicable federal and state laws and regulations. All common stock delivered upon conversion of the Series G Preferred Stock will upon delivery be duly and validly issued, fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.
      If a Series G Preferred Stockholder has exercised its right to require us to repurchase shares of Series G Preferred Stock as described under “— Repurchase of Series G Preferred Stock Upon a Fundamental Change,” the Series G Preferred Stockholder’s conversion rights with respect to the Series G Preferred Stock so subject to repurchase will expire if we have not received their conversion notice by 5:00 p.m., New York City time, on the business day immediately preceding the repurchase date, unless we default on the payment of the Fundamental Change Repurchase Price (as defined below). If the Series G Preferred Stockholder has submitted any such shares for repurchase, such shares may be converted only if the Series G Preferred Stockholder submits a notice of withdrawing the shares from repurchase or complies with applicable DTC procedures.
Payment of Dividends Upon Conversion
Optional Conversion
      General. If a Series G Preferred Stockholder exercise its conversion rights, upon delivery of the Series G Preferred Stock for conversion, those shares of Series G Preferred Stock will cease to cumulate dividends as of the end of the Conversion Date and the Series G Preferred Stockholder will not receive any cash payment representing accrued and unpaid dividends on the Series G Preferred Stock, except in those limited circumstances discussed below. Except as provided below, we will make no payment for accrued and unpaid dividends, whether or not in arrears, on Series G Preferred Stock converted at the Series G Preferred Stockholder’s election, or for dividends on the common stock issued upon such conversion.
      Conversion On or Before Record Date. If we receive a conversion notice before the close of business on a Dividend Record Date, the Series G Preferred Stockholder will not be entitled to receive any portion of the dividend payable on such converted stock on the corresponding Dividend Payment Date.
      Conversion After Record Date and Prior to Payment Date. If we receive a conversion notice after the Dividend Record Date but prior to the corresponding Dividend Payment Date, the Series G Preferred Stockholder on the record date will receive on that Dividend Payment Date accrued dividends on those shares of Series G Preferred Stock, notwithstanding the conversion of those shares of Series G Preferred Stock prior to that Dividend Payment Date, because that Series G Preferred Stockholder will have been the Series G Preferred Stockholder of record on the corresponding record date. At the time that such the Series G Preferred Stockholder surrenders Series G Preferred Stock for conversion, however, it must pay to us an amount equal to the dividend that has accrued and that will be paid on the related Dividend Payment Date; provided that no such payment need be made if we have specified a Fundamental Change Repurchase Date relating to a Fundamental Change that is after a Dividend Record Date and on or prior to the Dividend Payment Date to which that Dividend Record Date relates.
      Conversion On or After Payment Date and On or Prior to the Immediately Succeeding Record Date. If the Series G Preferred Stockholder is a Series G Preferred Stockholder on a Dividend Record Date and

converts such shares of Series G Preferred Stock into shares of common stock on or after the corresponding Dividend Payment Date such Series G Preferred Stockholder will be entitled to receive the dividend payable on such shares of Series G Preferred Stock on such Dividend Payment Date, and the Series G Preferred Stockholder will not need to include payment of the amount of such dividend upon surrender for conversion of shares of the Series G Preferred Stock.
Company Conversion Option
      General. If we convert a Series G Preferred Stockholder’s shares pursuant to our Company Conversion Option, whether prior to, on, or after the Dividend Record Date for the current period, all unpaid dividends that are in arrears as of the Company Conversion Option Date will be payable to the Series G Preferred Stockholder.
      Conversion After a Payment Date and Prior to the next Record Date. If we exercise our Company Conversion Option and the Company Conversion Option Date is a date that is after the close of business on a Dividend Payment Date and prior to the close of business on the next Dividend Record Date, the Series G Preferred Stockholder will not be entitled to receive any portion of the dividend payable for such period on such converted shares on the corresponding Dividend Payment Date.
      Conversion On or After Record Date and Prior to Payment Date. If we exercise our Company Conversion Option and the Company Conversion Option Date is a date that is on or after the close of business on any Dividend Record Date and prior to the close of business on the corresponding Dividend Payment Date, all dividends, including accrued and unpaid dividends, whether or not in arrears, with respect to the Series G Preferred Stock called for a conversion on such date, will be payable on such Dividend Payment Date to the Series G Preferred Stockholder if the Series G Preferred Stockholder is the record holder of such shares on such record date.
Conversion Rate Adjustments
      We will adjust the Conversion Rate if any of the following events occur:

1. We issue shares of our common stock as a dividend or distribution to all or substantially all of our common stockholders (other than pursuant to our current dividend reinvestment and share purchase plan or any future dividend reinvestment and share purchase plan we adopt which is not materially adverse to Series G Preferred Stockholders and in any case that is without duplication subject to an adjustment under clause 6 below).

2. We subdivide, combine or reclassify our common stock.

3. We distribute, to all or substantially all of our common stockholders, certain rights or warrants (other than, as described below, rights distributed pursuant to a stockholder rights plan) entitling them, for a period expiring not more than 60 days immediately following the record date for the distribution, to purchase or subscribe for shares of our common stock at a price per share that is less than the current market price per share of our common stock on the record date for the distribution; provided that the Conversion Rate will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration.

4. We distribute, to all or substantially all of our common stockholders, shares of our capital stock or issue evidence of our indebtedness or assets, including securities, but excluding:

•	dividends or distributions referred to in clause 1 above;

•	rights or warrants referred to in clause 3 above;

•	distributions referred to in clause 5 below;

•	dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration described below; and

•	cash dividends or cash distributions referred to in 6 below.

5. We distribute, to all or substantially all of our common stockholders, capital stock of one of our subsidiaries, with such adjustment, if any, based on the market value of the subsidiary capital stock so distributed relative to the market value of our common stock, in each case over a measurement period following the distribution.

6. We distribute cash to all or substantially all holders of our common stock (excluding any dividend or distribution in connection with our liquidation, dissolution or winding-up or any regular quarterly cash dividend on our common stock to the extent that the aggregate amount of such cash dividend per share of our common stock does not exceed $0.84) ($0.84 being the “dividend threshold amount”); if there is a dividend or distribution to which this clause 6 applies, the Conversion Rate will be adjusted by multiplying the applicable Conversion Rate by a fraction,

•	the numerator of which will be the current market price of our common stock on the record date fixed for the distribution minus the dividend threshold amount; and

•	the denominator of which will be (i) the current market price of our common stock on the record date fixed for the distribution minus (ii) the amount per share of such dividend or distribution; provided that if an adjustment is required to be made under this clause as a result of a distribution that is not a regular quarterly cash dividend, the dividend threshold amount will be deemed to be zero.

The dividend threshold amount is subject to adjustment in a manner inversely proportional to adjustments to the Conversion Rate, provided that no adjustment will be made to the dividend threshold amount for any adjustment made to the Conversion Rate under this clause 6.

7. We make payments in respect of a tender offer or exchange offer for our common stock by us or any of our subsidiaries to the extent that the cash and fair market value of any other consideration included in the payment per stock exceeds the closing sale price of our common stock on the trading day following the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer.
      “Current market price” of our common stock on any day means the average of the closing sale prices of our common stock for each of the 10 consecutive trading days ending on the earlier of the day in question and the day before the “ex-dividend date” with respect to the issuance or distribution requiring such computation, subject to adjustment by our board of directors if the related transaction occurs during such 10-day period.
      To the extent that rights agreement, dated as of dated as of November 11, 1998 (and as amended December 13, 2000 and February 28, 2002), between us and BankBoston, N.A., as Rights Agent or any future rights plan (i.e., a poison pill) adopted by us, is in effect at the time of conversion of any Series G Preferred Stock, upon such conversion, the converting holder will receive, in addition to the consideration that is otherwise due upon conversion, the rights under such rights agreement or future rights plan, unless the rights have separated from our common stock at the time of conversion, in which case the Conversion Rate will be adjusted at the time of separation as if we had distributed to all holders of our common stock, shares of capital stock, evidences of indebtedness or other assets, including securities as described in clause 4 above, subject to readjustment in the event of the expiration, termination or redemption of such rights. See “Description of Capital Stock — Stockholder rights plan.”
      In the case of the following events (each, a “Business Combination”):

•	any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination);

•	a consolidation, merger or combination involving us;

•	a sale, conveyance or lease to another corporation of all or substantially all of our property and assets (other than to one or more of our subsidiaries); or

•	a statutory share exchange;
in each case, as a result of which our common stockholders are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the Series G Preferred Stockholder will be entitled thereafter to convert such Series G Preferred Stock into the kind and amount of stock, other securities or other property or assets (including cash or any combination thereof) which the Series G Preferred Stockholder would have owned or been entitled to receive upon such Business Combination as if such holder of Series G Preferred Stock held a number of shares of our common stock equal to the Conversion Rate in effect on the effective date for such Business Combination, multiplied by the number of shares of Series G Preferred Stock held by such Series G Preferred Stockholder. If such Business Combination also constitutes a Fundamental Change, a converting Series G Preferred Stockholder will not receive a make-whole premium if the Series G Preferred Stockholder does not convert its Series G Preferred Stock “in connection with” (as defined in “— Adjustment to Conversion Rate Upon Certain Fundamental Change”) the relevant Fundamental Change. In the event that our common stockholders have the opportunity to elect the form of consideration to be received in such Business Combination, we will make adequate provision whereby the Series G Preferred Stockholders shall have a reasonable opportunity to determine the form of consideration into which all of the Series G Preferred Stock, treated as a single class, shall be convertible from and after the effective date of such Business Combination. Such determination shall be based on the weighted average of elections made by the Series G Preferred Stockholders who participate in such determination, shall be subject to any limitations to which all of our common stockholders are subject, such as pro rata reductions applicable to any portion of the consideration payable in such Business Combination, and shall be conducted in such a manner as to be completed by the date which is the earliest of (1) the deadline for elections to be made by our common stockholders, and (2) two business days prior to the anticipated effective date of the Business Combination.
      We will provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by our Series G Preferred Stockholders (and the weighted average of elections), by posting such notice with DTC and providing a copy of such notice to the transfer agent. If the effective date of a Business Combination is delayed beyond the initially anticipated effective date, the Series G Preferred Stockholders will be given the opportunity to make subsequent similar determinations in regard to such delayed effective date. We may not become a party to any such transaction unless its terms are consistent with the preceding. None of the foregoing provisions shall affect the Series G Preferred Stockholder’s right to convert the Series G Preferred Stockholder’s shares into our common stock prior to the effective date.
      To the extent permitted by law, we may, from time to time, increase the Conversion Rate for a period of at least twenty (20) days if our board of directors determines that such an increase would be in our best interests. Any such determination by our board of directors will be conclusive. In addition, we may increase the Conversion Rate if our board of directors deems it advisable to avoid or diminish any income tax to common stockholders resulting from any distribution of common stock or similar event. We will give the Series G Preferred Stockholder at least fifteen (15) business days’ notice of any increase in the Conversion Rate.
      We will not adjust the Conversion Rate pursuant to these provisions to the extent that the adjustments would reduce the conversion price below $0.0001. Except as described above in this section, we will not adjust the Conversion Rate for any issuance of our common stock or any securities convertible into or exchangeable or exercisable for our common stock or rights to purchase our common stock or such convertible, exchangeable or exercisable securities.
      The Series G Preferred Stockholder may, in some circumstances, including the distribution of cash dividends to stockholders, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the Conversion Rate. See “Federal Income Tax Considerations” below.

Adjustment to Conversion Rate upon Certain Fundamental Changes
      If the Series G Preferred Stockholder elects to convert its Series G Preferred Stock in connection with a Fundamental Change that occurs on or prior to July 31, 2016, we will increase the Conversion Rate for the Series G Preferred Stock surrendered for conversion by a number of additional shares determined based on the Stock Price (as defined below) at the time of such Fundamental Change and the Effective Date (as defined below) of such Fundamental Change. A conversion of the Series G Preferred Stock will be deemed for these purposes to be “in connection with” a Fundamental Change if the notice of conversion of the Series G Preferred Stock is received by the conversion agent (who initially shall be the transfer agent) from and including the Effective Date of the Fundamental Change up to and including the business day prior to the corresponding Fundamental Change Repurchase Date. See “— Purchase of Series G Preferred Stock Upon a Fundamental Change” below.
      The number of additional shares by which the Conversion Rate will be increased for conversions in connection with Fundamental Change will be determined by reference to the table below, based on the date on which the Fundamental Change occurs or becomes effective (the “Effective Date”) and the price paid per share of our common stock in the Fundamental Change (in the case of a Fundamental Change that constitutes a “change of control” described in clause 2 of the definition thereof and as a result of which our common stockholders are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock), or in the case of all other Fundamental Changes, the average of the closing sale prices of our common stock over the five trading-day period ending on the trading day preceding the Effective Date of such other Fundamental Change (the “Stock Price”). If holders of our common stock receive only cash in the case of a Fundamental Change that constitutes a “change of control” described in clause 2 of the definition thereof as a result of which our common stockholders are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the Stock Price will be the cash amount paid per share. Otherwise, the Stock Price will be the average of the closing sale prices of our common stock over the five trading-day period ending on the trading day preceding the Effective Date of the relevant Fundamental Change.
      The Stock Prices set forth in the first row of the table below (i.e., the column headers) will be adjusted as of any date on which the Conversion Rate of the Series G Preferred Stock is adjusted. See “— Conversion Rate Adjustments” above. The adjusted Stock Prices will equal the product of the Stock Prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Stock Price adjustment and the denominator of which is the Conversion Rate as so adjusted. The number of additional shares will be adjusted in the same manner as the Conversion Rate. See “— Conversion Rate Adjustments” above.
      The following table sets forth the Stock Price, Effective Date and number of additional shares issuable per $25.00 liquidation preference of Series G Preferred Stock to be determined by reference to the Stock Price and Effective Date of the relevant Fundamental Change:

Stock Price

Effective Date	$	$	$	$	$	$	$	$
      The exact Stock Prices and Effective Dates may not be set forth in the table above, in which case:

•	if the Stock Price is between two Stock Prices in the table or the Effective Date is between two Effective Dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower Stock Prices and the earlier and later Effective Dates, as applicable, based on a 365-day year;

•	if the Stock Price is in excess of $ per share (subject to adjustment), no additional shares will be issuable upon conversion; and

•	If the Stock Price is less than $ per share (subject to adjustment), no additional shares will be issuable upon conversion.
      Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.
Purchase of Series G Preferred Stock upon a Fundamental Change
      In the event of a Fundamental Change described below, the Series G Preferred Stockholder will have the right to require us to repurchase for cash on the relevant Fundamental Change Repurchase Date all or any part of its Series G Preferred Stock at a repurchase price (the “Fundamental Change Repurchase Price”) equal to 100% of the liquidation preference of the Series G Preferred Stock to be repurchased plus accrued and unpaid dividends to, but not including, such Fundamental Change Repurchase Date; provided that if the relevant Fundamental Change Repurchase Date is on a date that is after a Dividend Record Date and on or prior to the corresponding Dividend Payment Date, we will pay such dividends to the holder of record on the corresponding Dividend Record Date, which may or may not be the same person to whom we will pay the Fundamental Change Repurchase Price, and the Fundamental Change Repurchase Price will be equal to 100% of the liquidation preference of the Series G Preferred Stock to be repurchased.
      Within 15 days after the occurrence of a Fundamental Change, we will provide to the Series G Preferred Stockholder and the transfer agent a notice of the occurrence of the Fundamental Change and of the resulting repurchase right. Such notice will state:

•	the events constituting the Fundamental Change;

•	the date of the Fundamental Change;

•	the last date on which the Series G Preferred Stockholder may exercise the repurchase right;

•	the Fundamental Change Repurchase Price;

•	the repurchase date;

•	the name and address of the paying agent and the conversion agent;

•	the Conversion Rate and any adjustment to the Conversion Rate that will result from the Fundamental Change;

•	that Series G Preferred Stock with respect to which a repurchase notice is given by the Series G Preferred Stockholder may be converted, if otherwise convertible, only if the repurchase notice has been properly withdrawn; and

•	the procedures that the Series G Preferred Stockholder must follow to exercise the repurchase rights.
      Simultaneously with providing the Series G Preferred Stockholder such notice, we will publish a notice containing this information in a newspaper of general circulation in the City of New York or through such other public medium as we may use at that time and publish such information on our corporate website.
      The Fundamental Change Repurchase Date will be the date no less than 20 days nor more than 35 days after the date on which we give the above notice. To exercise the Fundamental Change repurchase right, the Series G Preferred Stockholder must deliver, on or before the close of business on the Fundamental Change Repurchase Date, the Series G Preferred Stock to be repurchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of Fundamental Change Repurchase Notice” on the reverse side of the Series G Preferred Stock duly completed, to the paying agent. The repurchase notice will state:

•	the relevant Fundamental Change Repurchase Date;

•	the number of shares of Series G Preferred Stock to be repurchased; and

•	that the Series G Preferred Stock are to be repurchased by us pursuant to the applicable provisions of the Series G Preferred Stock.
      If the Series G Preferred Stock are not in certificated form, its repurchase notice must comply with applicable Depository Trust Company procedures.
      The Series G Preferred Stockholder may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the Fundamental Change Repurchase Date. The notice of withdrawal shall state:

•	the number of shares of the withdrawn Series G Preferred Stock;

•	if certificated Series G Preferred Stock have been issued, the certificate numbers of the withdrawn Series G Preferred Stock; and

•	the number of shares, if any, which remains subject to the repurchase notice.
      If the Series G Preferred Stock are not in certificated form, the Series G Preferred Stockholder’s notice of withdrawal must comply with applicable Depository Trust Company procedures.
      The Series G Preferred Stockholder will receive payment of the Fundamental Change Repurchase Price promptly following the later of the Fundamental Change Repurchase Date or the time of book-entry transfer or delivery of the Series G Preferred Stock. If the paying agent holds cash sufficient to pay the Fundamental Change Repurchase Price of the Series G Preferred Stock on the business day following the Fundamental Change Repurchase Date, then:

•	the Series G Preferred Stock will cease to be outstanding and dividends will cease to accrue (whether or not book-entry transfer of the Series G Preferred Stock is made or whether or not the Series G Preferred Stock Certificate is delivered to the paying agent); and

•	all of the Series G Preferred Stockholder’s other rights will terminate (other than the right to receive the Fundamental Change Repurchase Price upon delivery or transfer of the Series G Preferred Stock).
      A “Fundamental Change” will be deemed to occur upon a change of control or a termination of trading. A “change of control” will be deemed to have occurred at such time after the original issuance of the Series G Preferred Stock when the following has occurred:

1. a “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act files a Schedule 13D or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of shares of our common stock representing more than 50% of the voting power of our common stock entitled to vote generally in the election of directors;

2. we consolidate with, or merge with or into, another person or convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any person, or any person consolidates with or merges with or into us, other than: (1) any transaction (A) that does not result in any reclassification, exchange, or cancellation of outstanding shares of our capital stock and (B) pursuant to which our capital stockholders immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; or (2) any merger solely for the purpose of changing our jurisdiction of formation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity; or

3. we approve a plan of liquidation or dissolution.
      A “termination of trading” is deemed to occur if our common stock (or other common stock into which the Series G Preferred Stock are then convertible) is neither listed for trading on a United States national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

      Notwithstanding the foregoing, a transaction described in clause 2 above in which our common stockholders are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock will not constitute a change of control if 100% of such consideration (excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) in the transaction or transactions otherwise constituting the change of control consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market, or which will be so traded or quoted when issued or exchanged in connection with the change of control, and as a result of such transaction or transactions the Series G Preferred Stock become convertible solely into such common stock.
      The definition of Fundamental Change includes a phrase relating to the conveyance, transfer, sale, lease or other disposition of “all or substantially all” of our assets. There is no precise, established definition of the phrase “substantially all” under the laws of the State of Maryland, which govern the Series G Preferred Stock, and our formation. Accordingly, the Series G Preferred Stockholder’s ability to require us to repurchase our Series G Preferred Stock as a result of a conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.
      In connection with a Fundamental Change repurchase, we will comply with all U.S. federal and state securities laws in connection with any offer by us to repurchase the Series G Preferred Stock upon a Fundamental Change.
      This Fundamental Change repurchase feature may make more difficult or discourage a party from taking over our company and removing incumbent management. We are not aware, however, of any specific effort to accumulate our capital stock with the intent to obtain control of our company by means of a merger, tender offer, solicitation or otherwise. In addition, the Fundamental Change repurchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Fundamental Change repurchase feature is a result of negotiations between our company and the underwriter.
      We could, in the future, enter into certain transactions, including recapitalizations that would not constitute a Fundamental Change but would increase the amount of debt outstanding or otherwise adversely affect the Series G Preferred Stockholder. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, and to satisfy our obligation to repurchase the Series G Preferred Stock upon a Fundamental Change.
      Our ability to repurchase Series G Preferred Stock upon the occurrence of a Fundamental Change is subject to important limitations. If a Fundamental Change were to occur, we may not have sufficient funds, or be able to arrange financing, to pay the Fundamental Change Repurchase Price for the Series G Preferred Stock tendered by the Series G Preferred Stockholder. In addition, we may in the future incur debt that has similar Fundamental Change provisions that permit holders of such debt to accelerate or require us to repurchase such debt upon the occurrence of events similar to a Fundamental Change. In addition, our ability to repurchase Series G Preferred Stock for cash may be limited by restrictions on our ability to obtain funds.
Transfer Agent
      The transfer agent, registrar, dividend disbursing agent, paying agent and the conversion agent for the Series G Preferred Stock will be Computershare, LLC.
Listing
      Our Series G Preferred Stock will not be listed on a national securities exchange or the National Association of Securities Dealers Automated Quotation system. Our shares of common stock are listed on the NYSE under the symbol “ESS.” While the underwriter has informed us that it intends to make a market in the Series G Preferred Stock, it is under no obligation to do so and may discontinue such market making activities at any time without notice. Accordingly, we cannot assure the Series G Preferred Stockholders that any active or liquid trading market will develop for the Series G Preferred Stock.

Form and Book-Entry System
      The Series G Preferred Stock will only be issued in the form of global securities held in book-entry form. DTC or its nominee will be the sole registered holder of the Series G Preferred Stock. Owners of beneficial interests in the Series G Preferred Stock represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require repurchase of their interests in the Series G Preferred Stock, in accordance with the procedures and practices of DTC. Beneficial owners will not be holders and will not be entitled to any rights provided to the holders of the Series G Preferred Stock under the global securities or the articles supplementary. We and any of our agents may treat DTC as the sole holder and registered owner of the global securities.
      DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Uniformed Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC facilitates the settlement of transactions among its participants through electronic computerized book-entry changes in participants’ accounts, eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, including the underwriter, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.
Exchange of Global Securities
      The Series G Preferred Stock, represented by one or more global securities, will be exchangeable for certificated securities with the same terms only if DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within ninety (90) days.

CERTAIN MATERIAL FEDERAL INCOME TAX CONSIDERATIONS
      The following discussion replaces in its entirety the information set forth in the prospectus at “Material U.S. Federal Income Tax Considerations” and describes certain material U.S. federal income tax considerations relating to our qualification and taxation as a REIT, our investment in entities treated as partnerships for U.S. federal income tax purposes and the ownership and disposition of our stock. Because this is a summary that is intended to address only the material U.S. federal income tax consequences generally relevant to all stockholders relating to the ownership and disposition of our stock, it may not contain all the information that may be important to you. The discussion does not cover state or local tax laws or any U.S. federal tax laws other than income tax laws.
      We urge you to consult your own tax advisor regarding the specific tax consequences to you of the acquisition, ownership, and disposition of our stock and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the U.S. federal, state, local, foreign, and other tax consequences of such acquisition, ownership, disposition, and election, and regarding potential changes in applicable tax laws.
General
      We elected to be taxed as a REIT commencing with our taxable year ended December 31, 1994. We believe that we have been organized and operated in a manner that permits us to satisfy the requirements for taxation as a REIT under the applicable provisions of the Internal Revenue Code. Qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code discussed below. Although we intend to continue to operate to satisfy such requirements, no assurance can be given that the actual results of our operations for any particular taxable year will satisfy such requirements. See “— Failure to Qualify.”
      The provisions of the Internal Revenue Code, U.S. Treasury regulations promulgated thereunder and other U.S. federal income tax laws relating to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the laws that govern the U.S. federal income tax treatment of a REIT. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and U.S. Treasury regulations thereunder, and administrative and judicial interpretations thereof. Further, the anticipated income tax treatment described in this prospectus supplement may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.
      Baker & McKenzie LLP has acted as our tax counsel in connection with the filing of this prospectus supplement. In connection with this filing, Baker & McKenzie LLP will opine that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code for each of our taxable years beginning with the taxable year ended December 31, 1994 through our taxable year ended December 31, 2005. If we continue to be organized and operated after December 31, 2005 in the same manner as we have prior to that date, we will continue to qualify as a REIT. The opinion of Baker & McKenzie LLP will be based on various assumptions and representations made by us as to factual matters, including representations made by us in this prospectus supplement and a factual certificate provided by one of our officers. Moreover, our qualification and taxation as a REIT depends upon our ability to meet the various qualification tests imposed under the Internal Revenue Code and discussed below, relating to our actual annual operating results, asset diversification, distribution levels, and diversity of stock ownership, the results of which have not been and will not be reviewed by Baker & McKenzie LLP. Accordingly, neither Baker & McKenzie LLP nor we can assure you that the actual results of our operations for any particular taxable year will satisfy these requirements. See “— Failure to Qualify.”
      In brief, if certain detailed conditions imposed by the REIT provisions of the Internal Revenue Code are satisfied, entities, such as us, that invest primarily in real estate and that otherwise would be treated for U.S. federal income tax purposes as corporations, generally are not taxed at the corporate level on their “REIT taxable income” that is distributed currently to stockholders. This treatment substantially eliminates the “double taxation” (i.e., taxation at both the corporate and stockholder levels) that generally results from investing in corporations under current law.

      If we fail to qualify as a REIT in any year, however, we will be subject to U.S. federal income tax as if we were an ordinary corporation and our stockholders will be taxed in the same manner as stockholders of ordinary corporations. In that event, we could be subject to significant tax liabilities, the amount of cash available for distribution to our stockholders could be reduced and we would not be obligated to make any distributions. Moreover, we could be disqualified from taxation as a REIT for four taxable years. See “— Failure to Qualify.”
Taxation of Essex
      The following is a general summary of the Internal Revenue Code provisions that govern the federal income tax treatment of a REIT and its stockholders.
      In any year in which we qualify as a REIT, we generally will not be subject to U.S. federal income tax on that portion of our net income that we distribute to stockholders. This treatment substantially eliminates the “double taxation” (at the corporate and stockholder levels) that generally results from investment in a corporation. However, we will be subject to U.S. federal income tax as follows:

•	First, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gain. (However, we can elect to “pass through” any of our taxes paid on our undistributed net capital gain income to our stockholders on a pro rata basis in which case, as explained further below, such taxes would be credited or refunded to the stockholder.)

•	Second, under certain circumstances, we may be subject to the “alternative minimum tax” on our items of tax preference.

•	Third, if we have (a) net income from the sale or other disposition of “foreclosure property,” which is, in general, property acquired on foreclosure or otherwise on default on a loan secured by such real property or a lease of such property, which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income.

•	Fourth, if we have net income from “prohibited transactions,” which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, generally other than foreclosure property and property involuntarily converted, such income will be subject to a 100% penalty tax.

•	Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the amount by which 90% (95% for taxable years beginning on or after January 1, 2005) of our gross income exceeds the amount of income qualifying under the 95% gross income test multiplied by (b) a fraction intended to reflect our profitability.

•	Sixth, if we should fail to satisfy the asset test (as discussed below) but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we may be subject to a tax that would be the greater of (a) $50,000; or (b) an amount determined by multiplying the highest rate of tax for corporations by the net income generated by the assets for the period beginning on the first date of the failure and ending on the day we dispose of the assets (or otherwise satisfy the requirements for maintaining REIT qualification).

•	Seventh, if we should fail to satisfy one or more requirements for REIT qualification, other than the 95% and 75% gross income tests and other than the asset test, but nonetheless maintain our qualification as a REIT because certain other requirements have been met, we may be subject to a $50,000 penalty for each failure.

•	Eighth, if we should fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for such year, (2) 95% of our net capital gain income for such year, and (3) any undistributed taxable income from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of such required distribution over the amounts distributed.

•	Ninth, assuming we do not elect to instead be taxed at the time of the acquisition, if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, we would be subject to tax at the highest corporate rate if we dispose of such asset during the 10-year period beginning on the date that we acquired that asset, to the extent of such property’s “built-in gain” (the excess of the fair market value of such property at the time of our acquisition over the adjusted basis of such property at such time). We refer to this tax as the “Built-in Gains Tax.”

•	Tenth, we may be subject to a 100% excise tax if our dealings with our taxable REIT subsidiaries, defined below, are not at arm’s length.

•	Finally, any earnings we derive through a taxable REIT subsidiary will effectively be subject to a corporate-level tax.

Requirements for Qualification
      The Internal Revenue Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Internal Revenue Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals, as defined in the Internal Revenue Code, at any time during the last half of each taxable year (the “5/50 Rule”); and (7) which meets certain other tests, described below, regarding the nature of its income and assets. The Internal Revenue Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we were to fail to satisfy condition (6) during a taxable year, that failure would not result in our disqualification as a REIT under the Internal Revenue Code for such taxable year as long as (i) we satisfied the stockholder demand statement requirements described in the succeeding paragraph and (ii) we did not know, or exercising reasonable diligence would not have known, whether we had failed condition (6).
      We believe we have issued sufficient stock with sufficient diversity of ownership to satisfy conditions (5) and (6) above. We may redeem, at our option, a sufficient number of shares or restrict the transfer thereof to bring or maintain the ownership of the shares in conformity with the requirements of the Internal Revenue Code. In order to ensure compliance with the ownership tests described above, we have certain restrictions on the transfer of our stock to prevent further concentration of stock ownership. Our charter restricts the transfer of our shares in order to assist in satisfying the share ownership requirements.
      Moreover, to evidence compliance with these requirements, we must maintain records which disclose the actual ownership of our outstanding stock. In fulfilling our obligations to maintain records, we must and will demand written statements each year from the record holders of designated percentages of our stock disclosing the actual owners of our stock. A list of those persons failing or refusing to comply with such demand must be maintained as part of our records. A stockholder failing or refusing to comply with our written demand must submit with his federal income tax returns a similar statement disclosing the actual ownership of our stock and certain other information. Although we intend to satisfy the stockholder demand letter rules described in this paragraph, our failure to satisfy these requirements will not result in our disqualification as a REIT but may result in the imposition of Internal Revenue Service penalties against us.
      We currently have several direct corporate subsidiaries and may have additional corporate subsidiaries in the future. Certain of our corporate subsidiaries will be treated as “qualified REIT subsidiaries” under the

Internal Revenue Code. A corporation will qualify as a qualified REIT subsidiary if we own 100% of its outstanding stock and we and the subsidiary do not jointly elect to treat it as a “taxable REIT subsidiary” as described below. A corporation that is a qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent REIT for all purposes under the Internal Revenue Code (including all REIT qualification tests). Thus, in applying the requirements described in this prospectus supplement, the subsidiaries in which we own a 100% interest (other than taxable REIT subsidiaries) will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not subject to U.S. federal income tax and our ownership of the stock of such a subsidiary will not violate the REIT asset tests, described below under “— Asset Tests.”
      A REIT may also hold any direct or indirect interest in a corporation that qualifies as a “taxable REIT subsidiary,” as long as the REIT’s aggregate holdings of taxable REIT subsidiary securities do not exceed 20% of the value of the REIT’s total assets. A taxable REIT subsidiary is a fully taxable corporation that generally is permitted to engage in businesses, own assets, and earn income that, if engaged in, owned, or earned by the REIT, might jeopardize REIT status or result in the imposition of penalty taxes on the REIT. To qualify as a taxable REIT subsidiary, the subsidiary and the REIT must make a joint election to treat the subsidiary as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation (other than a REIT or a qualified REIT subsidiary) in which a taxable REIT subsidiary directly or indirectly owns more than 35% of the total voting power or value. See “— Asset Tests” below. A taxable REIT subsidiary will pay tax at regular corporate income rates on any taxable income it earns. Moreover, the Internal Revenue Code contains rules, including rules requiring the imposition of taxes on a REIT at the rate of 100% on certain reallocated income and expenses, to ensure that contractual arrangements between a taxable REIT subsidiary and its parent REIT are at arm’s-length.
      In the case of a REIT that is a partner in a partnership, U.S. Treasury regulations provide that the REIT will be deemed to own its proportionate share, generally based on its pro rata share of capital interest in the partnership, of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of the gross income tests and the asset tests, described below. Thus, our proportionate share of the assets, liabilities and items of income of our Operating Partnership will be treated as our assets, liabilities and items of income for purposes of applying the requirements described below. See “— Investments in Partnerships.”
Asset Tests
      At the close of each quarter of our taxable year, we generally must satisfy three tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items and government securities (as well as certain temporary investments in stock or debt instruments purchased with the proceeds of new capital raised by us). Second, although the remaining 25% of our assets generally may be invested without restriction, securities in this class generally may not exceed either (1) 5% of the value of our total assets as to any one nongovernment issuer (the “5% asset test”), (2) 10% of the outstanding voting securities of any one issuer (the “10% voting securities test”), or (3) 10% of the value of the outstanding securities of any one issuer (the “10% value test”). Third, not more than 20% of the total value of our assets can be represented by securities of one or more “taxable REIT subsidiaries” (described below). Securities for purposes of the above 5% and 10% asset tests may include debt securities, including debt issued by a partnership.
      Debt of an issuer will not count as a security for purposes of the 10% value test if the security qualifies for any of a number of exceptions applicable, for example, as “straight debt,” as specially defined for this purpose to include certain debt issued by partnerships, and to include certain other debt that is not considered to be abusive and that presents minimal opportunity to share in the business profits of the issuer. Beginning in 2005, solely for purposes of the 10% value test, a REIT’s interest in the assets of a partnership will be based upon the REIT’s proportionate interest in any securities issued by the partnership (including, for this purpose, the REIT’s interest as a partner in the partnership and any debt securities issued by the partnership, but excluding any securities qualifying for the “straight debt” or other exceptions described above), valuing any debt instrument at its adjusted issue price.
      We and a corporation in which we own stock may make a joint election for such subsidiary to be treated as a “taxable REIT subsidiary.” A taxable REIT subsidiary also includes any corporation other than a REIT with respect to which a taxable REIT subsidiary owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. The securities of a taxable REIT subsidiary are not subject to the 5% asset test and the 10% vote and value tests described above. Instead, as discussed above, a separate asset test applies to taxable REIT subsidiaries. The rules regarding taxable REIT subsidiaries contain provisions generally intended to insure that transactions between a REIT and its taxable REIT subsidiary occur “at arm’s length” and on commercially reasonable terms. These requirements include a provision that prevents a taxable REIT subsidiary from deducting interest on direct or indirect indebtedness to its parent REIT if, under a specified series of tests, the taxable REIT subsidiary is considered to have an excessive interest expense level or debt-to-equity ratio. In addition, a 100% penalty tax can be imposed on the REIT if its loans to or rental, service or other agreements with its taxable REIT subsidiaries are determined not to be on arm’s length terms. No assurances can be given that Essex’s loans to or rental, service or other agreements with its taxable REIT subsidiary will be on arm’s length terms. A taxable REIT subsidiary is subject to a corporate level tax on its net taxable income, as a result of which our earnings derived through a taxable REIT subsidiary are effectively subject to a corporate level tax notwithstanding our status as a REIT. To the extent that a taxable REIT subsidiary pays dividends to us in a particular calendar year, we may designate a corresponding portion of dividends we pay to our stockholders during that year as “qualified dividend income” eligible to be taxed at reduced rates to noncorporate recipients. See “— Taxation of Taxable U.S. Holders.”
      We have made elections to treat several of our corporate subsidiaries as taxable REIT subsidiaries. We believe that the value of the securities we hold of our taxable REIT subsidiaries does not and will not represent more than 20% of our total assets, and that all transactions between us and our taxable REIT subsidiaries are conducted on arm’s length terms. In addition, we believe that the amount of our assets that are not qualifying assets for purposes of the 75% asset test will continue to represent less than 25% of our total assets and will satisfy the 5% and both 10% asset tests.
      We believe that substantially all of our assets consist and, after the offering, will consist of (1) real properties, (2) stock or debt investments that earn qualified temporary investment income, (3) other qualified real estate assets, and (4) cash, cash items and government securities. We may also invest in securities of other entities, provided that such investments will not prevent us from satisfying the asset and income tests for REIT qualification set forth above.
      For taxable years beginning in 2005, if we fail to satisfy the 5% and/or 10% asset tests for a particular quarter, we will not lose our REIT status if the failure is due to the ownership of assets the total value of which does not exceed a specified de minimis threshold, provided that we come into compliance with the asset tests within six months after the last day of the quarter in which we identify the failure. In addition, for taxable years beginning in 2005, other failures to satisfy the asset tests generally will not result in a loss of REIT status if (i) following our identification of the failure, we file a schedule with the Internal Revenue Service describing each asset that caused the failure; (ii) the failure was due to reasonable cause and not to willful neglect; (iii) we come into compliance with the asset tests within six months after the last day of the quarter in which the failure was identified; and (iv) we pay an excise tax equal to the greater of $50,000 or an amount determined by multiplying the highest corporate tax rate by the net income generated by the prohibited assets for the period beginning on the first date of the failure and ending on the date we come into compliance with the asset tests.

Gross Income Tests
      We must satisfy two separate percentage tests relating to the sources of our gross income for each taxable year. For purposes of these tests, where we invest in a partnership, we will be treated as receiving our pro rata share based on our capital interest in the partnership of the gross income and loss of the partnership, and the gross income of the partnership will retain the same character in our hands as it has in the hands of the partnership. See “— Investments in Partnerships”.
The 75% Test
      At least 75% of our gross income for a taxable year must be “qualifying income.” Qualifying income generally includes (1) rents from real property (except as modified below); (2) interest on obligations collateralized by mortgages on, or interests in, real property; (3) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of our trade or business (“dealer property”); (4) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares; (5) abatements and refunds of real property taxes; (6) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage collateralized by such property (“foreclosure property”); (7) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property; and (8) income from temporary investments in stock or debt instruments purchased with the proceeds of new capital raised by us.
      Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% test (or the 95% test described below) if we, or an owner of 10% or more of our equity securities, directly or constructively owns (i) in the case of any tenant that is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such tenant; or (ii) in the case of any tenant that is not a corporation, an interest of 10% or more in the assets or net profits of such tenant (a “related party tenant”), unless the related party tenant is a taxable REIT subsidiary and certain other requirements are satisfied. In addition, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued generally will not qualify as rents from real property (or as interest income) for purposes of the 75% test and 95% test (described below) if it is based in whole or in part on the income or profits of any person. Rent or interest will not be disqualified, however, solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, we generally must not operate or manage the property or furnish or render certain services to tenants, other than through an “independent contractor” who is adequately compensated and from whom we derive no revenue or through a taxable REIT subsidiary. The “independent contractor” or taxable REIT subsidiary requirement, however, does not apply to the extent that the services provided by us are “usually or customarily rendered” in connection with the rental of space for occupancy only, and are not otherwise considered “rendered to the occupant.” For both the related party tenant rules and determining whether an entity qualifies as an independent contractor of a REIT, certain attribution rules of the Internal Revenue Code apply, pursuant to which ownership interests in certain entities held by one entity are deemed held by certain other related entities.
      In general, if a REIT provides impermissible services to its tenants, all of the rent from that property will be disqualified from satisfying the 75% test and 95% test (described below). However, rents will not be disqualified if a REIT provides de minimis impermissible services. For this purpose, services provided to tenants of a property are considered de minimis where income derived from the services rendered equals 1% or less of all income derived from the property (as determined on a property-by-property basis). For purposes of the 1% threshold, the amount treated as received for any service shall not be less than 150% of the direct cost incurred by the REIT in furnishing or rendering the service.
      We do not receive any rent that is based on the income or profits of any person. In addition, we do not own, directly or indirectly, 10% or more of any tenant (other than, perhaps, a tenant that is a taxable REIT subsidiary where other requirements are satisfied). Furthermore, we believe that any personal property rented in connection with our apartment facilities is well within the 15% restriction. Finally, we do not believe that we provide services, other than within the 1% de minimis exception described above, to our tenants that are not customarily furnished or rendered in connection with the rental of property, other than through an independent contractor or a taxable REIT subsidiary. Essex does not intend to rent to any related party, to base any rent on the income or profits of any person (other than rents that are based on a fixed percentage or percentages of receipts or sales), or to charge rents that would otherwise not qualify as rents from real property.
The 95% Test
      In addition to deriving 75% of our gross income from the sources listed above, at least 95% of our gross income for a taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends from a corporation (including a taxable REIT subsidiary) and interest on any obligation not collateralized by an interest on real property are included for purposes of the 95% test, but not (except with respect to dividends from a REIT) for purposes of the 75% test. For purposes of determining whether we comply with the 75% and 95% tests, gross income does not include income from “prohibited transactions” (discussed below).
      From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate or other swaps, caps and floors, or options to purchase such items, and futures and forward contracts. Through the end of our 2004 tax year, to the extent we entered into an interest rate swap or cap contract, option, futures contract, forward rate agreement or any similar financial instrument to hedge our indebtedness incurred to acquire or carry “real estate assets,” any periodic income or gain from the disposition of such contract was qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. For tax years beginning on or after January 1, 2005, to the extent a transaction meets certain identification requirements and hedges any indebtedness incurred or to be incurred to acquire or carry “real estate assets,” including interest rate hedges as well as other types of hedges, any income or gain from the disposition of such a hedging transaction will be disregarded in applying the 95% gross income test, but will continue to be taken into account as nonqualifying income for purposes of the 75% gross income test. To the extent that we hedge with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.
      Our investment in apartment communities generally gives rise to rental income that is qualifying income for purposes of the 75% and 95% gross income tests. Gains on sales of apartment communities, other than from prohibited transactions, as described below, or of our interest in a partnership generally will be qualifying income for purposes of the 75% and 95% gross income tests. We anticipate that income on our other investments will not result in our failing the 75% or 95% gross income test for any year.
      Even if we fail to satisfy one or both of the 75% or 95% tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under certain provisions of the Internal Revenue Code. These relief provisions will generally be available if our failure to comply was due to reasonable cause and not to willful neglect, and we timely comply with requirements for reporting each item of our income to the Internal Revenue Service. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. Even if these relief provisions applied, a 100% penalty tax would be imposed on the amount by which we failed the 75% gross income test or the amount by which 90% (95% for taxable years beginning on or after January 1, 2005) of our gross income exceeds the amount of income qualifying under the 95% gross income test (whichever amount is greater), multiplied by a fraction intended to reflect our profitability.
      Subject to certain safe harbor exceptions, any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon our ability to qualify as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction.
Annual Distribution Requirements
      To qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders each year in an amount equal to at least (A) the sum of (i) 90% of our REIT taxable income (computed without regard to the dividends paid deduction and our net capital gain) and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income over 5% of our REIT taxable income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.
      To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates, as the case may be. (However, we can elect to “pass through” any of our taxes paid on our undistributed net capital gain income to our stockholders on a pro rata basis.) Furthermore, if we should fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for such year, (2) 95% of our net capital gain income for such year, and (3) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of the amounts actually distributed and the amount of any net capital gains we elected to retain and pay tax on. For these and other purposes, dividends declared by us in October, November or December of one taxable year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder during such taxable year, provided that the dividend is actually paid by us by January 31 of the following taxable year.
      If we fail to meet the distribution requirements as a result of an adjustment to our tax return by the Internal Revenue Service or we determine that we understated our income on a filed return, we may retroactively cure the failure by paying a “deficiency dividend” (plus applicable penalties and interest) within a specified period.
      We believe that we have made timely distributions sufficient to satisfy the annual distribution requirements. It is possible that in the future we may not have sufficient cash or other liquid assets to meet the distribution requirements, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing our REIT taxable income on the other hand. Further, as described below, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. To avoid any problem with the distribution requirements, we will closely monitor the relationship between our REIT taxable income and cash flow and, if necessary, will borrow funds or issue preferred or common stock to satisfy the distribution requirement. We may be required to borrow funds at times when market conditions are not favorable.
Prohibited Transaction Rules
      A REIT will incur a 100% penalty tax on the net income derived from a sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business (a “prohibited transaction”). Under a safe harbor provision in the Internal Revenue Code, however, income from certain sales of real property held by the REIT for at least four years at the time of the disposition will not be treated as income from a prohibited transaction. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Although we will attempt to ensure that none of our sales of property will constitute a prohibited transaction, we cannot assure you that none of such sales will be so treated.
Failure to Qualify
      For taxable years beginning in 2005, if we should fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and asset tests, we may retain our REIT qualification if the failures are due to reasonable cause and not willful neglect, and if we pay a penalty of $50,000 for each such failure.
      If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us, nor will they be required to be made. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction and noncorporate distributees may be eligible to treat the dividends as “qualified dividend income” taxable at capital gain rates. See “— Taxation of Taxable U.S. Holders.” Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether we would be entitled to such statutory relief.
Investments in Partnerships
General
      We hold a direct ownership interest in our Operating Partnership. In general, partnerships are “pass-through” entities which are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The allocation of partnership income or loss must comply with rules for allocating partnership income or loss under Section 704(b) of the Internal Revenue Code and U.S. Treasury regulations thereunder. Our Operating Partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and U.S. Treasury regulations thereunder. We include our allocable share of items of partnership income, gain, loss deduction and credit in the computation of our REIT taxable income. Moreover, we include our proportionate share, based on our capital interest in a partnership, of the foregoing partnership items for purposes of the various REIT income tests. See “— Taxation of Essex” and “— Gross Income Tests.” Any resultant increase in our REIT taxable income increases our distribution requirements, but is not subject to U.S. federal income tax in our hands provided that such income is distributed to our stockholders. See “— Annual Distribution Requirements.” In addition, for purposes of the REIT asset tests, we include our proportionate share, generally based on our capital interest in the partnership, of assets held by the partnerships. See “— Asset Tests.”
Tax Allocations with Respect to the Properties
      Pursuant to Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership (such as some of our properties), must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss generally is equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Our Operating Partnership has property subject to book-tax differences. Consequently, the partnership agreement of our Operating Partnership requires such allocations to be made in a manner consistent with Section 704(c) of the Internal Revenue Code.
      In general, the partners who contributed appreciated assets to our Operating Partnership will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by our Operating Partnership of the contributed assets (including some of our properties). This will tend to eliminate the book-tax difference over time. However, the special allocation rules under Section 704(c) of the Internal Revenue Code do not always entirely rectify the book-tax difference on an annual basis or with respect to a specific taxable transaction, such as a sale. Thus, the carryover basis of the contributed assets in the hands of our Operating Partnership can be expected to cause us to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets, in excess of the economic or book income allocated to us as a result of such sale. This may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See “— Annual Distribution Requirements.”
Certain Loss Limitations
      The American Jobs Creation Act of 2004, or the 2004 Act, added Section 470 to the Internal Revenue Code, which provides certain limitations on the utilization of losses allocable to leased property owned by a partnership having both taxable and tax-exempt partners such as our Operating Partnership. Currently, it is unclear how the transition rules and effective dates set forth in the 2004 Act will apply to entities such as our Operating Partnership. Moreover, it is uncertain how the general rules of this provision will apply. However, the IRS issued a notice stating that it will not apply Section 470 to partnerships for taxable years beginning before January 1, 2006 based solely on the fact that a partnership had both taxable and tax-exempt partners. It is important to note that this notice provides relief for our Operating Partnership’s taxable year ending December 31, 2005 only. Accordingly, commencing with our taxable year beginning January 1, 2006, unless Congress passes corrective legislation which addresses this issue or some other form of relief, certain losses generated with respect to properties owned by our Operating Partnership may be disallowed until future years. This could increase the amount of distributions we are required to make in a particular year in order to meet the REIT distribution requirements and also could increase the portion of distributions to our stockholders that are taxable as dividends.
Other Federal Income Tax Considerations
Like-Kind Exchanges
      We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Internal Revenue Code. Such like-kind exchanges are intended to result in the deferral of gain for federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could subject us to federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.
Possible Legislative or Other Actions Affecting Tax Considerations
      Prospective investors should recognize that the present U.S. federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in U.S. federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in us.

Investment in Our Stock
      The following summary describes certain U.S. federal income tax consequences relating to the purchase, ownership, and disposition of our stock as of the date hereof. Except where noted, this summary deals only with stock held as a capital asset and does not deal with special situations, such as those persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar, persons liable for the alternative minimum tax, of dealers in securities or currencies, tax-exempt organizations, individual retirement accounts and other tax deferred accounts, financial institutions, life insurance companies, or persons holding our stock as a part of a hedging or conversion transaction or a straddle. Furthermore, the discussion below is based upon the current U.S. federal income tax laws and interpretations thereof as of the date hereof. Such authorities may be repealed, revoked, or modified (possibly with retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below. In addition, except as otherwise indicated, the following summary does not consider the effect of any applicable foreign, state, local, or other tax laws or estate or gift tax considerations.
      If an entity treated as a partnership for U.S. federal income tax purposes holds our stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our stock, you should consult your tax advisor regarding the tax consequences of the ownership and disposition of our stock.
U.S. Holders
      As used herein, a “U.S. holder” of our stock means a holder that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in place to be treated as a U.S. person or otherwise is treated as a U.S. person.
Taxation of Taxable U.S. Holders
      Distributions. As long as we qualify as a REIT, distributions made to our taxable U.S. holders out of current or accumulated earnings and profits (and not designated as capital gain dividends or “qualified dividend income”) will be taken into account by them as ordinary income, and U.S. holders that are corporations will not be entitled to a dividends received deduction. “Qualified dividend income” generally includes dividends received from ordinary U.S. corporations and from certain qualified foreign corporations, provided that certain stock holding period requirements are met. “Qualified dividend income” of noncorporate taxpayers is currently taxed as net capital gain, thus reducing the maximum tax rate on such dividends to 15% for taxable years ending after December 31, 2002 and beginning before January 1, 2009. An extension was recently enacted, maintaining the reduced rates for an additional two years.
      In general, dividends paid by REITs are not eligible for the 15% tax rate on “qualified dividend income” and, as a result, our ordinary REIT dividends will continue to be taxed at the ordinary income tax rate. Dividends received by a noncorporate stockholder could be treated as “qualified dividend income,” however, to the extent we have dividend received income from taxable corporations (such as a taxable REIT subsidiary) and to the extent such dividends are attributable to income that is subject to tax at the REIT level (for example, if we distributed less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our stock for more than 60 days during the

121-day period beginning on the date that is 60 days before the date on which our stock becomes ex-dividend.
      To the extent we make distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the U.S. holder, reducing the tax basis of a U.S. holder’s stock by the amount of such distribution (but not below zero), with distributions in excess of the U.S. holder’s tax basis treated as proceeds from a sale of stock, the tax treatment of which is described below. Distributions will generally be taxable, if at all, in the year of the distribution. However, any dividend declared by us in October, November or December of any year and payable to a U.S. holder who held our stock on a specified record date in any such month shall be treated as both paid by us and received by the U.S. holder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year.
      In general, distributions which are designated by us as capital gain dividends will be taxable to U.S. holders as gain from the sale of assets held for greater than one year, or “long-term term capital gain.” That treatment will apply regardless of the period for which a U.S. holder has held the stock upon which the capital gain dividend is paid. However, corporate U.S. holders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Noncorporate taxpayers are generally taxable at a current maximum tax rate of 15% for long-term capital gain attributable to sales or exchanges. A portion of any capital gain dividends received by noncorporate taxpayers might be subject to tax at a 25% rate to the extent attributable to gains realized on the sale of real property that correspond to our “unrecaptured Section 1250 gain.”
      We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. In such event, we would pay tax on such retained net long-term capital gains. In addition, to the extent designated by us, a U.S. holder generally would (1) include his proportionate share of such undistributed long-term capital gains in computing his long-term capital gains for his taxable year in which the last day of our taxable year falls (subject to certain limitations as to the amount so includable), (2) be deemed to have paid the capital gains tax imposed on us on the designated amounts included in such U.S. holder’s long-term capital gains, (3) receive a credit or refund for such amount of tax deemed paid by the U.S. holder, (4) increase the adjusted basis of his stock by the difference between the amount of such includable gains and the tax deemed to have been paid by him, and (5) in the case of a U.S. holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with U.S. Treasury regulations (which have not yet been issued).
      Distributions made by us and gain arising from the sale or exchange by a U.S. holder of stock will not be treated as passive activity income, and as a result, U.S. holders generally will not be able to apply any “passive losses” against this income or gain. U.S. holders may not include in their individual income tax returns any of our net operating losses or capital losses.
      Disposition of Stock. Upon any taxable sale or other disposition of our stock, a U.S. holder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (1) the amount of cash and the fair market value of any property received on the sale or other disposition except with respect to amounts attributable to accrued but unpaid dividends and (2) the U.S. holder’s adjusted basis in the stock for tax purposes.
      This gain or loss will be a capital gain or loss, and will be long-term capital gain or loss, respectively, if our stock has been held for more than one year at the time of the disposition. Noncorporate U.S. holders are generally taxable at a current maximum rate of 15% on long-term capital gain. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% to a portion of capital gain realized by a noncorporate U.S. holder on the sale of REIT stock that would correspond to the REIT’s “unrecaptured Section 1250 gain.” U.S. holders are urged to consult with their own tax advisors with respect to their capital gain tax liability. A corporate U.S. holder will be subject to tax at a maximum rate of 35% on capital gain from the sale of our stock regardless of its holding period for the stock.

      In general, any loss upon a sale or exchange of our stock by a U.S. holder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions (actually made or deemed made in accordance with the discussion above) from us required to be treated by such U.S. holder as long-term capital gain.
      Dividend Reinvestment Program. Stockholders participating in our dividend reinvestment program are treated as having received the gross amount of any cash distributions which would have been paid by us to such stockholders had they not elected to participate in the program. These distributions will retain the character and tax effect applicable to distributions from us generally. Participants in the dividend reinvestment program are subject to U.S. federal income and withholding tax on the amount of the deemed distributions to the extent that such distributions represent dividends or gains, even though they receive no cash. Shares of our stock received under the program will have a holding period beginning with the day after purchase, and a tax basis equal to their cost (which is the gross amount of the distribution).
      Information Reporting and Backup Withholding. Payments of dividends on our stock and proceeds received upon the sale, redemption or other disposition of our stock may be subject to Internal Revenue Service information reporting and backup withholding. Payments to certain U.S. holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to information reporting or backup withholding. Payments to a non-corporate U.S. holder generally will be subject to information reporting. Such payments also generally will be subject to backup withholding if such holder:

•	fails to furnish its taxpayer identification number, which for an individual is ordinarily his or her social security number,

•	furnishes an incorrect taxpayer identification number,

•	is notified by the Internal Revenue Service that it has failed to properly report payments of interest or dividends, or

•	fails to certify, under penalties of perjury, that it has furnished a correct taxpayer identification number and that the Internal Revenue Service has not notified the U.S. holder that it is subject to backup withholding.
      A U.S. holder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the U.S. holder’s U.S. federal income tax liability, if any, and otherwise will be refundable, provided that the requisite procedures are followed.
      You should consult your tax advisor regarding your qualification for an exemption from backup withholding and information reporting and the procedures for obtaining such an exemption, if applicable.
Taxation of Tax-Exempt U.S. Holders
      Based upon a published ruling by the Internal Revenue Service, a distribution by us to, and gain upon a disposition of our stock by, a U.S. holder that is a tax-exempt entity will not constitute “unrelated business taxable income” (“UBTI”) provided that the tax-exempt entity has not financed the acquisition of its stock with “acquisition indebtedness” within the meaning of the Internal Revenue Code and the stock is not otherwise used in an unrelated trade or business of the tax-exempt entity.
      However, for tax-exempt U.S. holders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in us will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax-exempt U.S. holders should consult their own tax advisers concerning these “set aside” and reserve requirements.
      Notwithstanding the preceding paragraph, however, a portion of the dividends paid by us may be treated as UBTI to certain domestic private pension trusts if we are treated as a “pension-held REIT.” We believe that we are not, and we do not expect to become, a “pension-held REIT.” If we were to become a pension- held REIT, these rules generally would only apply to certain pension trusts that held more than 10% of our stock.
Taxation of Non-U.S. Holders
      The following is a discussion of certain anticipated U.S. federal income tax consequences of the ownership and disposition of our stock applicable to non-U.S. holders of such stock. A “non-U.S. holder” is any person who or that is not a U.S. holder. The discussion is based on current law and is for general information only. The discussion addresses only certain and not all aspects of U.S. federal income taxation. Special rules may apply to certain non- U.S. holders such as “controlled foreign corporations” and “passive foreign investment companies.” Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.
Distributions from the Company
      1.     Ordinary Dividends. The portion of dividends received by non-U.S. holders payable out of our current and accumulated earnings and profits which are not attributable to capital gains and which are not effectively connected with a U.S. trade or business of the non-U.S. holder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by an applicable income tax treaty). In general, non- U.S. holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. holder’s investment in our stock is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder), the non-U.S. holder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. holders are taxed with respect to such dividends (and may also be subject a tax at a rate of 30% or lower under an applicable treaty (the “branch profits tax”) in the case of a corporate non-U.S. holder).
      We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any distributions of ordinary income made to a non-U.S. holder unless (1) a lower treaty rate applies and proper certification is provided on Internal Revenue Service Form W-8BEN or (2) the non- U.S. holder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder). However, the non-U.S. holder may seek a refund of such amounts from the Internal Revenue Service if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.
      2.     Non-Dividend Distributions. Unless our stock constitutes a USRPI (as defined below), distributions by us which are not paid out of our current and accumulated earnings and profits will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. holder may seek a refund of such amounts from the Internal Revenue Service if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, a distribution in excess of current and accumulated earnings and profits will be subject to 10% withholding tax and may be subject to additional taxation under FIRPTA (as defined below). However, the 10% withholding tax will not apply to distributions already subject to the 30% dividend withholding.
      3.     Capital Gain Dividends. Under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), a distribution made by us to a non-U.S. holder, to the extent attributable to gains (“USRPI Capital Gains”) from dispositions of United States Real Property Interests (“USRPIs”), will be considered effectively connected with a U.S. trade or business of the non-U.S. holder and therefore will be subject to U.S. income tax at the rates applicable to U.S. holders, without regard to whether such distribution is designated as a capital gain dividend. (The properties owned by our Operating Partnership generally are

USRPIs.) Distributions subject to FIRPTA may also be subject to the branch profits tax in the hands of a corporate non-U.S. holder that is not entitled to treaty exemption. Notwithstanding the preceding, distributions received on our stock, to the extent attributable to USRPI Capital Gains, will not be treated as gain recognized by the non-U.S. holder from the sale or exchange of a USRPI if (1) our stock continues to be regularly traded on an established securities market located in the United States and (2) the selling non-U.S. holder did not own more than 5% of such class of stock at any time during the one year period ending on the date of the distribution. The distribution will instead be treated as an ordinary dividend to the non-U.S. holder, and the tax consequences to the non-U.S. holder will be as described above under “Ordinary Dividends.”
      Distributions attributable to our capital gains which are not USRPI Capital Gains generally will not be subject to income taxation, unless (1) investment in the stock is effectively connected with the non-U.S. holder’s U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain (except that a corporate non-U.S. holder may also be subject to the 30% branch profits tax), or (2) the non-U.S. holder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are present, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.
      We generally will be required to withhold and remit to the Internal Revenue Service 35% of any distributions to non-U.S. holders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. holder’s U.S. federal income tax liability. This withholding will not apply to any amounts paid to a holder of not more than 5% of our stock while such stock is regularly traded on an established securities market. Instead, those amounts will be treated as described above under “Ordinary Dividends.”
      Disposition of Stock. Unless our stock constitutes a USRPI, a sale of such stock by a non-U.S. holder generally will not be subject to U.S. taxation unless (1) the investment in the stock is effectively connected with the non-U.S. holder’s U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder), or (2) the non-U.S. holder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are present.
      The stock will not constitute a USRPI if we are a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. holders. We believe that we are, and we expect to continue to be, a domestically controlled REIT, and therefore that the sale of our stock will not be subject to taxation under FIRPTA. Because our stock will be publicly traded, however, no assurance can be given that we will continue to be a domestically controlled REIT.
      Even if we do not constitute a domestically controlled REIT, a non-U.S. holder’s sale of our stock generally will not be subject to tax under FIRPTA as a sale of a USRPI provided that (1) the stock continues to be regularly traded on an established securities market located in the United States and (2) the selling non-U.S. holder did not own more than 5% of such class of Stock at any time during the one year period ending on the date of the distribution.
      If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be subject to the same treatment as a U.S. holder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).
      In addition, the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the Internal Revenue Service.

      Information Reporting and Backup Withholding. Backup withholding will apply to dividend payments made to a non-U.S. holder of our stock unless the holder has certified that it is not a U.S. holder and the payor has no actual knowledge that the owner is not a non-U.S. holder. Information reporting generally will apply with respect to dividend payments even if certification is provided.
      Payment of the proceeds from a disposition of our stock by a non-U.S. holder made to or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the holder or beneficial owner certifies that it is not a U.S. holder or otherwise establishes an exemption. Generally, Internal Revenue Service information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a foreign office of a foreign broker-dealer. If the proceeds from a disposition of our stock are paid to or through a foreign office of a U.S. broker-dealer or a non-U.S. office of a foreign broker-dealer that is (i) a “controlled foreign corporation” for U.S. federal income tax purposes, (ii) a person 50% or more of whose gross income from all sources for a specified three-year period was effectively connected with a U.S. trade or business, (iii) a foreign partnership with one or more partners who are U.S. persons and who in the aggregate hold more than 50% of the income or capital interest in the partnership, or (iv) a foreign partnership engaged in the conduct of a trade or business in the United States, then backup withholding and information reporting generally will apply unless the non-U.S. holder satisfies certification requirements regarding its status as a non-U.S. holder and the broker-dealer has no actual knowledge that the owner is not a non-U.S. holder.
      A non-U.S. holder should consult its tax advisor regarding application of withholding and backup withholding in its particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current U.S. Treasury regulations.
Investment in Our Series G Preferred Stock
      In addition to the U.S. federal income tax consequences described above under “Investment in our Stock,” certain U.S. federal income tax consequences relating to the purchase, ownership and disposition of our Series G Cumulative Convertible Preferred Stock.
Distributions
      If our aggregate distributions for a taxable year exceed our current and accumulated earnings and profits, such current and accumulated earnings and profits will be allocated first to the distributions we make with respect to the Series G Preferred Stock and all other series of preferred shares ranking on parity as to dividends with the Series G Preferred Stock. We anticipate, therefore, that distributions we make with respect to the Series G Preferred Stock will be treated as taxable dividends.
      Although dividends paid by “C” corporations to a non-corporate stockholder are generally eligible for taxation at the rate applicable to net capital gain, dividends we pay, other than those designated as capital gain dividends, as described under “Certain Material Federal Income Tax Considerations — Taxation of Taxable U.S. Holders,” above, or dividends attributable to qualified dividends we receive from a “C” corporation, such as our taxable REIT subsidiary, will not be eligible for this treatment.
Constructive Dividends
      In certain circumstances, you may be deemed to have received constructive distributions of our common stock taxable as a dividend if the Conversion Rate is adjusted or an adjustment to the Conversion Rate is not provided for pursuant to the terms of the Series G Preferred Stock. However, adjustments to the Conversion Rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the Series G Cumulative Convertible Preferred Stock will generally not be deemed to result in a constructive distribution of our common stock. Certain possible adjustments, including, without limitation, adjustments in respect of taxable dividends to holders of our common stock that exceed the dividend threshold amount, and the adjustments resulting from certain fundamental changes, will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received constructive distributions in amounts based upon the value of your increased interest in our equity resulting from such adjustments. Such constructive distributions will be includible in your income if you are a U.S. Holder in the manner described above under “Taxation of Taxable U.S. Holders — Distributions” even if you have not received any cash or property as a result of such adjustments. In certain circumstances, the failure to provide for such an adjustment may also result in a constructive taxable distribution to you. If you are a foreign stockholder, the portion of any such constructive distribution deemed received by you that is treated as a dividend will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty.
      If you are a tax-exempt entity, see “Investment in Our Stock — Taxation of Tax-Exempt U.S. Holders” and if you are a foreign stockholder, see “Investment in Our Stock — Taxation of Non-U.S. Holders” for the rules that apply to distributions we make with respect to our stock.
Mandatory or Optional Conversion into Common Stock
      If you or we convert your Series G Preferred Stock into common stock, you will generally not recognize gain or loss, except with respect to cash received in lieu of fractional shares. Your tax basis in the common stock received upon conversion generally should equal your tax basis in your Series G Preferred Stock tendered for conversion, less the tax basis allocated to any fractional share for which cash is received. Your holding period in the common stock received upon conversion or exchange of your Series G Preferred Stock will include the holding period of the Series G Cumulative Stock so converted or exchanged.
      If you convert your Series G Preferred Stock, then to the extent that your receive cash from us in exchange and in lieu of fractional shares, the transaction will be treated as a redemption, the tax consequences of which are described below.
Purchase of Series G Preferred Stock upon a Fundamental Change
      If, upon the occurrence of a fundamental change, you elect to require us to redeem for cash your Series G Preferred Stock, you will recognize capital gain or loss measured by the difference between the amount of cash that you receive upon the redemption (except to the extent amounts are attributable to accrued but unpaid interest) and your adjusted basis in your Series G Preferred Stock redeemed (provided that the shares are held as a capital asset) if such redemption (i) results in a “complete termination” of your interest in all classes of our shares under Section 302(b)(3) of the Internal Revenue Code or (ii) is “not essentially equivalent to a dividend” with respect to you under Section 302(b)(1) of the Internal Revenue Code. In applying these tests, there must be taken into account not only any Series G Preferred Stock owned by you, but also your ownership of our common stock, other series of preferred shares and any options (including share purchase rights) to acquire any of the foregoing. You must also take into account any securities (including options) which are considered to be owned by you by reason of the constructive ownership rules set forth in Sections 318 and 302(c) of the Internal Revenue Code. The treatment accorded to any redemption by us (as distinguished from a sale, exchange or other disposition) of Series G Preferred Stock can only be determined on the basis of particular facts as to each holder of the Series G Preferred Stock at the time of redemption. Accordingly, you should consult your tax advisor to determine your tax treatment.
      If the redemption does not meet any of the tests under Section 302 of the Internal Revenue Code that are described above, then the redemption proceeds received for your Series G Preferred Stock will be treated as a distribution on your Series G Preferred Stock, with the consequences described for holders of our common stock under “Investment in Our Common Stock — Taxation of Taxable U.S. Holders,” “Investment in Our Common Stock — Taxation of Non-U.S. Holders” and “Investment in Our Common Stock — Taxation of Tax-Exempt U.S. Holders.” If the redemption is taxed as a dividend, your tax basis in your Series G Preferred Stock redeemed will be transferred to any of your other holdings of our shares. If you no longer own any of our shares, under certain circumstances, such basis may be transferred to a related person, or it may be lost in its entirety.

State and Local Taxes
      We and our stockholders may be subject to state or local taxation in various jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us and our stockholders may not conform to the U.S. federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisers regarding the effect of state and local tax laws on an investment in our stock.

UNDERWRITING
      We are offering the shares of Series G Preferred Stock described in this prospectus supplement through Banc of America Securities LLC. Subject to the terms and conditions of an underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, all of the shares of Series G Preferred Stock in this offering.
      The underwriting agreement is subject to a number of terms and conditions and provides that the underwriter must buy all of the shares of Series G Preferred Stock if it buys any of them. The underwriter will sell the shares of Series G Preferred Stock to the public when and if the underwriter buys the shares of Series G Preferred Stock from us.
      The underwriter initially will offer the Series G Preferred Stock to the public at the price specified on the cover page of this prospectus supplement. The underwriter may allow a concession of not more than $          per share to selected dealers. The underwriter also may allow, and those dealers may reallow, a concession of not more than $          per share to some other dealers. If all the shares of Series G Preferred Stock are not sold at the public offering price, the underwriter may change the offering price and the other selling terms. The Series G Preferred Stock is offered subject to a number of conditions, including:

•	receipt and acceptance of the Series G Preferred Stock by the underwriter; and

•	the underwriter’s right to reject orders in whole or in part.
      Option to Purchase Additional Shares. We have granted the underwriter an option to buy up to                     additional shares of Series G Preferred Stock at the same price per share as it is paying for the shares listed on the cover of this prospectus supplement plus accrued dividends from July           , 2006. These additional shares would cover sales of shares by the underwriter which exceed the number of shares specified on the cover of this prospectus supplement. The underwriter may exercise this option at any time within 30 days after the date of this prospectus supplement. If purchased, the additional shares of Series G Preferred Stock will be sold by the underwriter on the same terms as those on which the other shares are sold. We will pay the expenses associated with the exercise of this option.
      Discounts and Commissions. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriter by us. These amounts are shown assuming no exercise and full exercise of the underwriter’s option to purchase additional shares.

Paid by
Essex Property Trust, Inc.

	No Exercise	Full Exercise

Per Share	$	$

Total	$	$

      We estimate that the total expenses of the offering to be paid by us, not including underwriting discounts and commissions, will be approximately $                    .
      Stabilization. In connection with this offering, the underwriter may engage in activities that stabilize, maintain or otherwise affect the price of the Series G Preferred Stock and our common stock, including:

•	stabilizing transactions;

•	short sales; and

•	purchases to cover positions created by short sales.
      Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Series G Preferred Stock or our common stock while this offering is in progress. Stabilizing transactions may include making short sales of the Series G Preferred Stock which involves the sale by the underwriter of a greater number of shares of Series G Preferred Stock than it is required to purchase in this offering, and purchasing shares of Series G Preferred Stock from us or on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriter’s over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount.
      The underwriter may close out any covered short position by either exercising its over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares as referenced above.
      A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the Series G Preferred Stock in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriter creates a naked short position, it will purchase shares in the open market to cover the position.
      These activities may have the effect of raising or maintaining the market price of the Series G Preferred Stock or our common stock or preventing or retarding a decline in the market price of the Series G Preferred Stock or our common stock. As a result of these activities, the price of the Series G Preferred Stock or our common stock may be higher than the price that otherwise might exist in the open market. If the underwriter commences these activities, it may discontinue them at any time. The underwriter may carry out these transactions on the New York Stock Exchange, in the over-the-counter-market or otherwise.
      Lock-up Agreements. We and our directors and executive officers have entered into lock-up agreements with the underwriter. Under these agreements, subject to exceptions, we may not, and those holders of stock may not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock, or publicly announce the intention to do any of the foregoing, without the prior written consent of the underwriter for a period of 60 days from the date of this prospectus supplement. This consent may be given at any time without public notice. In addition, during this 60 day period, we have also agreed not to file any registration statement for, and each of our officers has agreed not to make any demand for, or exercise any right of, the registration of, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of the underwriter.
      Indemnification. We will indemnify the underwriter against some liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriter may be required to make in respect of those liabilities.
      Conflicts/ Affiliates. The underwriter and its affiliates have provided and may in the future provide, various investment banking, commercial banking and other financial services to us for which services they have received, and may in the future receive, customary fees. In addition, Bank of America, N.A., an affiliate of the underwriter, is a lender under one of our unsecured credit facilities. A portion of the proceeds of this offering will be used to repay loans extended by Bank of America, N.A. to us under the unsecured credit facility. A portion of proceeds of this offering will be used to repay the credit facilities.
      Selling Restrictions. The underwriter intends to comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers shares of Series G Preferred Stock or has in its possession or distributes the prospectus supplement and accompanying prospectus or any such material.
      In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) an offer of the Series G Preferred Stock to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the Series G Preferred Stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Series G Preferred Stock to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive
      For the purposes of this provision, the expression an “offer of Series G Preferred Stock to the public” in relation to any Series G Preferred Stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Series G Preferred Stock to be offered so as to enable an investor to decide to purchase or subscribe the Series G Preferred Stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.
      No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of the Series G Preferred Stock that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; no Series G Preferred Stock has been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to permitted investors (“Permitted Investors”) consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or investors belonging to a limited circle of investors (cercle restreint d’investisseurs) acting for their own account, with “qualified investors” and “limited circle of investors” having the meaning ascribed to them in Articles L. 411-2, D. 411-1, D. 411-2, D. 411-4, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Code Monétaire et Financier and applicable regulations thereunder; none of this prospectus or any other materials related to the offering or information contained therein relating to the Series G Preferred Stock has been released, issued or distributed to the public in France except to Permitted Investors; and the direct or indirect resale to the public in France of any Series G Preferred Stock acquired by any Permitted Investors may be made only as provided by Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Code Monétaire et Financier and applicable regulations thereunder.
      The Underwriter acknowledges and agrees that:

(i) it has not offered or sold and will not offer or sell the Series G Preferred Stock other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the Series G Preferred Stock would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) by the Issuer;

(ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Series G Preferred Stock in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer or the Guarantor; and

(iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Series G Preferred Stock in, from or otherwise involving the United Kingdom.

      This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The Series G Preferred Stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Series G Preferred Stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.
      The offering of the Series G Preferred Stock has not been cleared by the Italian Securities Exchange Commission (Commissione Nazionale per le Società e la Borsa, the “CONSOB”) pursuant to Italian securities legislation and, accordingly, has represented and agreed that the Series G Preferred Stock may not and will not be offered, sold or delivered, nor may or will copies of the prospectus supplement and accompanying prospectus any other documents relating to the Series G Preferred Stock be distributed in Italy, except (i) to professional investors (operatori qualificati), as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of July 1, 1998, as amended, (the “Regulation No. 11522”), or (ii) in other circumstances which are exempted from the rules on solicitation of investments pursuant to Article 100 of Legislative Decree No. 58 of February 24, 1998 (the “Financial Service Act”) and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended.
      Any offer, sale or delivery of the Series G Preferred Stock or distribution of copies of the prospectus supplement and accompanying prospectus or any other document relating to the Series G Preferred Stock in Italy may and will be effected in accordance with all Italian securities, tax, exchange control and other applicable laws and regulations, and, in particular, will be: (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Financial Services Act, Legislative Decree No. 385 of September 1, 1993, as amended (the “Italian Banking Law”), Regulation No. 11522, and any other applicable laws and regulations; (ii) in compliance with Article 129 of the Italian Banking Law and the implementing guidelines of the Bank of Italy; and (iii) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.
      Any investor purchasing the Series G Preferred Stock in the offering is solely responsible for ensuring that any offer or resale of the Series G Preferred Stock it purchased in the offering occurs in compliance with applicable laws and regulations.
      The prospectus supplement and accompanying prospectus and the information contained therein are intended only for the use of its recipient and, unless in circumstances which are exempted from the rules on solicitation of investments pursuant to Article 100 of the “Financial Service Act” and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended, is not to be distributed, for any reason, to any third party resident or located in Italy. No person resident or located in Italy other than the original recipients of this document may rely on it or its content.
      Italy has only partially implemented the Prospectus Directive, the provisions under the heading “European Economic Area” above shall apply with respect to Italy only to the extent that the relevant provisions of the Prospectus Directive have already been implemented in Italy.
      Insofar as the requirements above are based on laws which are superseded at any time pursuant to the implementation of the Prospectus Directive, such requirements shall be replaced by the applicable requirements under the Prospectus Directive.

LEGAL
      Certain legal matters relating to this offering will be passed upon for us by Baker & McKenzie LLP, San Francisco, California. Certain matters of Maryland law will be passed upon for us by Venable LLP, Baltimore, Maryland. The underwriters will be represented by Davis Polk & Wardwell, New York, New York.
WHERE YOU CAN FIND MORE INFORMATION
      Essex Property Trust, Inc. files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that Essex Property Trust, Inc. files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that Essex Property Trust, Inc. files electronically with the SEC (http://www.sec.gov). You can inspect reports and other information that Essex Property Trust, Inc. files at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.
      The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that Essex Property Trust, Inc. later files with the SEC, modifies or replaces this information. Incorporated by reference are the following documents that are filed with the SEC:

•	Annual Report on Form 10-K of Essex Property Trust, Inc. for the year ended December 31, 2005;

•	Quarterly Report on Form 10-Q of Essex Property Trust, Inc. for the quarter ended March 31, 2006;

•	Current Reports on Form 8-K of Essex Property Trust, Inc. filed on March 8, 2006, March 31, 2006, and May 15, 2006;

•	the description of Essex Property Trust, Inc. common stock contained in a Registration Statement on Form 8-A filed with the SEC on May 27, 1994, as amended on September 19, 2003;

•	the Rights Agreement, dated as of November 11, 1998, between Essex Property Trust, Inc., and BankBoston, N.A., as Rights Agent, including all exhibits thereto, attached as Exhibit 1 to the Company’s Form 8-A, filed November 12, 1998; and the amendments to the Rights Agreement dated December 13, 2000 and February 28, 2002 included as exhibits 4.2 and 4.3 to the Annual Report on Form 10-K of Essex Property Trust, Inc. for the year ended December 31, 2005; and

•	all documents filed by Essex Property Trust, Inc. with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this prospectus and prior to the termination of this prospectus.
      To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), call or write Essex Property Trust, Inc., 925 East Meadow Drive, Palo Alto, California 94303, Attention: Secretary, Tel: (650) 494-3700.

Prospectus
ESSEX PROPERTY TRUST, INC.
$342,119,250
PREFERRED STOCK
COMMON STOCK
WARRANTS
$250,000,000
GUARANTEES
ESSEX PORTFOLIO, L.P. DEBT SECURITIES

        Essex Property Trust, Inc. (“Essex” or the “Company”) may from time to time offer in one or more series or classes (i) shares of its common stock, par value $0.0001 per share (the “Common Stock”), (ii) warrants to purchase Common Stock (the “Warrants”) and (iii) shares of its preferred stock, par value $0.0001 per share (the “Preferred Stock”), in amounts, at prices and on terms to be determined at the time of offering, with an aggregate public offering price of up to $342,119,250.
      Essex Portfolio L.P. (the “Operating Partnership”) may from time to time offer in one or more series unsecured non-convertible investment grade securities, which may be either senior debt securities (“Senior Securities”) or subordinated debt securities (“Subordinated Securities” and, together with the Senior Securities, the “Debt Securities”), with an aggregate offering price of up to $250,000,000, in amounts, at prices and on terms to be determined at the time of the offering, guaranteed by Essex through unconditional guarantees (the “Guarantees”) of Debt Securities.
      The Common Stock, Warrants, Preferred Stock, Debt Securities and Guarantees (collectively, the “Offered Securities”) may be offered, separately or together, in separate series in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus (each a “Prospectus Supplement”).
      The general terms of the Offered Securities in respect to which this prospectus is being delivered are set forth herein. Specific terms of the Offered Securities will be set forth in the applicable Prospectus Supplement and will include, where applicable (i) in the case of Common Stock, the specific title and stated value and any initial public offering price; (ii) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price, (iii) in the case of Warrants, the duration, offering price, exercise price and detachability; and (iv) in the case of Debt Securities the specific title, aggregate principal amount, currency, form (which may be registered, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Operating Partnership or repayment at the option of the holder, terms for sinking fund payments, covenants and any initial public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of Essex as a real estate investment trust (“REIT”) for United States federal income tax purposes. To ensure that Essex maintains its qualification as a REIT, the charter of Essex provides that no person, with certain exceptions, may own more than 6.0% of the value of the outstanding capital stock of Essex including any shares of Common Stock or Preferred Stock offered hereby. See “Description of Capital Stock — Restrictions on Transfer.”
      The applicable Prospectus Supplement also will contain information, where applicable, about material United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.
      The Offered Securities may be offered directly, through agents designated from time to time by Essex, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See “Plan of Distribution.” No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Offered Securities.
       Investing in our offered securities involves certain risks. See “Risk Factors” beginning on page 3.

       Neither the Securities and Exchange Commission nor any state securities commission has approved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 8, 2003.

     Neither Essex Property Trust, Inc. nor Essex Portfolio, L.P. have authorized any person to give any information or to make any representation not contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates and this prospectus is not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. You should not assume that the information contained in this prospectus is correct on any date after the date of this prospectus, even though this prospectus is delivered or shares are sold pursuant to this prospectus on a later date.

i

WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document we file with the SEC at the SEC’s public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC (http://www.sec.gov). You can inspect reports and other information we file at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.
      We have filed a Registration Statement of which this prospectus is a part and related exhibits with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement contains additional information about us. You may inspect the Registration Statement and exhibits without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the following documents we filed with the SEC:

—	Essex’s Annual Report on Form 10-K for the year ended December 31, 2002;

—	the Operating Partnership’s Annual Report on Form 10-K for the year ended December 31, 2002;

—	Essex’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2003 and June 30, 2003;

—	the Operating Partnership’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2003 and June 30, 2003;

—	Essex’s Current Report on Form 8-K filed on June 2, 2003;

—	the description of Essex’s common stock contained in a Registration Statement on Form 8-A filed with the SEC on May 27, 1994;

—	the description of Essex’s preferred stock purchase rights contained in a Registration Statement on Form 8-A filed with the SEC on November 12, 1998; and

—	all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than current reports furnished under Item 9 of Form 8-K) after the date of this prospectus and prior to the termination of the offering.
      To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), call or write Essex Property Trust, Inc., 925 East Meadow Drive, Palo Alto, California 94303, Attention: Secretary (650) 494-3700).
      Unless we indicate otherwise or unless the context requires otherwise, all references in this prospectus to “Essex” mean Essex Property Trust, Inc. and all references to the “Operating Partnership” mean Essex Portfolio, L.P. Unless we indicate otherwise or unless the context requires otherwise, all references in this prospectus to “we,” “us,” or “our” mean Essex and its subsidiaries, including the Operating Partnership and its subsidiaries. When we refer to Essex’s “Charter” we mean Essex’s articles of incorporation, as amended and supplemented from time to time.

ii

FORWARD-LOOKING STATEMENTS
      This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, and are subject to the “safe harbor” provisions created by these statutes. All statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Such statements are characterized by terminology such as “anticipates,” “believes,” “expects,” “future,” “intends,” “assuming,” “projects,” “plans” and similar expressions or the negative of those terms or other comparable terminology. These forward-looking statements which include statements about our expectations, objectives, anticipations, intentions and strategies regarding the future, expected operation results, revenues and earnings, reflect only management’s current expectations and are not guarantees of future performance and are subject to risks and uncertainties, including those risks described under the heading “Risk Factors” in this prospectus, or in the documents incorporated by reference in this prospectus, that could cause actual results to differ materially from the results contemplated by the forward-looking statements.
      All forward-looking statements included or incorporated by reference in this prospectus are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement or statements. It is important to note that such forward-looking statements are subject to risks and uncertainties and that our actual results could differ materially from those in such forward-looking statements. The foregoing factors, as well as those under the heading “Risk Factors” in this prospectus and in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that we file with the SEC from time to time, among others, in some cases have affected, and in the future could affect, our actual operating results and could cause our actual consolidated operating results to differ materially from those expressed in any forward-looking statement made by us. You are cautioned not to place undue reliance on forward-looking statements contained in this prospectus.
ESSEX AND THE OPERATING PARTNERSHIP
      Essex Property Trust, Inc. (“Essex” or the “Company”) is a self-administered and self-managed equity real estate investment trust (“REIT”) engaged in the ownership, acquisition, development and management of multifamily apartment communities. As of August 1, 2003, our multifamily portfolio consisted of ownership interests in 117 properties (comprising 25,095 apartment units), of which 14,780 units are located in Southern California (Los Angeles, Ventura, Orange and San Diego counties), 4,293 units are located in Northern California (the San Francisco Bay Area), 5,444 of which are located in the Pacific Northwest (4,073 units in the Seattle metropolitan area and 1,371 units in the Portland, Oregon metropolitan area), and 578 are located in other areas (302 units in Houston, Texas and 276 units in Hemet, California). In addition, as of August 1, 2003, we owned other real estate assets consisting of five recreational vehicle parks (comprising 1,717 spaces), four office buildings (totaling approximately 63,540 square feet) and two manufactured housing communities (containing 607 sites), (collectively together with Essex’s multifamily residential properties, the “Properties”). One of the office buildings located in Northern California (Palo Alto) has approximately 17,400 square and houses our headquarters and another office building located in Southern California (Woodland Hills) has approximately 38,940 square feet, of which we currently occupy approximately 8,600 square feet. The Woodland Hills office building has ten third-party tenants occupying approximately 27,300 feet. As of August 1, 2003, Essex, along with its affiliated entities and joint ventures, also have entered into commitments for the development of 1,368 units in six multifamily communities; three of which are in Northern California and three in Southern California.
      Essex was incorporated in the state of Maryland in March 1994. On June 13, 1994, Essex commenced operations with the completion of an initial public offering (“the Offering”) in which Essex issued 6,275,000 shares of common stock at $19.50 per share.

      Essex Portfolio, L.P. (the “Operating Partnership”) was formed in March 1994 and commenced operations on June 13, 1994, when Essex, the general partner of the Operating Partnership, completed its Offering.
      Essex conducts substantially all of its activities through the Operating Partnership. Essex currently owns an approximate 90% general partnership interest and members of Essex’s Board of Directors, senior management and certain outside investors own limited partnership interests of approximately 10% in the Operating Partnership. As the sole general partner of the Operating Partnership, Essex has control over the management of the Operating Partnership and over each of the properties.
USE OF PROCEEDS
      Unless otherwise indicated in the applicable Prospectus Supplement, we intend to use the net proceeds of any sale of Offered Securities for general corporate purposes and to invest in the Operating Partnership. Unless otherwise indicated in the applicable Prospectus Supplement, the Operating Partnership intends to use any net proceeds to fund the acquisition and development of multi-family residential properties and repay indebtedness. Net proceeds from the sale of the Offered Securities initially may be temporarily invested in short-term securities.
RATIO OF EARNINGS TO FIXED CHARGES
Schedule of computation of Ratio and Earnings to Fixed Charges and Preferred Stock Dividends
(Dollars in thousands, except ratios)

	Three Months
	Ended	Years Ended December 31
	March 31
	2003	2001	2000	1999	1998

Earnings:
Income from continuing operations	$10,231	$44,588	$47,912	$43,914	$43,228	$30,507
Gain on sales of real estate	—	—	(3,788)	(4,022)	(9,524)	(9)
Minority interests	5,897	24,130	24,322	23,686	17,775	9,493
Interest expense	10,799	35,012	38,746	30,044	20,970	19,107
Amortization of deferred financing costs	174	605	657	639	566	718
Total earnings	$27,101	$104,335	$107,849	$94,261	$73,015	$59,816
Fixed charges:
Interest expense	$10,799	$35,012	$38,746	$30,044	$20,970	$19,107
Amortization of deferred financing costs	174	605	657	639	566	718
Capitalized interest	902	6,139	3,917	2,906	5,172	3,494
Subtotal	11,875	41,756	43,320	33,589	26,708	23,319
Convertible preferred stock dividends	—	—	—	246	1,333	3,500
Perpetual preferred unit distributions	4,580	18,319	18,319	18,319	12,238	5,595
Total fixed charges and preferred stock dividends	$16,455	$60,075	$61,639	$52,154	$40,279	$32,414
Ratio of earnings to fixed charges (excluding preferred stock dividends)	2.28X	2.50X	2.49X	2.81X	2.73X	2.57X
Ratio of earnings to combined fixed charges and preferred dividends	1.65X	1.74X	1.75X	1.81X	1.81X	1.85X

RISK FACTORS
      Our operations involve various risks that could have adverse consequences to us. These risks include, among others, the following:
Debt Financing
      At March 31, 2003, we had approximately $811,896,000 of indebtedness (including $213,369,000 of variable rate indebtedness, of which $60,369,000 is capped at interest rates ranging from 7.1% to 7.3%).
      We are subject to the risks normally associated with debt financing, including the following:

•	cash flow may not be sufficient to meet required payments of principal and interest;

•	inability to refinance existing indebtedness on encumbered properties; and

•	the terms of any refinancing may not be as favorable as the terms of existing indebtedness.
Uncertainty of Ability to Refinance Balloon Payments
      At March 31, 2003, we had an aggregate of approximately $812 million of mortgage debt and line of credit borrowings, some of which are subject to balloon payments of principal. We do not expect to have sufficient cash flows from operations to make all of such balloon payments when due under these mortgages and the line of credit borrowings.
      At March 31, 2003, these mortgages and lines of credit borrowings had the following scheduled maturity dates:

2003 — $35.2 million (includes lines of credit balance of $30 million as of March 31, 2003);

2004 — $130.1 million (includes lines of credit balance of $123 million as of March 31, 2003);

2005 — $41.0 million;

2006 — $20.4 million;

2007 — $63.1 million;

2008 and thereafter — $522.1 million.
      We may not be able to refinance such mortgage indebtedness or lines of credit. The properties subject to these mortgages could be foreclosed upon or otherwise transferred to the mortgagee. This could cause us to lose income and asset value. Alternatively, we may be required to refinance the debt at higher interest rates. If we are unable to make such payments when due, a mortgage lender could foreclose on the property securing the mortgage, which could have a material adverse effect on our financial condition and results of operations.
Economic Environment and Impact on Operating Results
      Both the national economy and the economies of the western states in which we own, manage and develop properties, some of which are concentrated in high-tech sectors, have been and may continue to be in a recession. The impact of such recession on our operating results can include, and are not limited to, reduction in rental rates, occupancy levels, property valuations and increases in operating costs such as advertising, turnover and repair and maintenance expense.
      Our property type and diverse geographic locations provide some degree of risk moderation but we are not immune to a prolonged down cycle in the real estate markets in which we operate. Although we believe we are well positioned to meet the challenges ahead, it is possible that further reductions in occupancy and market rental rates will result in reduction of rental revenues, operating income, cash flows, and the market value of our shares. Prolonged recession could also affect our ability to obtain financing at acceptable rates on interest and to access funds from the disposition of properties at acceptable prices.

Risk of Rising Interest Rates
      At March 31, 2003, we had approximately $60,369,000 of long-term variable rate indebtedness bearing interest at a floating rate tied to the rate of short-term tax-exempt revenue bonds (which matures at various dates from 2020 through 2026), and $153,000,000 of variable rate indebtedness under our lines of credit bearing interest at 1.10% over LIBOR. The long-term variable rate indebtedness of approximately $60,369,000 is subject to an interest rate protection agreement, which may reduce the risks associated with fluctuations in interest rates. The remaining $153,000,000 of long-term variable rate indebtedness is not subject to any interest rate protection agreement, and consequently, an increase in interest rates may have an adverse effect on our net income and results of operations.
      Current interest rates are at historic lows and potentially could increase rapidly to levels more in line with recent historic levels. The immediate effect of significant and rapid interest rate increases would result in higher interest expense in our variable rate indebtedness. The effect of prolonged interest rate increases could negatively impact our ability to make acquisitions and develop properties at economic returns on investment and our ability to refinance existing borrowings at acceptable rates.
Risk of Losses on Interest Rate Hedging Arrangements
      We have, from time to time, entered into agreements to reduce the risks associated with increases in interest rates, and may continue to do so. Although these agreements may partially protect against rising interest rates, these agreements also may reduce the benefits to us when interest rates decline. We cannot assure you that we can refinance any such hedging arrangements or that we will be able to enter into other hedging arrangements to replace existing ones if interest rates decline. Furthermore, interest rate movements during the term of interest rate hedging arrangements may result in a gain or loss on our investment in the hedging arrangement. In addition, if a hedging arrangement is not indexed to the same rate as the indebtedness that is hedged, we may be exposed to losses to the extent that the rate governing the indebtedness and the rate governing the hedging arrangement change independently of each other. Finally, nonperformance by the other party to the hedging arrangement may subject us to increased credit risks. In order to minimize counterparty credit risk, our policy is to enter into hedging arrangements only with large financial institutions.
Acquisition Activities: Risks that Acquisitions Will Fail to Meet Expectations
      We intend to continue to acquire multifamily residential properties. There are risks that acquired properties will fail to perform as expected. Estimates of future income, expenses and the costs of improvements necessary to allow us to market an acquired property as originally intended may prove to be inaccurate. In addition, we expect to finance future acquisitions, in whole or in part, under various forms of secured or unsecured financing or through the issuance of partnership units by the Operating Partnership or additional equity by Essex. The use of equity financing, rather than debt, for future developments or acquisitions could dilute the interest of Essex’s existing stockholders. If we finance new acquisitions under existing lines of credit, there is a risk that, unless we obtain substitute financing, Essex may not be able to secure further lines of credit for new development or such lines of credit may be available only on disadvantageous terms.
      Also, we may not be able to refinance our existing lines of credit upon maturity, or the terms of such refinancing may not be as favorable as the terms of the existing indebtedness. Further, acquisitions of properties are subject to the general risks associated with real estate investments. For further information regarding these risks, please see “Adverse Effect to Property Income and Value Due to General Real Estate Investment Risks.”
      On December 17, 2002, we completed the acquisition of John M. Sachs, Inc., a real estate company pursuant to which we acquired a real estate portfolio, consisting primarily of apartment communities located in San Diego County, California. The assets in this transaction were valued at approximately $301 million. This is our largest real estate portfolio acquisition to date. The integration of these properties into Essex has placed a burden on our management team and infrastructure. These properties may not perform as expected.

In addition, as this transaction was structured as a merger, there is the risk that we assumed unknown liabilities, which might adversely affect our results of operations.
Risks that Development Activities Will Be Delayed, not Completed, and/or Fail to Achieve Expected Results
      We pursue multifamily residential property development projects from time to time. Development projects generally require various governmental and other approvals, which we cannot assure you that we will receive. Our development activities generally entail certain risks, including the following:

•	funds may be expended and management’s time devoted to projects that may not be completed;

•	construction costs of a project may exceed original estimates possibly making the project economically unfeasible;

•	development projects may be delayed due to, among other things, adverse weather conditions;

•	occupancy rates and rents at a completed project may be less than anticipated; and

•	expenses at a completed development may be higher than anticipated.
      These risks may reduce the funds available for distribution to Essex’s stockholders. Further, the development of properties is also subject to the general risks associated with real estate investments. For further information regarding these risks, please see “Adverse Effect to Property Income and Value Due to General Real Estate Investment Risks.”
The Geographic Concentration of the Properties and Fluctuations in Local Markets May Adversely Impact Our Financial Conditions and Results from Operations
      We derived significant amounts of rental revenues for the year ended December 31, 2002 and the three months ended March 31, 2003 from properties concentrated in Northern California (the San Francisco Bay Area), Southern California (Los Angeles, Ventura, Orange and San Diego counties), and the Pacific Northwest (the Seattle, Washington and Portland, Oregon metropolitan areas). As of March 31, 2003, of our 113 ownership interests in multifamily residential properties, 85 are located in California. As a result of this geographic concentration, if a local property market performs poorly, the income from the properties in that market could decrease. As a result of such a decrease in income, we may be unable to pay expected dividends to our stockholders. The performance of the economy in each of these areas affects occupancy, market rental rates and expenses and, consequently impacts the income generated from the properties and their underlying values. The financial results of major local employers also may impact the cash flow and value of certain of the properties. Economic downturns in the local markets in which we own properties could have a negative impact on our financial condition and results from operations.
Competition in the Multifamily Residential Market May Adversely Affect Operations and the Rental Demand For Our Properties
      There are numerous housing alternatives that compete with the multifamily properties in attracting residents. These include other multifamily rental apartments and single-family homes that are available for rent in the markets in which the properties are located. The properties also compete for residents with new and existing homes and condominiums that are for sale. If the demand for our properties is reduced or if competitors develop and/or acquire competing properties on a more cost-effective basis, rental rates may drop, which may have a material adverse affect on our financial condition and results of operations.
      We also face competition from other real estate investment trusts, businesses and other entities in the acquisition, development and operation of properties. Some of the competitors are larger and have greater financial resources than we do. This competition may result in increased costs of properties we acquire and/or develop.

Debt Financing on Properties May Result in Insufficient Cash Flow
      Where possible, we intend to continue to use leverage to increase the rate of return on our investments and to provide for additional investments that we could not otherwise make. There is a risk that the cash flow from the properties will be insufficient to meet both debt payment obligations and the distribution requirements of the real estate investment trust provisions of the Internal Revenue Code. We may obtain additional debt financing in the future, through mortgages on some or all of the properties. These mortgages may be recourse, non-recourse, or cross-collateralized. As of March 31, 2003, Essex had 52 properties encumbered by debt. Of the 52 properties, 36 are secured by deeds of trust relating solely to those properties, and with respect to the remaining 16 properties, five cross-collateralized mortgages are secured by 8 properties, 3 properties, 3 properties and 2 properties, respectively. The holders of this indebtedness will have a claim against these properties and to the extent indebtedness is cross-collateralized, lenders may seek to foreclose upon properties, which are not the primary collateral for their loan. This, in turn, may accelerate other indebtedness secured by properties. Foreclosure of properties would reduce our income and asset value.
Dividend Requirements as a Result Of Preferred Stock May Lead to a Possible Inability to Sustain Dividends
      In 1998 and 1999, the Operating Partnership issued $210 million in aggregate of Series B Cumulative Redeemable Preferred Units (the “Series B Preferred Units”), Series C Cumulative Redeemable Preferred Units, (the “Series C Preferred Units”), Series D Cumulative Redeemable Preferred Units (the “Series D Preferred Units”) and Series E Cumulative Redeemable Preferred Units (the “Series E Preferred Units”). The Series B Preferred Units, the Series C Preferred Units, the Series D Preferred Units and the Series E Preferred Units are collectively referred to as the “Preferred Units”.
      The terms of Essex’s preferred stock into which each series of Preferred Units are exchangeable provide for certain cumulative preferential cash distributions per each share of preferred stock. These terms also provide that while such preferred stock is outstanding, Essex cannot authorize, declare or pay any distributions on the Common Stock, unless all distributions accumulated on all shares of such preferred stock have been paid in full. The distributions payable on such preferred stock may impair Essex’s ability to pay dividends on its Common Stock.
      If Essex wishes to issue any Common Stock in the future (including, upon exercise of stock options), the funds required to continue to pay cash dividends at current levels will be increased. Essex’s ability to pay dividends will depend largely upon the performance of the properties and other properties that may be acquired in the future.
      Essex’s ability to pay dividends on its stock is further limited by the Maryland General Corporation Law. Under the Maryland General Corporation Law, Essex may not make a distribution on stock if, after giving effect to such distribution, either:

•	we would not be able to pay its indebtedness as it becomes due in the usual course of business; or

•	our total assets would be less than its total liabilities.
      If Essex cannot pay dividends on our stock, Essex’s status as a real estate investment trust may be jeopardized.
Registration and Resale of Shares Pursuant to our Pending Registration Statement May Have an Adverse Effect on the Market Price of the Shares
      Pursuant to the acquisition of John M. Sachs, Inc., a real estate company, in December 2002, we issued 2,719,875 shares of common stock, as partial consideration for the acquisition, to the trusts that were the shareholders of that company. In connection with the acquisition, Essex entered into a registration rights agreement with these trusts, pursuant to which in January 2003 we filed a registration statement on Form S-3 in order to enable the resale of these shares of common stock. In an amendment to this registration statement filed in April 2003, we also registered, pursuant to certain registration rights, 50,000 shares of common stock which are issuable to the trusts in connection with certain contractual obligations and 3,743,615 shares of common stock which are issuable upon exchange of limited partnership interests in the Operating Partnership. These limited partnership interests are held by senior members of our management, certain members of our Board of Directors and certain outside investors, or the Operating Partnership holders, and comprise approximately 10% of the limited partnership interests of the Operating Partnership as of March 31, 2003. In addition, the Operating Partnership has invested in certain real estate partnerships. In this registration statement, we also registered, pursuant to certain registration rights, shares of common stock, which are issuable upon redemption of all of the limited partnership interests on such real estate partnerships. The registration and resale of the shares of common stock pursuant to the registration statement may have an adverse effect on the market price of our shares.
Our Chairman is Involved in Other Real Estate Activities and Investments, Which May Lead to Conflicts of Interest
      Our Chairman, George M. Marcus, owns interests in various other real estate-related businesses and investments. He is the Chairman of The Marcus & Millichap Company, or MM, which is the holding company for real estate brokerage and services companies. MM has an interest in Pacific Property Company, a company that invests in West Coast multifamily residential properties. In 1999 we sold an office building which Essex previously occupied to MM.
      Mr. Marcus has agreed not to divulge any information that may be received by him in his capacity as Chairman of Essex to any of his affiliated companies and that he will absent himself from any and all discussions by the Essex Board of Directors regarding any proposed acquisition and/or development of a multifamily property where it appears that there may be a conflict of interest with any of his affiliated companies. Notwithstanding this agreement, Mr. Marcus and his affiliated entities may potentially compete with us in acquiring and/or developing multifamily properties, which competition may be detrimental to us. In addition, due to such potential competition for real estate investments, Mr. Marcus and his affiliated entities may have a conflict of interest with us, which may be detrimental to the interests of Essex’s stockholders.
The Influence of Executive Officers, Directors and Significant Stockholders May Be Detrimental to Holders of Common Stock
      As of June 30, 2003, George M. Marcus, the Chairman of our Board of Directors, wholly or partially owned 1,745,211 shares of common stock (including shares issuable upon exchange of limited partnership interests in the Operating Partnership and certain other partnerships and assuming exercise of all vested options). This represents approximately 7.5% of the outstanding shares of common stock. Mr. Marcus currently does not have majority control over us. However, he currently has, and likely will continue to have, significant influence with respect to the election of directors and approval or disapproval of significant corporate actions. Consequently, his influence could result in decisions that do not reflect the interests of all our stockholders.
      Under the partnership agreement of the Operating Partnership, the consent of the holders of limited partnership interests is generally required for any amendment of the agreement and for certain extraordinary actions. Through their ownership of limited partnership interests and their positions with us, our directors and executive officers, including Mr. Marcus and Mr. William A. Millichap, a director of Essex, have substantial influence on us. Consequently, their influence could result in decisions that do not reflect the interests of all stockholders. Further pursuant to our acquisition of John M. Sachs, Inc. in December 2002, we issued, as partial consideration for the acquisition, 2,719,875 shares of our common stock to the trusts that were the shareholders of that company. As a result of this issuance, these trusts own, as of June 30, 2003, in aggregate, approximately 13% of our outstanding common stock. The trusts have common trustees, and pursuant to their ownership interest in Essex, these trusts may have significant influence over us. Such influence could result in decisions that do not reflect the interest of all our stockholders.

The Voting Rights of Preferred Stock May Allow Holders of Preferred Stock to Impede Actions that Otherwise Benefits Holders of Common Stock
      In general, the holders of the Preferred Stock into which our Preferred Units are exchangeable do not have any voting rights. However, if full distributions are not made on any outstanding preferred stock for six quarterly distributions periods, the holders of preferred stock who have not received distributions, voting together as a single class, will have the right to elect two additional directors to serve on Essex’s Board of Directors. These voting rights continue until all distributions in arrears and distributions for the current quarterly period on the preferred stock have been paid in full. At that time, the holders of the preferred stock are divested of these voting rights, and the term and office of the directors so elected immediately terminates.
      In addition, while any shares of preferred stock (into which the preferred units are exchangeable) are outstanding, Essex:

1. may not authorize or create any class of series of stock that ranks senior to this preferred stock with respect to the payment of dividends, rights upon liquidation, dissolution or winding-up of our business;

2. amend, alter or repeal the provisions of Essex’s Charter or Bylaws, that would materially and adversely affect these rights without the consent of the holders of two-thirds of the outstanding shares of each series of preferred stock (as applicable), each voting separately as a single class;

3. merge or consolidate with another entity; or

4. transfer substantially all of its assets to any corporation or other entity, without the affirmative vote of the holders of at least two-thirds of each series of preferred stock, each voting separately as a class, unless the transaction meets certain criteria.
      These voting rights of the preferred stock may allow holders of preferred stock to impede or veto actions that would otherwise benefit the holders of Essex’s Common Stock.
Maryland Business Combination Law May Not Allow Certain Transactions Between us and Affiliates to Proceed Without Compliance with Such Law
      The Maryland General Corporation Law establishes special requirements for “business combinations” between a Maryland corporation and “interested stockholders” unless exemptions are applicable. An interested stockholder is any person who beneficially owns ten percent or more of the voting power of the then-outstanding voting stock.
      The law also requires a supermajority stockholder vote for such transactions. This means that the transaction must be approved by at least:

•	80% of the votes entitled to be cast by holders of outstanding voting shares; and

•	66% of the votes entitled to be cast by holders of outstanding voting shares other than shares held by the interested stockholder with whom the business combination is to be effected.
      However, as permitted by the statute, the Board of Directors of Essex irrevocably has elected to exempt any business combination by us, George M. Marcus, William A. Millichap, who are the chairman and a director of
      Essex, respectively, and MM or any entity owned or controlled by Messrs. Marcus and Millichap and MM. Consequently, the super-majority vote requirement described above will not apply to any business combination between us and Mr. Marcus, Mr. Millichap, or MM. As a result, we may in the future enter into business combinations with Messrs. Marcus and Millichap and MM, without compliance with the super-majority vote requirements and other provisions of the Maryland General Corporation Law.

Anti-Takeover Provisions Contained in the Operating Partnership Agreement, Charter, Bylaws, and Certain Provisions of Maryland Law Could Delay, Defer or Prevent a Change in Control
      While Essex is the sole general partner of the Operating Partnership, and generally has full and exclusive responsibility and discretion in the management and control of the Operating Partnership, certain provisions of the Operating Partnership’s partnership agreement place limitations on Essex’s ability to act with respect to the Operating Partnership. Such limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our stock or otherwise be in the best interest of the stockholders or that could otherwise adversely affect the interest of Essex’s stockholders. The partnership agreement provides that if the limited partners own at least 5% of the outstanding units of limited partnership interest in the Operating Partnership, Essex cannot, without first obtaining the consent of a majority-in-interest of the limited partners in the Operating Partnership, transfer all or any portion of our general partner interest in the Operating Partnership to another entity. Such limitations on Essex’s ability to act may result in our being precluded from taking action that the Board of Directors believes is in the best interests of Essex’s stockholders. In addition, as of August 1, 2003, two individuals together held more than 50% of the outstanding units of limited partnership interest in the Operating Partnership, allowing such actions to be blocked by a small number of limited partners.
      Essex’s Charter authorizes the issuance of additional shares of common stock or preferred stock and the setting of the preferences, rights and other terms of such preferred stock without the approval of the holders of the common stock. We may establish one or more series of preferred stock that could delay, defer or prevent a transaction or a change in control. Such a transaction might involve a premium price for our stock or otherwise be in the best interests of the holders of common stock. Also, such a class of preferred stock could have dividend, voting or other rights that could adversely affect the interest of holders of common stock.
      Essex’s Charter, as well as Essex’s stockholder rights plan, also contains other provisions that may delay, defer or prevent a transaction or a change in control that might be in the best interest of Essex’s stockholders. Essex’s stockholder rights plan is designed, among other things, to prevent a person or group from gaining control of us without offering a fair price to all of Essex’s stockholders. Also, the Bylaws may be amended by the Board of Directors to include provisions that would have a similar effect, although Essex presently has no such intention. The Charter contains ownership provisions limiting the transferability and ownership of shares of capital stock, which may have the effect of delaying, deferring or preventing a transaction or a change in control. For example, subject to receiving an exemption from the Board of Directors, potential acquirers may not purchase more than 6% in value of the stock (other than qualified pension trusts, which can acquire 9.9%). This may discourage tender offers that may be attractive to the holders of common stock and limit the opportunity for stockholders to receive a premium for their shares of common stock.
      In addition, the Maryland General Corporations Law restricts the voting rights of shares deemed to be “control shares.” Under the Maryland General Corporations Law, “control shares” are those which, when aggregated with any other shares held by the acquirer, entitle the acquirer to exercise voting power within specified ranges. Although the Bylaws exempt Essex from the control share provisions of the Maryland General Corporations Law, the Board of Directors may amend or eliminate the provisions of the Bylaws at any time in the future. Moreover, any such amendment or elimination of such provision of the Bylaws may result in the application of the control share provisions of the Maryland General Corporations Law not only to control shares which may be acquired in the future, but also to control shares previously acquired. If the provisions of the Bylaws are amended or eliminated, the control share provisions of the Maryland General Corporations Law could delay, defer or prevent a transaction or change in control that might involve a premium price for the stock or otherwise be in the best interests of Essex’s stockholders.
Bond Compliance Requirements May Limit Income From Certain Properties
      At March 31, 2003, we had approximately $60.4 million of variable rate tax-exempt financing relating to the Inglenook Court Apartments, Wandering Creek Apartments, Treetops Apartments, Huntington Breakers Apartments, Camarillo Oaks Apartments and Parker Ranch Apartments and $16.1 million of fixed rate tax-

exempt financing related to Meadowood Apartments. This tax-exempt financing subjects these properties to certain deed restrictions and restrictive covenants. We expect to engage in tax-exempt financings in the future. In addition, the Internal Revenue Code and rules and regulations thereunder impose various restrictions, conditions and requirements excluding interest on qualified bond obligations from gross income for federal income tax purposes. The Internal Revenue Code also requires that at least 20% of apartment units be made available to residents with gross incomes that do not exceed 50% of the median income for the applicable family size as determined by the Housing and Urban Development Department of the federal government. In addition to federal requirements, certain state and local authorities may impose additional rental restrictions. These restrictions may limit income from the tax-exempt financed properties if we are required to lower rental rates to attract residents who satisfy the median income test. If Essex does not reserve the required number of apartment homes for residents satisfying these income requirements, the tax-exempt status of the bonds may be terminated, the obligations under the bond documents may be accelerated and we may be subject to additional contractual liability.
Adverse Effect To Property Income And Value Due To General Real Estate Investment Risks
      Real property investments are subject to a variety of risks. The yields available from equity investments in real estate depend on the amount of income generated and expenses incurred. If the properties do not generate sufficient income to meet operating expenses, including debt service and capital expenditures, cash flow and ability to make distributions to stockholders will be adversely affected. The performance of the economy in each of the areas in which the properties are located affects occupancy, market rental rates and expenses.
      Consequently, the income from the properties and their underlying values may be impacted. The financial results of major local employers may have an impact on the cash flow and value of certain of the properties as well.
      Income from the properties may be further adversely affected by, among other things, the following factors:

•	the general economic climate;

•	local economic conditions in which the properties are located, such as oversupply of space or a reduction in demand for rental space;

•	the attractiveness of the properties to tenants;

•	competition from other available space;

•	Essex’s ability to provide for adequate maintenance and insurance; and

•	increased operating expenses.
      Also, as leases on the properties expire, tenants may enter into new leases on terms that are less favorable to us. Income and real estate values also may be adversely affected by such factors as applicable laws (e.g., the Americans With Disabilities Act of 1990 and tax laws), interest rate levels and the availability and terms of financing. In addition, real estate investments are relatively illiquid and, therefore, our ability to vary our portfolio promptly in response to changes in economic or other conditions may be quite limited.
Essex’s Joint Ventures and Joint Ownership of Properties and Partial Interests in Corporations and Limited Partnerships Could Limit Essex’s Ability to Control Such Properties and Partial Interests
      Instead of purchasing properties directly, we have invested and may continue to invest as a co-venturer. Joint venturers often have shared control over the operation of the joint venture assets. Therefore, it is possible that the co-venturer in an investment might become bankrupt, or have economic or business interests or goals that are inconsistent with our business interests or goals, or be in a position to take action contrary to our instructions or requests, or our policies or objectives. Consequently, a co-venturer’s actions might subject property owned by the joint venture to additional risk. Although we seek to maintain sufficient influence of any joint venture to achieve its objectives, we may be unable to take action without our joint venture partners’ approval, or joint venture partners could take actions binding on the joint venture without consent. Additionally, should a joint venture partner become bankrupt, we could become liable for such partner’s share of joint venture liabilities.
      From time to time, we, through the Operating Partnership, invest in corporations, limited partnerships, limited liability companies or other entities that have been formed for the purpose of acquiring, developing or managing real property. In certain circumstances, the Operating Partnership’s interest in a particular entity may be less than a majority of the outstanding voting interests of that entity. Therefore, the Operating Partnership’s ability to control the daily operations of such an entity may be limited. Furthermore, the Operating Partnership may not have the power to remove a majority of the board of directors (in the case of a corporation) or the general partner or partners (in the case of a limited partnership) of such an entity in the event that its operations conflict with the Operating Partnership’s objectives. In addition, the Operating Partnership may not be able to dispose of its interests in such an entity. In the event that such an entity becomes insolvent, the Operating Partnership may lose up to its entire investment in and any advances to the entity. In addition, we have and in the future may enter into transactions that could require us to pay the tax liabilities of partners, which contribute assets into joint ventures or the Operating Partnership, in the event that certain taxable events, which are within our control, occur. Although we plan to hold the contributed assets or defer recognition of gain on their sale pursuant to the like-kind exchange rules under Section 1031 of the Internal Revenue Code we can provide no assurance that we will be able to do so and if such tax liabilities were incurred they can expect to have a material impact on our financial position.
Dedicated Investment Activities and Other Factors Specifically Related to Essex Apartment Value Fund, L.P.
      In 2001, we organized an investment fund, Essex Apartment Value Fund, L.P., or the Fund, which will be, subject to specific exceptions, our exclusive investment vehicle for new investment until at least 90% of the Fund’s committed capital has been invested or committed for investments, or if earlier, December 31, 2003. We are committed to invest 21.4% of the aggregate capital committed to the Fund. This Fund involves risks to us such as the following: our partners in the Fund might become bankrupt (in which event we might become generally liable for the liabilities of the Fund), have economic or business interests or goals that are inconsistent with our business interests or goals, fail to fund capital commitments as contractually required, or fail to approve decisions regarding the Fund that are in our best interest. We will, however, generally seek to maintain sufficient influence over the Fund to permit it to achieve its business objectives.
Investments In Mortgages And Other Real Estate Securities
      We may invest in securities related to real estate, which could adversely affect our ability to make distributions to stockholders. We may purchase securities issued by entities, which own real estate and may also invest in mortgages or unsecured debt obligations. These mortgages may be first, second or third mortgages that may or may not be insured or otherwise guaranteed. In general, investments in mortgages include the following risks:

•	that the value of mortgaged property may be less than the amounts owed, causing realized or unrealized losses;

•	the borrower may not pay indebtedness under the mortgage when due, requiring us to foreclose, and the amount recovered in connection with foreclosure may be less than the amount owed;

•	that interest rates payable on the mortgages may be lower than our cost of funds; and

•	in the case of junior mortgages, that foreclosure of a senior mortgage would eliminate the junior mortgage.
      If any of the above were to occur, cash flows from operations and our ability to make expected dividends to stockholders could be adversely affected.

Possible Environmental Liabilities
      Investments in real property create a potential for environmental liabilities on the part of the owner of such real property. We carry certain insurance coverage for this type of environmental risk. We have conducted environmental studies, which revealed the presence of groundwater contamination at certain properties. Such contamination at certain of these properties was reported to have migrated on-site from adjacent industrial manufacturing operations. The former industrial users of the properties were identified as the source of contamination. The environmental studies noted that certain properties are located adjacent to any possible down gradient from sites with known groundwater contamination, the lateral limits of which may extend onto such properties. The environmental studies also noted that at certain of these properties, contamination existed because of the presence of underground fuel storage tanks, which have been removed. In general, in connection with the ownership, operation, financing, management and development of real properties, we may be potentially liable for removal or clean-up costs, as well as certain other costs and environmental liabilities. We may also be subject to governmental fines and costs related to injuries to persons and property.
      Recently there has been an increasing number of lawsuits against owners and managers of multifamily properties, other than us, alleging personal injury and property damage caused by the presence of mold in residential real estate. Mold related claims are often excluded from standard insurance policies. Should an uninsured mold related claim arise against us, we could be required to use our own funds to resolve the claim and to make any needed cleanups to the involved property.
      California has enacted legislation commonly referred to as “Proposition 65” requiring that “clear and reasonable” warnings be given to consumers who are exposed to chemicals known to the State of California to cause cancer or reproductive toxicity, including tobacco smoke. Although we have sought to comply with Proposition 65 requirements, we cannot assure you that we will not be adversely affected by litigation relating to Proposition 65.
      We cannot assure you that existing environmental assessments of our properties reveal all environmental liabilities, that any prior owner of any of our properties did not create a material environmental condition not known to us, or that a material environmental condition does not otherwise exist as to any one or more of our properties.
General Uninsured Losses
      We carry comprehensive liability, fire, extended coverage and rental loss insurance for each of the properties. There are, however, certain types of extraordinary losses for which we do not have insurance. Certain of the properties are located in areas that are subject to earthquake activity. We have obtained certain limited earthquake insurance coverage. We may sustain losses due to insurance deductibles, co-payments on insured losses or uninsured losses, or losses in excess of applicable coverage.
Changes In Real Estate Tax And Other Laws
      Generally we do not directly pass through costs resulting from changes in real estate tax laws to residential property tenants. We also do not generally pass through increases in income, service or other taxes, to tenants under leases. These costs may adversely affect funds from operations and the ability to make distributions to stockholders. Similarly, compliance with changes in (i) laws increasing the potential liability for environmental conditions existing on properties or the restrictions on discharges or other conditions or (ii) rent control or rent stabilization laws or other laws regulating housing may result in significant unanticipated expenditures, which would adversely affect funds from operations and the ability to make distributions to stockholders. In addition, recent changes to the U.S. federal income tax law may adversely affect us and other REITs by reducing the demand for REIT stocks generally.

Changes In Financing Policy; No Limitation On Debt
      We have adopted a policy of maintaining a debt-to-total-market-capitalization ratio of less than 50%. The calculation of debt-to-total-market-capitalization is as follows: total property indebtedness divided by the sum of total property indebtedness plus total equity market capitalization.
      As used in the above formula, total market capitalization is equal to the aggregate market value of the outstanding shares of common stock (based on the greater of current market price or the gross proceeds per share from public offerings of the outstanding shares plus any undistributed net cash flow), assuming the conversion of all limited partnership interests in the Operating Partnership into shares of common stock and the gross proceeds of the preferred units of the Operating Partnership. Based on this calculation (including the current market price and excluding undistributed net cash flow), our debt-to-total-market-capitalization ratio was approximately 36% as of March 31, 2003.
      Our organizational documents do not limit the amount or percentage of indebtedness that may be incurred. Accordingly, the Board of Directors of Essex could change current policies and the policies of the Operating Partnership regarding indebtedness. If we changed these policies, we could incur more debt, resulting in an increased risk of default on our obligations and the obligations of the Operating Partnership, and an increase in debt service requirements that could adversely affect our financial condition and results of operations. Such increased debt could exceed the underlying value of the properties.
Failure To Qualify As A REIT
      We have elected to be taxed as a REIT under the Internal Revenue Code. However, we cannot assure you that we have qualified as a REIT or that we will continue to so qualify in the future. To qualify as a REIT, we must satisfy numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Internal Revenue Code provisions. Only limited judicial or administrative interpretation exists for these provisions and involves the determination of various factual matters and circumstances not entirely within our control. In addition, future legislation, new regulations, administrative interpretations or court decisions may apply to us, potentially with retroactive effect, and adversely affect our ability to qualify as a REIT. We may receive significant non-qualifying income or acquire non-qualifying assets, which as a result, may cause us to approach the income and assets test limits imposed by the Internal Revenue Code. There is a risk that we may not satisfy these tests. If we fail to qualify as a REIT in any taxable year, we would be subject to federal income tax on our taxable income at corporate rates. We also may be disqualified from treatment as a REIT for the four taxable years following the year in which we failed to qualify. This would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability. Even if we continue to qualify as a REIT, we will continue to be subject to certain federal, state and local taxes on our income and property.

U.S. FEDERAL INCOME TAX STATUS
      Essex has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with its taxable year ended December 31, 1994. As a REIT, in general, Essex is not subject to U.S. federal income tax on our net income that Essex distributes to its stockholders. See “Material U.S. Federal Income Tax Considerations.”
DESCRIPTION OF CAPITAL STOCK
General
      As of June 30, 2003, the total number of shares of all classes of capital stock that Essex had authority to issue was 1,000,000,000 shares, consisting of 656,682,178 shares of common stock, par value $0.0001 per share, 13,317,822 shares of preferred stock, par value $0.0001 per share, and 330,000,000 shares of excess stock.
      As of June 30, 2003, there were 21,054,792 shares of common stock issued and outstanding. Up to 1,375,400 shares of common stock have been reserved for issuance under Essex Property Trust, Inc. 1994 Stock Incentive Plan and up to 406,500 shares of common stock have been reserved for issuance under Essex Property Trust, Inc. 1994 Employee Stock Purchase Plan. In addition, an aggregate of 2,325,490 shares of common stock may be issued upon the conversion of limited partnership interests in the Operating Partnership and an additional 56,000 shares of common stock would be issuable in exchange for non-forfeitable Series Z Incentive Units in the Operating Partnership, subject to meeting certain requirements with respect to the Series Z Incentive Units program. In addition, certain partners in limited partnerships in which the Operating Partnership have invested, have the right to have their limited partnership interests in such partnership redeemed for cash or, at our option, for an aggregate of 1,468,198 shares of common stock.
Common Stock
      The following description of the common stock sets forth certain general terms and provisions of the common stock. This description is in all respects subject to and qualified in its entirety by reference to the applicable provisions of Essex’s Charter and the its Bylaws. The common stock is listed on the New York Stock Exchange under the symbol “ESS.” Computershare Investor Services, LLC is Essex’s transfer agent.
      The holders of the outstanding common stock are entitled to one vote per share on all matters voted on by stockholders, including elections of directors. The Charter provides that shares of common stock do not have cumulative voting rights.
      The shares of common stock offered hereby are fully paid and nonassessable and will not be subject to preemptive or similar rights. Subject to the preferential rights of any outstanding series of capital stock, the holders of common stock are entitled to such distributions as may be declared from time to time by the Board of Directors from funds available for distribution to such holders. Essex currently pays regular quarterly dividends to holders of common stock out of funds legally available for distribution when, and if, declared by Essex’s Board of Directors.
      In the event of a liquidation, dissolution or winding up of Essex, the holders of common stock are entitled to receive ratably the assets remaining after satisfaction of all liabilities and payment of liquidation preferences and accrued dividends, if any, on any series of capital stock that has a liquidation preference. The rights of holders of common stock are subject to the rights and preferences established by the Board of Directors for any capital stock that may subsequently be issued by Essex.
      We are required to seek certain information from all persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than a certain percentage of our outstanding stock. Stockholders who do not provide us with the information requested are required to submit such information with their U.S. federal income tax returns. See “Material U.S. Federal Income Tax Considerations — Requirements for Qualification.”

Restrictions on Transfer
      In order for Essex to qualify as a REIT under the Internal Revenue Code, among other requirements (see “Material U.S. Federal Income Tax Considerations — Requirements for Qualification”), no more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the Internal Revenue Code, during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. In addition, our stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than our first year as a REIT) or during a proportionate part of a shorter taxable year.
      Because it is essential for us to continue to qualify as a REIT, the Charter, subject to certain exceptions, provides an “ownership limit” under which no stockholder, other than George M. Marcus, may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 6.0% of the value of the issued and outstanding shares of our stock. However, the ownership limit provisions provide that a qualified trust, as defined in the charter, generally may own up to 9.9% of the value of the outstanding shares of our stock. If George M. Marcus converts his limited partnership interests in the Operating Partnership into shares of common stock, he may exceed the ownership limit. The ownership limit provisions therefore provide that George M. Marcus may acquire additional shares (up to 25% of the value of the outstanding shares of our stock) pursuant to conversion rights or from other sources so long as the acquisition does not result in the five largest beneficial owners of Essex’s stock holding more than 50% of the value of the outstanding shares of Essex’s stock. The Board of Directors may also exempt a stockholder from the ownership limit if it received satisfactory evidence that such stockholder’s ownership of Essex’s shares in excess of the ownership limit will not jeopardize Essex’s status as a REIT. As a condition to providing such an exemption, the Board of Directors must receive an opinion of counsel and representations and agreements from the applicant with respect to preserving Essex’s REIT status. However, the Board of Directors cannot grant an exemption to the ownership limit if the applicant would own more than 25% of the value of the outstanding shares of Essex’s stock, unless, in addition to the foregoing, the Board of Directors receives a ruling from the Internal Revenue Service to the effect that such an exemption will not jeopardize Essex’s status as a REIT. The Board of Directors has granted an exemption to the ownership limit to the trusts that were shareholders of John M. Sachs, Inc. in connection with the issuance of common stock of Essex to such trusts for the acquisition of John M. Sachs, Inc. The Board of Directors may also increase the ownership limit to a maximum of 9.9% and, in connection therewith, require opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to preserve Essex’s REIT status. If the Board of Directors and Essex’s stockholders determine that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT, the ownership limit provisions of the Charter can be terminated.
      If a stockholder attempts to transfer shares of stock that would (i) create a direct ownership of Essex’s shares in excess of the ownership limit absent a Board exemption, (ii) result in the ownership of Essex’s stock by fewer than 100 persons or (iii) result in the ownership of more than 50% of the value of Essex’s stock, directly or indirectly, by five or fewer individuals, as defined in the Internal Revenue Code, the transfer shall be null and void, and the intended transferee will acquire no rights to the shares. In addition, such shares of our stock will automatically be exchanged for shares of “excess stock.” Shares of Essex’s outstanding stock will also be so exchanged if, as a result of a change in our capital structure, such shares violate any of the foregoing limitations. All excess stock will be automatically transferred, without action by the purported holder, to a person who is unaffiliated with us or the intended transferee, as trustee for the exclusive benefit of one or more organizations described in Sections 170(b), 170(c) or 501(c)(3) of the Internal Revenue Code as charitable beneficiary and designated by resolution of the Board of Directors. Such shares of excess stock held in trust are considered issued and outstanding shares of Essex’s stock. In general, the trustee of such shares is deemed to own the shares of excess stock held in trust for the exclusive benefit of the charitable beneficiary on the day prior to the date of the purported transfer or change in capital structure which resulted in the automatic transfer.
      Even if the provisions of the Internal Revenue Code regarding REITs are changed to eliminate any ownership concentration limitation or increase the limitation, the ownership limitations in the Charter will not be automatically eliminated or modified. Except as described above, any change to such limitations would require an amendment to the Charter, which in turn would require the affirmative vote of holders owning a majority of the outstanding shares of Essex’s common stock. In addition to preserving Essex’s status as a REIT, the ownership limit provisions in the Charter may have the effect of precluding an acquisition of our control without the approval of the Board of Directors.
      All certificates representing shares of equity stock will bear a legend referring to the restrictions described above.
Stockholder Rights Plan
      On October 13, 1998, the Board of Directors of Essex adopted a Stockholder Rights Plan and declared a dividend distribution of one “Right” for each outstanding share of its common stock to stockholders of record at the close of business on November 21, 1998, and authorized the issuance of one Right with each share of common stock issued thereafter. Each Right entitles the registered holder to purchase from Essex one one-hundredth of a share (a “Unit”) of Series A Junior Participating Preferred Stock at a purchase price of $99.13 per Unit, subject to adjustment. In certain circumstances the Rights will entitle holders to purchase shares of common stock or the common stock of an Acquiring Person (as defined below). The description and terms of the Rights are set forth in a Rights Agreement between Essex and BankBoston, N.A., as Rights Agent, dated as of November 11, 1998, and as amended December 13, 2000 and February 28, 2002.
      The Rights will separate from the common stock and the “Distribution Date” will occur upon the earlier of (i) ten (10) days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of fifteen percent (15%) or more of the outstanding shares of common stock (unless such person is or becomes the beneficial owner of 15% or more of Essex’s outstanding common stock and had a contractual right or the approval of Essex’s Board of Directors; provided that such percentage shall not be greater than nineteen and nine-tenths percent (19.9%)) (the “Stock Acquisition Date”), other than as a result of repurchases of stock by the Essex, or (ii) ten (10) business days (or such later date as the Board shall determine) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person. Certain persons, including us are exempt from the definition of Acquiring Person.
      The Rights are not exercisable until the Distribution Date and will expire at the close of business on November 11, 2008 unless earlier redeemed or exchanged by Essex or terminated pursuant to a merger or other acquisition transaction involving Essex approved by Essex’s Board of Directors. In general, at any time until ten (10) days following the Stock Acquisition Date, a majority of the Board of Directors may redeem the Rights in whole, but not in part, at a price of $.01 per Right (subject to adjustment in certain events); provided, however, that the Rights generally may not be redeemed for one hundred eighty (180) days following a change in a majority of the Board as a result of a proxy contest.
Description of Series B, Series C, Series D and Series E Cumulative Redeemable Preferred Stock
General
      On February 6, 1998 and April 20, 1998, the Operating Partnership completed private placements of 1,200,000 and 400,000 units, respectively, of 7.875% Series B Preferred Units (the “Series B Preferred Units”), representing a limited partnership interest in the Operating Partnership, to an institutional investor in return for contributions to the Operating Partnership of $60 million and $20 million, respectively. The Series B Preferred Units will become exchangeable on a one for one basis, in whole or in part at any time on or after February 6, 2008 for shares of Essex’s 7.875% Series B Cumulative Redeemable Preferred Stock, par value $.0001 per share (the “Series B Preferred Stock”); provided, however, that the Series B Preferred Units will become immediately exchangeable if (i) full distributions for such Units with respect to six quarterly distribution periods have not been fully paid, (ii) the holders of such Units are notified that the Operating Partnership will become a “publicly traded partnership” within the meaning of Section 7704 of the Internal Revenue Code (a “PTP”), (iii) after the third anniversary of the private placement, the holders are notified that such exchange at such earlier date would not cause the Series B Preferred Units to be considered “stock and securities” within the meaning of Section 351(e) of the Code, or (iv) if there is a substantial risk that the interest in the Operating Partnership of the holder of Series B Preferred Units represents more than 19.5% of the total profits or capital interest, in the Operating Partnership for a taxable year. Pursuant to the terms of a registration rights agreement, entered into in connection with this private placement, the holders of Series B Preferred Stock will have certain rights to cause Essex to register such shares of Series B Preferred Stock. On February 10, 1998, Essex filed Articles Supplementary reclassifying 2,000,000 shares of its Common Stock, par value $.0001 per share, as 2,000,000 shares of Series B Preferred Stock and setting forth the rights, preferences and privileges of the Series B Preferred Stock. Presently, no shares of Series B Preferred Stock are outstanding. Upon the exchange of all the Series B Preferred Units, there would be 1,600,000 shares of Series B Preferred Stock outstanding.
      On November 24, 1998, the Operating Partnership completed a private placement of 500,000 units, of 9 1/8% Cumulative Redeemable Series C Preferred Units (the “Series C Preferred Units”), representing a limited partnership interest in the Operating Partnership, to institutional investors in return for contributions to the Operating Partnership of $25 million. The Series C Preferred Units will become exchangeable, on a one for one basis, in whole or in part at any time on or after November 24, 2008 for shares of Essex’s 9 1/8% Series C Cumulative Redeemable Preferred Stock, par value $.0001 per share (the “Series C Preferred Stock”); provided, however, that the Series C Preferred Units will become immediately exchangeable if (i) full distributions for such Units with respect to six quarterly distribution periods have not been fully paid, (ii) the holders of such Units are notified that the Operating Partnership will become a PTP, or (iii) after the third anniversary of the private placement, the holders are notified that such exchange at such earlier date would not cause the Series C Preferred Units to be considered “stock and securities” within the meaning of Section 351(e) of the Internal Revenue Code. Pursuant to the terms of a registration rights agreement, entered into in connection with this private placement, the holders of Series C Preferred Stock will have certain rights to cause Essex to register such shares of Series C Preferred Stock. On November 25, 1998, Essex filed Articles Supplementary reclassifying 500,000 shares of its Common Stock, par value $.0001 per share, as 500,000 shares of Series C Preferred Stock and setting forth the rights, preferences and privileges of the Series C Preferred Stock. Presently, no shares of Series C Preferred Stock are outstanding. Upon the exchange of all the Series C Preferred Units, there would be 500,000 shares of Series C Preferred Stock outstanding.
      On July 28, 1999, the Operating Partnership completed a private placement of 2,000,000 units, of 9.30% Cumulative Redeemable Series D Preferred Units (the “Series D Preferred Units”), representing a limited partnership interest in the Operating Partnership, to institutional investors in return for contributions to the Operating Partnership of $50 million. The Series D Preferred Units will become exchangeable, on a one for one basis, in whole or in part at any time on or after July 28, 2009 for shares of Essex’s 9.30% Series D Cumulative Redeemable Preferred Stock, par value $.0001 per share (the “Series D Preferred Stock”); provided, however, that the Series D Preferred Units will become immediately exchangeable if (i) full distributions for such Units with respect to six quarterly distribution periods have not been fully paid, (ii) the holders of such Units are notified that the Operating Partnership will become a PTP, (iii) the Operating Partnership cannot satisfy the income and asset tests of Section 856 of the Internal Revenue Code, or (iv) after the third anniversary of the private placement, the holders are notified that such exchange at such earlier date would not cause the Series D Preferred Units to be considered “stock and securities” within the meaning of Section 351(e) of the Internal Revenue Code. Pursuant to the terms of a registration rights agreement, entered into in connection with this private placement, the holders of Series D Preferred Stock will have certain rights to cause Essex to register such shares of Series D Preferred Stock. On July 30, 1999, Essex filed Articles Supplementary reclassifying 2,000,000 shares of its Common Stock, par value $.0001 per share, as 2,000,000 shares of Series D Preferred Stock and setting forth the rights, preferences and privileges of the Series D Preferred Stock. Presently, no shares of Series D Preferred Stock are outstanding. Upon the exchange of all the Series D Preferred Units, there would be 2,000,000 shares of Series D Preferred Stock outstanding.
      On September 3, 1999, the Operating Partnership completed a private placement of 2,200,000 units, of 9.25% Cumulative Redeemable Series E Preferred Units (the “Series E Preferred Units”), representing a limited partnership interest in the Operating Partnership, to institutional investors in return for contributions to the Operating Partnership of $55 million. The Series E Preferred Units will become exchangeable, on a one for one basis, in whole or in part at any time on or after September 3, 2009 for shares of Essex’s 9.25% Series E Cumulative Redeemable Preferred Stock, par value $.0001 per share (the “Series E Preferred Stock”); provided, however, that the Series E Preferred Units will become immediately exchangeable if (i) full distributions for such Units with respect to six quarterly distribution periods have not been fully paid, (ii) the holders of such Units are notified that the Operating Partnership will become a PTP, (iii) there is a substantial risk that the interest in the Operating Partnership of the holder of Series E Preferred Units will represent more than 19.0% of the total profits of, or capital interests in, the Operating Partnership for a taxable year, or (iv) after the third anniversary of the private placement, the holders are notified that such exchange at such earlier date would not cause the Series E Preferred Units to be considered “stock and securities” within the meaning of Section 351(e) of the Internal Revenue Code. Pursuant to the terms of a registration rights agreement, entered into in connection with this private placement, the holders of Series E Preferred Stock will have certain rights to cause Essex to register such shares of Series E Preferred Stock. On September 9, 1999, Essex filed Articles Supplementary reclassifying 2,200,000 shares of its Common Stock, par value $.0001 per share, as 2,200,000 shares of Series E Preferred Stock and setting forth the rights, preferences and privileges of the Series E Preferred Stock. Presently, no shares of Series E Preferred Stock are outstanding. Upon the exchange of all the Series E Preferred Units, there would be 2,200,000 shares of Series E Preferred Stock outstanding.
      The description of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Charter, including the respective Articles Supplementary applicable to the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, and Bylaws. Subject to the rights of holders of any other parity preferred stock as to the payment of distributions, the holders of Series B Preferred Stock are entitled to receive, when, as and if declared by Essex, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate per annum of 7.875% of the $50.00 liquidation preference per share of Series B Preferred Stock. The holders of Series C Preferred Stock are entitled to receive, when, as and if declared by Essex, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate of 9 1/8% of $50.00 liquidation preference per share of Series C Preferred Stock. The holders of Series D Preferred Stock are entitled to receive, when, as and if declared by Essex, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate of 9.30% of $25.00 liquidation preference per share of Series D Preferred Stock. The holders of Series E Preferred Stock are entitled to receive, when, as and if declared by Essex, out of funds legally available for the payment of distributions, cumulative preferential cash distributions at the rate of 9.25% of $25.00 liquidation preference per share of Series E Preferred Stock. Such distributions are cumulative, accrue from the original date of issuance and are payable quarterly in arrears, on or before the 15th of February, May, August and November of each year with respect to the Series B, Series C and Series D Preferred Stock, and on the 1st day of March, June, September and December of each year with respect to the Series E Preferred Stock (each a “Preferred Stock Distribution Payment Date”), commencing in each case on the first Preferred Stock Distribution Payment Date after the original date of issuance.
Redemption
      The Series B Preferred Stock may be redeemed, at Essex’s option, on and after February 6, 2003, from time to time, at a redemption price payable in cash equal to $50.00 per share of Series B Preferred Stock, plus any accumulated and unpaid dividends to the date of redemption. The redemption price of the Series B Preferred Stock (other than the portions thereof consisting of accumulated but unpaid dividends) will be payable solely out of the sale proceeds of capital stock of Essex.
      The Series C Preferred Stock may be redeemed, at Essex’s option, on and after November 24, 2003, from time to time, at a redemption price payable in cash equal to $50.00 per share of Series C Preferred Stock, plus any accumulated and unpaid dividends to the date of redemption. The redemption price of the

Series C Preferred Stock (other than the portions thereof consisting of accumulated but unpaid dividends) will be payable solely out of the sale proceeds of capital stock of Essex
      The Series D Preferred Stock may be redeemed, at Essex’s option, on and after July 28, 2004, from time to time, at a redemption price payable in cash equal to $25.00 per share of Series D Preferred Stock, plus any accumulated and unpaid dividends to the date of redemption. The redemption price of the Series D Preferred Stock (other than the portions thereof consisting of accumulated but unpaid dividends) will be payable solely out of the sale proceeds of capital stock of Essex.
      The Series E Preferred Stock may be redeemed, at Essex’s option, on and after September 3, 2004, from time to time, at a redemption price payable in cash equal to $25.00 per share of Series E Preferred Stock, plus any accumulated and unpaid dividends to the date of redemption. The redemption price of the Series E Preferred Stock (other than the portions thereof consisting of accumulated but unpaid dividends) will be payable solely out of the sale proceeds of capital stock of Essex.
      The Series B Preferred Units may be redeemed, at the Operating Partnership’s option on and after February 6, 2003, from time to time, at a redemption price payable in cash equal to the capital account balance of such holders of Series B Preferred Units; provided however that such redemption price shall not be permitted if such redemption price is less than the original capital contribution of such holder of Series B Preferred Units and the cumulative priority return to the redemption date to the extent not previously distributed. The redemption price of the Series B Preferred Units (other than the portion thereof consisting of accumulated but unpaid distributions) will be payable solely out of the sale proceeds of capital stock of the Company.
      The Series C Preferred Units may be redeemed, at the Operating Partnership’s option on and after November 24, 2003, from time to time, at a redemption price payable in cash equal to the capital account balance of such holders of Series C Preferred Units; provided however that such redemption price shall not be permitted if such redemption price is less than the original capital contribution of such holder of Series C Preferred Units and the cumulative priority return to the redemption date to the extent not previously distributed. The redemption price of the Series C Preferred Units (other than the portion thereof consisting of accumulated but unpaid distributions) will be payable solely out of the sale proceeds of capital stock of the Company.
      The Series D Preferred Units may be redeemed, at the Operating Partnership’s option on and after July 28, 2004, from time to time, at a redemption price payable in cash equal to the capital account balance of such holders of Series D Preferred Units; provided however that such redemption price shall not be permitted if such redemption price is less than the original capital contribution of such holder of Series D Preferred Units and the cumulative priority return to the redemption date to the extent not previously distributed. The redemption price of the Series D Preferred Units (other than the portion thereof consisting of accumulated but unpaid distributions) will be payable solely out of the sale proceeds of capital stock of the Company.
      The Series E Preferred Units may be redeemed, at the Operating Partnership’s option on and after September 3, 2004, from time to time, at a redemption price payable in cash equal to the capital account balance of such holders of Series E Preferred Units; provided however that such redemption price shall not be permitted if such redemption price is less than the original capital contribution of such holder of Series E Preferred Units and the cumulative priority return to the redemption date to the extent not previously distributed. The redemption price of the Series E Preferred Units (other than the portion thereof consisting of accumulated but unpaid distributions) will be payable solely out of the sale proceeds of capital stock of the Company.
      The Corporation may not redeem fewer than all of the outstanding shares of Series B, Series C, Series D or Series E Preferred Stock unless all accumulated and unpaid distributions have been paid on all Series B, Series C, Series D and Series E Preferred Stock for all quarterly distribution periods terminating on or prior to the date of redemption.

Limited Voting Rights
      If at any time full distributions shall not have been timely made on any Series B, Series C, Series D or Series E Preferred Stock with respect to any six (6) prior quarterly distribution periods, whether or not consecutive, the holders of such Series B, Series C, Series D and Series E Preferred Stock, voting together as a single class with the holders of each class or series of parity preferred stock, will have the right to elect two additional directors to the Board of Directors at a special meeting called by the holders of record of at least 10% of the then outstanding shares of Series B, Series C, Series D and Series E Preferred Stock, or any parity preferred stock, or at the next annual meeting of stockholders, and at each subsequent annual meeting of stockholders or special meeting held in place thereof, until all such distributions in arrears and distributions for the current quarter have been paid in full. Thereafter, the holders of Series B, Series C, Series D and Series E Preferred Stock will be divested of their voting rights and the term of any member of the Board of Directors elected by the holders of Series B, Series C, Series D and Series E Preferred Stock and holders of any shares of parity preferred stock shall terminate.
      In addition, while any shares of the Series B, Series C, Series D and Series E Preferred Stock are outstanding, Essex shall not, without the affirmative vote of the holders of at least two-thirds (2/3) of the Series B, Series C, Series D and Series E Preferred Stock outstanding at the time: (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares ranking prior to the Series B, Series C, Series D or Series E Preferred Stock with respect to payment of distributions or rights upon liquidation, dissolution or winding-up or reclassify any authorized shares of Essex into any such shares, or create, authorize or issue any obligations or security convertible into or evidencing the right to purchase any such shares or (ii) either amend, alter or repeal the provisions of Essex’s Charter (including the Articles Supplementary pertaining to the Series B, Series C, Series D or Series E Preferred Stock) or Bylaws, that would materially and adversely affect the preferences, other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms and conditions of redemption, of any outstanding shares of the Series B, Series C, Series D and Series E Preferred Stock. Further, while any shares of the Series B, Series C, Series D and Series E Preferred Stock are outstanding, Essex shall not, without the affirmative vote of the holders of at least two-thirds (2/3) of the Series B, Series C, Series D and Series E Preferred Stock outstanding at the time consolidate, amalgamate, merge with or into, or convey, transfer or lease its assets substantially as an entirety to, any corporation or other entity, unless (a) Essex is the surviving entity and the shares of the Series B, Series C, Series D and Series E Preferred Stock remain outstanding with the terms thereof unchanged, (b) the resulting, surviving or transferee entity is a corporation or other entity organized under the laws of any state and substitutes for the Series B, Series C, Series D and Series E Preferred Stock other preferred stock having substantially the same terms and same rights as the Series B, Series C, Series D and Series E Preferred Stock, including with respect to distributions, voting rights and rights upon liquidation, dissolution or winding-up, or (c) such merger, consolidation, amalgamation or asset transfer does not adversely affect the powers, special rights, preferences and privileges of the holders of the Series B, Series C, Series D and Series E Preferred Stock in any material respect.
      The Series B, Series C, Series D and Series E Preferred Stock will have no voting rights other than as discussed above and as otherwise provided by applicable law.
Liquidation Preference
      Subject to the rights of the holders of any other parity preferred stock, each share of Series B Preferred Stock and Series C Preferred Stock is entitled to a liquidation preference of $50.00 per share, plus any accrued and unpaid dividends, in preference to any other class or series of capital stock of Essex, and each share of Series D Preferred Stock and each share of Series E Preferred Stock is entitled to a liquidation preference of $25.00 per share, plus any accrued and unpaid dividends, in preference to any other class or series of capital stock of Essex.

DESCRIPTION OF WARRANTS
      Essex has no Warrants outstanding (other than options issued under Essex’s stock option plans). Essex may issue Warrants for the purchase of Common Stock. Essex may issue warrants independently or together with any other Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. Each series of Warrants will be issued under a separate warrant agreement (each, a “Warrant Agreement”) to be entered into between Essex and a warrant agent specified in the applicable Prospectus Supplement (the “Warrant Agent”). The Warrant Agent will act solely as an agent of Essex in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.
      The applicable Prospectus Supplement will describe the terms of the Warrants in respect of which this prospectus is being delivered, including, where applicable, the following: (1) the title of such Warrants; (2) the aggregate number of such Warrants; (3) the price or prices at which such Warrants will be issued; (4) the designation, terms and number of shares of Common Stock purchasable upon exercise of such Warrants; (5) the designation and terms of the Offered Securities, if any, with which such Warrants are issued and the number of such Warrants issued with each such Offered Security; (6) the date, if any, on and after which such Warrants and the related Common Stock will be separately transferable; (7) the price at which each share of Common Stock purchasable upon exercise of such Warrants may be purchased; (8) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (9) the minimum or maximum amount of such Warrants which may be exercised at any one time; (10) information with respect to book-entry procedures, if any; (11) a discussion of certain federal income tax considerations; and (12) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.
DESCRIPTION OF PREFERRED STOCK
General
      Subject to limitations prescribed by Maryland law and Essex’s Charter, the Board of Directors is authorized to issue, from the authorized but unissued shares of capital stock of Essex, Preferred Stock in such classes or series as the Board of Directors may determine and to establish from time to time the number of shares of Preferred Stock to be included in any such class or series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of any such class or series, and such other subjects or matters as may be fixed by resolution of the Board of Directors. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Essex.
      Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The specific terms of a particular class or series of Preferred Stock will be described in the Prospectus Supplement relating to that class or series, including a Prospectus Supplement providing that Preferred Stock may be issuable upon the exercise of Warrants issued by Essex. The description of Preferred Stock set forth below and the description of the terms of a particular class or series of Preferred Stock set forth in a Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to the articles supplementary relating to that class or series.
      The preferences and other terms of the Preferred Stock of each class or series will be fixed by the articles supplementary relating to such class or series. A Prospectus Supplement, relating to each class or series, will specify the terms of the Preferred Stock as follows:

(1) The title and stated value of such Preferred Stock;

(2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

(3) The dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

(4) Whether such Preferred Stock is cumulative or not and, if cumulative, the date from which dividends on such Preferred Stock shall accumulate;

(5) The provision for a sinking fund, if any, for such Preferred Stock;

(6) The provision for redemption, if applicable, of such Preferred Stock;

(7) Any listing of such Preferred Stock on any securities exchange;

(8) The terms and conditions, if applicable, upon which such Preferred Stock will be converted into Common Stock of Essex, including the conversion price (or manner of calculation thereof);

(9) A discussion of any material Federal income tax considerations applicable to such Preferred Stock;

(10) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of Essex as a REIT;

(11) The relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Essex;

(12) Any limitations on issuance of any class or series of Preferred Stock ranking senior to or on a parity with such class or series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Essex;

(13) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock; and

(14) Any voting rights of such Preferred Stock.
Rank
      Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of Essex, rank (i) senior to all classes or series of Common Stock and excess stock of Essex, and to all equity securities ranking junior to such Preferred Stock with respect to dividend rights and rights upon liquidation, dissolution or winding up of Essex; (ii) on a parity with all equity securities issued by Essex the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividends rights or rights upon liquidation, dissolution or winding up of Essex; and (iii) junior to all equity securities issued by Essex the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of Essex.
Conversion Rights
      The terms and conditions, if any, upon which any shares of any class or series of Preferred Stock are convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of such class or series of Preferred Stock or Essex, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such class or series of Preferred Stock.
Restrictions on Transfer
      For Essex to qualify as a REIT under the Internal Revenue Code, not more than 50% in value of its outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code) during the last half of a taxable year, the stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To enable Essex to continue to qualify as a REIT, the Charter restricts the acquisition of shares of common stock and preferred stock. The Charter provides that, subject to certain exceptions specified in the Charter, no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.9% of the value of the outstanding common stock and preferred stock of Essex. See “Description of Capital Stock — Restrictions on Transfer.” The applicable Prospectus Supplement will also specify any additional ownership limitation relating to a series of preferred stock.
DESCRIPTION OF DEBT SECURITIES
      The following sets forth the material terms and provisions of the Indenture under which the Debt Securities of the Operating Partnership are to be issued. The specific terms of the Debt Securities will be set forth in a Prospectus Supplement relating to such Debt Securities. Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities are to be issued under an Indenture, as amended or supplemented from time to time (the “Indenture”), among the Operating Partnership, Essex and a trustee chosen by the Operating Partnership and Essex and qualified to act as trustee under the Trust Indenture Act of 1939, as amended (the “TIA”) (together with any other trustee(s) appointed in a supplemental indenture with respect to a particular series, the “Trustee”). The Indenture has been filed as an exhibit to the Registration Statement of which this prospectus is a part and will be available for inspection at the corporate trust office of the Trustee. The Indenture is subject to, and governed by, the TIA. The statements made hereunder relating to the Indenture and the Debt Securities to be issued hereunder are summaries of all material general provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. The material terms of a specific series or class of Debt Securities will be set forth in the related Prospectus Supplement. All section references appearing herein are to sections of the Indenture, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.
General
      The Debt Securities will be direct, unsecured obligations of the Operating Partnership and will be non-convertible investment grade securities. Except for any series of Debt Securities which is specifically subordinated to other indebtedness of the Operating Partnership, the Debt Securities will rank pari passu with all other unsecured and unsubordinated indebtedness of the Operating Partnership. Under the Indenture, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Directors of Essex as sole general partner of the Operating Partnership or as established in one or more indentures supplemental to the Indenture. All Debt Securities of any one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section 301).
      The Debt Securities may be unconditionally guaranteed by Essex as to payment of principal, premium, if any, and interest. (Section 1601).
      The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign at any time by giving written notice or may be removed with respect to the Debt Securities of any series at any time by the Act of the holders of a majority in aggregate principal amount of Outstanding Securities of such series, and a successor Trustee will be appointed to act with respect to such series (Section 608). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a trustee of a trust under the Indenture separate and apart from any trust administered by any other Trustee (Section 609), and, except as otherwise indicated herein, any action described herein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

Terms
      Reference is made to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof, including, but not limited to:

(1) the title of such Debt Securities, whether such Debt Securities are senior securities or subordinated securities and whether such Debt Securities are guaranteed by a guarantee;

(2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

(3) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

(4) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

(5) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

(6) the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the interest payment dates on which any such interest will be payable, the regular record dates for such interest payment dates, or the method by which such date shall be determined, the person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

(7) the place or places where (i) the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, (ii) such Debt Securities may be surrendered for registration of transfer or exchange and (iii) notices or demands to or upon the Operating Partnership in respect of such Debt Securities, any applicable Guarantees and the Indenture may be served;

(8) the period or periods within which, or the date or dates on which, the price or prices at which and the other terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Operating Partnership, if the Operating Partnership is to have such an option;

(9) the obligation, if any, of the Operating Partnership to redeem, repay or repurchase such Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof, and the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which such Debt Securities are required to be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

(10) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and/or payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

(11) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

(12) any additions to, modifications of or deletions from the terms of such Debt Securities with respect to the Events of Default or covenants or other provisions set forth in the Indenture;

(13) whether such Debt Securities will be issued in certificated and/or book-entry form;

(14) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

(15) the applicability, if any, of the defeasance and covenant defeasance provisions of Article XIV of the Indenture, or any modification thereof;

(16) the terms and conditions, if any, upon which such Debt Securities may be subordinated to other indebtedness of the Operating Partnership;

(17) whether such Debt Securities will be guaranteed by Essex;

(18) whether and under what circumstances the Operating Partnership will pay additional amounts as contemplated in the Indenture on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Operating Partnership will have the option to redeem such Debt Securities in lieu of making such payment; and

(19) any other terms of such Debt Securities not inconsistent with the provisions of the Indenture (Section 301). The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof (“Original Issue Discount Securities”). Special U.S. federal income tax, accounting and other considerations applicable to the Original Issue Discount Securities will be described in the applicable Prospectus Supplement.
      The Indenture does not contain any provisions that would limit the ability of the Operating Partnership to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Operating Partnership. However, such provisions may be provided with respect to a particular series of Debt Securities, and certain restrictions on ownership and transfers of Essex’s Common Stock and preferred stock, designed to preserve Essex’s status as a REIT, may prevent or hinder a change of control. Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Operating Partnership that are described below, including any addition of a covenant or other provision providing event risk or similar protection.
Guarantees
      If specified in the applicable Prospectus Supplement, the Debt Securities may be unconditionally and irrevocably guaranteed by Guarantees of Essex, on a senior or subordinated basis, which will guarantee the due and punctual payment of principal of, premium, if any, and interest on such Debt Securities, and the due and punctual payment of any sinking fund payments thereon, when and as the same shall become due and payable whether at a maturity date, by declaration of acceleration, call for redemption or otherwise. The applicability and terms of any such Guarantee relating to a series of Debt Securities will be set forth in the Prospectus Supplement relating to such Debt Securities. (Section 1601).
Denominations, Interest, Registration and Transfer
      Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof (Section 302).
      Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, provided that, at the option of the holder, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the security register or by wire transfer of funds to such person at an account maintained within the United States (Sections 301, 305, 307 and 1002).
      All amounts paid by the Operating Partnership to a paying agent or a Trustee for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after the principal, premium or interest has become due and payable will be repaid to the Operating Partnership, and the holder of the Debt Security thereafter may look only to the Operating Partnership for payment thereof. (Section 1003).
      Any interest not punctually paid or duly provided for on any interest payment date with respect to a Debt Security (“Defaulted Interest”) will forthwith cease to be payable to the holder on the applicable regular record date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the “Special Record Date”) for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture (Sections 101 and 307).
      Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series, of a like aggregate principal amount and tenor, of any authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Trustee. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer thereof at the corporate trust office of the Trustee referred to above. Every Debt Security surrendered for conversion, redemption, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by the Operating Partnership with respect to any series of Debt Securities, the Operating Partnership may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Operating Partnership will be required to maintain a transfer agent in each place of payment for such series. The Operating Partnership may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).
      Neither the Operating Partnership nor the Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business of the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the holder, except that portion, if any, of such Debt Security which is not to be so repaid (Section 305).
Merger, Consolidation or Sale
      The Operating Partnership may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other person, provided that (a) either the Operating Partnership shall be the continuing person, or the successor (if other than the Operating Partnership) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Operating Partnership or any subsidiary as a result thereof as having been incurred by the Operating Partnership or such subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officers’ certificate of Essex as General Partner of the Operating Partnership and an opinion of counsel covering such conditions shall be delivered to the Trustee (Sections 801 and 803).
Certain Covenants
      Existence. Except as permitted under “Merger, Consolidation or Sale,” the Indenture requires each of the Operating Partnership and Essex (if Essex has guaranteed any Debt Securities) to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (partnership and statutory) and franchises; provided, however, that each of the Operating Partnership and Essex shall not be required to preserve any right or franchise if the Board of Directors of Essex determines that the preservation thereof is no longer desirable in the conduct of the business of the Operating Partnership and that the loss thereof is not disadvantageous in any material respect to the holders of the Debt Securities (Section 1004).
      Maintenance of Properties. The Indenture requires each of the Operating Partnership and Essex (if Essex has guaranteed any Debt Securities) to cause all of its material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order, all as in the judgment of the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Operating Partnership or Essex, as the case may be, and its subsidiaries shall not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business. (Section 1006).
      Insurance. The Indenture requires the Operating Partnership and each of its Subsidiaries to keep its insurable properties insured against loss or damage with commercially reasonable amounts and types of insurance provided by insurers of recognized responsibility. (Section 1007).
      Payment of Taxes and Other Claims. The Indenture requires each of the Operating Partnership and Essex (if Essex has guaranteed any Debt Securities) to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon its income, profits or property or that of any Subsidiary and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership or any subsidiary; provided, however, that the Operating Partnership or Essex shall not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim whose amount or applicability is being contested in good faith. (Section 1008).
      Provision of Financial Information. The Operating Partnership will file with the Trustee copies of annual reports, quarterly reports and other documents (the “Financial Reports”) which the Operating Partnership files with the Securities and Exchange Commission (the “Commission”) or would be required to file with the Commission pursuant to Sections 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such sections; provided, however, that if the Operating Partnership is not subject to such sections, it may, in lieu of filing Financial Reports of the Operating Partnership with the Trustee, file Financial Reports of Essex if they would be materially the same as those that would have been filed by the Operating Partnership with the Commission pursuant to Sections 13 or 15(d) of the Exchange Act.
      Additional Covenants. Reference is made to the applicable Prospectus Supplement for information with respect to any additional covenants specific to a particular series of Debt Securities.
Events of Default, Notice and Waiver
      Unless otherwise provided in the Prospectus Supplement, the Indenture provides that the following events are “Events of Default” with respect to any series of Debt Securities issued thereunder: (a) default for 30 days in the payment of any interest on any Debt Security of such series; (b) default in the payment of any principal of (or premium, if any, on) any Debt Security of such series when due; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance of any other covenant or warranty of the Operating Partnership or Essex contained in the Indenture with respect to any Debt Security of such series, continued for 60 days after written notice as provided in the Indenture; (e) default in the payment of an aggregate principal amount exceeding $10,000,000 of any evidence of indebtedness of the Operating Partnership or Essex (if Essex or any subsidiary of Essex has guaranteed any indebtedness of the Operating Partnership) or any mortgage, indenture, note, bond, capitalized lease or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having continued after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership and Essex (if Essex has guaranteed any Debt Securities), or any Significant Subsidiary or all or substantially all of any of their respective property; and (g) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501).

The term “Significant Subsidiary” means each significant Subsidiary (as defined in Regulation S-X promulgated under the Securities Act) of the Operating Partnership or Essex, as the case may be. (Section 101).
      If an Event of Default under the Indenture with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the holders of not less than a majority in principal amount of the outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Operating Partnership (if Essex has guaranteed any Debt Securities under such Indenture) and the Operating Partnership (and to the Trustee if given by the holders). However, any time after such a declaration of acceleration with respect to Debt Securities of such series has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of not less then a majority in principal amount of outstanding Debt Securities of such series may rescind and annul such declaration and its consequences if (a) the Operating Partnership shall have paid or deposited with the Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series plus certain fees, expenses, disbursements and advances of the Trustee, its agents and counsel and (b) all Events of Default, other than the nonpayment of accelerated principal or interest with respect to Debt Securities of such series have been cured or waived as provided in the Indenture (Section 502). The Indenture also provides that the Holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby (Section 513).
      The Trustee is required to give notice to the Holders of Debt Securities within 90 days of a default under the Indenture; provided, however, that the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if the responsible officers of the Trustee in good faith determines such withholding to be in the interest of such Holders (Section 601).
      The Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than a majority in principal amount of the outstanding Debt Securities of that series, as well as an offer of reasonable indemnity (Section 507). This provision, however, will not prevent any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due date thereof (Section 508).
      Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of Debt Securities of any series then Outstanding under the Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the outstanding Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may expose the Trustee to personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein (Section 512).
      Within 120 days after the close of each fiscal year, the Operating Partnership and Essex (if Essex has guaranteed any Debt Securities) must deliver to the Trustee a certificate, signed by one of several specified officers of Essex, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof (Section 1005).
Modification of the Indenture
      Modifications and amendments of provisions of the Indenture applicable to any series may be made only with consent of the holders of not less than a majority in principal amount of all outstanding Debt Securities, which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such Debt Security affected thereby: (a) change the stated maturity of the principal of, or any installment of principal of or interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security; (c) change the place of payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security on or after the stated maturity thereof; (e) reduce the stated percentage in principal amount of outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such Debt Security affected thereby (Section 902).
      The holders of not less than a majority in principal amount of outstanding Debt Securities of a particular series have the right to waive compliance by the Operating Partnership or Essex with certain covenants in the Indenture relating to such series (Section 1010).
      The Operating Partnership and Essex (if Essex has guaranteed any Debt Securities) and the Trustee without the consent of any holder of Debt Securities may make modifications of and amendments to the Indenture for any of the following purposes: (i) to evidence the succession of another person to the Operating Partnership as obligor under the Indenture or succession of another person as guarantor; (ii) to add to the covenants of the Operating Partnership and Essex (if Essex has guaranteed any Debt Securities) for the benefit of the holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Operating Partnership or Essex in the Indenture; (iii) to add Events of Default for the benefit of the holders of all or any series of Debt Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are not Debt Securities outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities or guarantees; (vii) to establish the form or terms of Debt Securities of any series and any related Guarantees; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trust under the Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of holders of Debt Securities of any series in any material respect; and (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect (Section 901).
      The Indenture provides that in determining whether the holders of the requisite principal amount of outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of a Debt Security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to Section 301 of the Indenture, and (iv) Debt Securities owned by the Operating Partnership or any other obligor upon the Debt Securities or any affiliate of the Operating Partnership or of such other obligor shall be disregarded (Section 101).
      The Indenture contains provisions for convening meetings of the holders of Debt Securities of a series (Section 1501). The Trustee may call a meeting at any time. Also, upon request, the Operating Partnership or the holders of at least 25% in principal amount of the outstanding Debt Securities of such series, may call a meeting in any such case upon notice given as provided in the Indenture (Section 1502). Except for any consent that must be given by the holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; provided, however, that, except as referred to above with respect to the modifications of or amendments to the Indenture, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding Debt Securities of such series will constitute a quorum (Section 1504).
      Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all outstanding Debt Securities affected thereby, or of the holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting and (ii) the principal amount of the outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section 1504).
Discharge, Defeasance and Covenant Defeasance
      Unless otherwise provided in the Prospectus Supplement, the Operating Partnership or Essex (if Essex has guaranteed any Debt Securities under such Indenture) may discharge certain obligations to holders of any series of Debt Securities that have not been delivered already to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or are scheduled for redemption within one year). Essex and the Operating Partnership can accomplish this by irrevocably depositing with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be, and the Operating Partnership has met the other conditions specified in the Indenture (Section 401).
      The Indenture provides that, unless otherwise provided in the Prospectus Supplement, if the provisions of Article 14 are made applicable to the Debt Securities of any series pursuant to Section 301 of the Indenture, the Operating Partnership may elect either: (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay principal of (and premiums, if any) and interest, if any, on such Debt Securities; to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to such Debt Securities; and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities, to compensate the Trustee and to hold moneys for payment in trust) (“defeasance”) (Section 1402) or (b) to be released from its obligations with respect to such Debt Securities under Sections 1006 through 1008, inclusive, of the Indenture (being the restrictions described under “Certain Covenants”) or, if provided pursuant to Section 301 of the Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities (“covenant defeasance”) (Section 1403), in either case upon the irrevocable deposit by the Operating Partnership or Essex, as the case may be, with the Trustee, in trust, of any amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.
      Such a trust may be established only if, among other things, the Operating Partnership has delivered to the Trustee an opinion of counsel (as specified in the Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture (Section 1404).
      “Government Obligations” means securities which are: (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government that issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof. Such obligations also shall include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101).
      Unless otherwise provided in the applicable Prospectus Supplement, if after the Operating Partnership or Essex, as the case may be, has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series: (a) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to Section 301 of the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security; or (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as the same becomes due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate (Section 1405). “Conversion Event” means the cessation of use of: (i) a currency, currency unit or composite currency either by the government of the country which issued such currency for the settlement of transactions by a central bank or other public institution of or within the international banking community; (ii) the ECU either within the European Monetary System or for the settlement of transactions by public institutions of or within the European Communities; or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. (Section 101.) Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that cease to be used by its government of issuance shall be made in U.S. dollars.
      In the event the Operating Partnership or Essex, as the case may be, effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under “Events of Default, Notice and Waiver” with respect to Section 1006 through 1008 of the Indenture (which Sections would no longer be applicable to such Debt Securities) or described in clause (g) under “Events of Default, Notice and Waiver” with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Operating Partnership and Essex (if Essex has guaranteed any Debt Securities) would remain liable to make payment of such amounts due at the time of acceleration.
      The applicable Prospectus Supplement may describe further the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of a particular series.
Subordination
      The terms and conditions, if any, upon which the Debt Securities are subordinated to other indebtedness of the Operating Partnership will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include a description of the indebtedness ranking senior to the Debt Securities, the restrictions on payments to the holders of such Debt Securities while a default with respect to such senior indebtedness in continuing, the restrictions, if any, on payments to the holders of such Debt Securities following an Event of Default, and provisions requiring holders of such Debt Securities to remit certain payments to holders of senior indebtedness.
CERTAIN PROVISIONS OF ESSEX’S CHARTER AND BYLAWS
      Certain provisions of Essex’s Charter and Bylaws might discourage certain types of transactions that involve an actual or threatened change of control of Essex. The ownership limit may delay or impede a transaction or a change in control of Essex that might involve a premium price for Essex’s capital stock or otherwise be in the best interest of the stockholders. See “Description of Capital Stock-Restrictions on Transfer.” Pursuant to Essex’s Charter and Bylaws, Essex’s Board of Directors is divided into three classes of directors, each class serving staggered three-year terms. The staggered terms of directors may reduce the possibility of a tender offer or an attempt to change control of Essex. Also, Essex’s Stockholder Rights Plan may deter or prevent a change in control of Essex. See “Description of Capital Stock — Stockholder Rights

Plan.” The issuance of Preferred Stock by the Board of Directors may also have the effect of delaying, deferring or preventing a change in control of Essex. See “Description of Capital Stock — Description of Series B, Series C, Series D, and Series E Cumulative Redeemable Preferred Stock — General.”
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
      The following is a summary of the material U.S. federal income tax considerations to us as a REIT which may be material to purchasers of our securities. This summary is based on current law, is for general information only and is not tax advice. The tax treatment of a holder of our debt or equity securities will vary depending upon the terms of the specific securities acquired by such holder, as well as the holder’s particular situation. This discussion does not attempt to address any aspects of U.S. federal income taxation relating to holders of our securities. U.S. federal income tax considerations relevant to holders will be addressed in the applicable prospectus supplement for a particular offering of our debt or equity securities. You are urged to review the applicable prospectus supplement in connection with the purchase of any of our securities, and to consult your own tax advisor regarding the specific tax consequences to you of investing in our securities and of Essex’s election to be taxed as a REIT.
      We urge you to consult your own tax advisor regarding the specific tax consequences to you of the acquisition, ownership, and disposition of our securities and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the U.S. federal, state, local, foreign, and other tax consequences of such acquisition, ownership, disposition, and election, and regarding potential changes in applicable tax laws.
General
      Essex elected to be taxed as a REIT commencing with our taxable year ended December 31, 1994. We believe that we have operated in a manner that permits us to satisfy the requirements for taxation as a REIT under the applicable provisions of the Internal Revenue Code. Qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code discussed below. Although we intend to continue to operate to satisfy such requirements, no assurance can be given that the actual results of our operations for any particular taxable year will satisfy such requirements. See “Material U.S. Federal Income Tax Considerations — Failure to Qualify.”
      The provisions of the Internal Revenue Code, U.S. Treasury regulations promulgated thereunder and other U.S. federal income tax laws relating to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the laws that govern the U.S. federal income tax treatment of a REIT. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and U.S. Treasury regulations thereunder, and administrative and judicial interpretations thereof. Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.
      Morrison & Foerster LLP has acted as our tax counsel in connection with the filing of this prospectus. In the opinion of Morrison & Foerster LLP, Essex has been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code for each of our taxable years beginning with the taxable year ended December 31, 1994 through our taxable year ended December 31, 2002, and if we continue to be organized and operated after December 31, 2002 in the same manner as we have prior to that date, Essex will continue to qualify as a REIT. The opinion of Morrison & Foerster LLP is based on various assumptions and representations made by us as to factual matters, including representations made by us in this prospectus and a factual certificate provided by one of our officers. Moreover, our qualification and taxation as a REIT depends upon our ability to meet the various qualification tests imposed under the Internal Revenue Code and discussed below, relating to our actual annual operating results, asset diversification, distribution levels, and diversity of stock ownership, the results of which have not been and will not be reviewed by Morrison & Foerster LLP. Accordingly, neither Morrison & Foerster

LLP nor we can assure you that the actual results of our operations for any particular taxable year will satisfy these requirements. See “Material U.S. Federal Income Tax Considerations — Failure to Qualify.”
      In brief, if certain detailed conditions imposed by the REIT provisions of the Internal Revenue Code are satisfied, entities, such as us, that invest primarily in real estate and that otherwise would be treated for U.S. federal income tax purposes as corporations, generally are not taxed at the corporate level on their “REIT taxable income” that is distributed currently to stockholders. This treatment substantially eliminates the “double taxation” (i.e., taxation at both the corporate and stockholder levels) that generally results from investing in corporations under current law.
      If Essex fails to qualify as a REIT in any year, however, Essex will be subject to U.S. federal income tax as if we were a domestic corporation, and Essex’s stockholders will be taxed in the same manner as stockholders of ordinary corporations. In that event, Essex could be subject to potentially significant tax liabilities, the amount of cash available for distribution to our stockholders could be reduced and we would not be obligated to make any distributions.
Taxation of Essex
      In any year in which Essex qualifies as a REIT, in general, Essex will not be subject to U.S. federal income tax on that portion of our net income that we distribute to stockholders. However, we will be subject to U.S. federal income tax as follows: First, Essex will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. However, Essex can elect to “pass through” any of its taxes paid on our undistributed net capital gains income to its stockholders on a pro rata basis. Second, under certain circumstances, Essex may be subject to the “alternative minimum tax” on its items of tax preference. Third, if Essex has (a) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, Essex will be subject to tax at the highest corporate rate on such income. Fourth, if Essex has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, generally other than property held for at least four years, foreclosure property, and property involuntarily converted), such income will be subject to a 100% penalty tax. Fifth, if Essex should fail to satisfy the 75% or the 95% tests, as discussed below, and have nonetheless maintained its qualification as a REIT because certain other requirements have been satisfied, Essex will be subject to a 100% penalty tax on the net income attributable to the greater of either (x) the amount by which 75% of its gross income exceeds the amount of our income qualifying under the 75% test for the taxable year or (y) the amount by which 90% of its gross income exceeds the amount of our income qualifying for the 95% income test for the taxable year, multiplied by a fraction intended to reflect Essex’s profitability. Sixth, if Essex should fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for such year, (2) 95% of its net capital gain income for such year, and (3) any undistributed taxable income from prior periods, Essex will be subject to a 4% excise tax on the excess of such required distribution over the amounts distributed. Seventh, if Essex acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and Essex recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which it acquired such asset, then, to the extent of any built-in, unrealized gain at the time of acquisition, such gain generally will be subject to tax at the highest regular corporate rate. Eighth, Essex may be subject to a penalty tax if its dealings with our taxable REIT subsidiaries, defined below, are not at arm’s length. Finally, as discussed further below, any earnings Essex derives through a taxable REIT subsidiary will effectively be subject to a corporate-level tax.
Requirements for Qualification
      The Internal Revenue Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Internal Revenue Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals, as defined in the Internal Revenue Code, at any time during the last half of each taxable year; and (7) which meets certain other tests, described below, regarding the nature of its income and assets. The Internal Revenue Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we were to fail to satisfy condition (6) during a taxable year, that failure would not result in our disqualification as a REIT under the Internal Revenue Code for such taxable year as long as (i) we satisfied the stockholder demand statement requirements described in the succeeding paragraph and (ii) we did not know, or exercising reasonable diligence would not have known, whether we had failed condition (6).
      We believe we have issued sufficient Essex stock with sufficient diversity of ownership to satisfy conditions (5) and (6) above. In order to ensure compliance with the ownership tests described above, we also have certain restrictions on the transfer of Essex’s stock to prevent further concentration of stock ownership. Moreover, to evidence compliance with these requirements, we must maintain records which disclose the actual ownership of Essex’s outstanding stock. In fulfilling our obligations to maintain records, we must and will demand written statements each year from the record holders of designated percentages of our stock disclosing the actual owners of Essex’s stock. A list of those persons failing or refusing to comply with such demand must be maintained as part of our records. A stockholder failing or refusing to comply with our written demand must submit with his U.S. federal income tax returns a similar statement disclosing the actual ownership of our stock and certain other information. In addition, Essex’s Charter restricts the transfer of our shares in order to assist us to continue to satisfy the share ownership requirements. See “Description of Capital Stock — Restrictions on Transfer.” Essex reports our income based on the calendar year.
      Although we intend to satisfy the shareholder demand letter rules described in the preceding paragraph, our failure to satisfy these requirements will not result in our disqualification as a REIT but may result in the imposition of Internal Revenue Service penalties against us.
      Essex currently has several direct corporate subsidiaries and may have additional corporate subsidiaries in the future. Certain of the corporate subsidiaries will be treated as “qualified REIT subsidiaries” under the Internal Revenue Code. A corporation will qualify as a qualified REIT subsidiary if Essex owns 100% of its outstanding stock and we and the subsidiary do not jointly elect to treat it as a “taxable REIT subsidiary” as described below. A corporation that is a qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent REIT for all purposes under the Internal Revenue Code (including all REIT qualification tests). Thus, in applying the requirements described in this prospectus the subsidiaries in which Essex owns 100% interest (other than taxable REIT subsidiaries) will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not subject to U.S. federal income tax and our ownership of the stock of such a subsidiary will not violate the REIT asset tests, described below under “Material U.S. Federal Income Tax Considerations — Asset Tests.”
      In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests, described below. Thus, Essex’s proportionate share of the assets, liabilities and items of income of the Operating Partnership will be treated as Essex’s assets, liabilities and items of income for purposes of applying the requirements described below. See “Material U.S. Federal Income Tax Considerations — Investments in Partnerships.”

Asset Tests
      At the close of each quarter of our taxable year, Essex generally must satisfy three tests relating to the nature of its assets. First, at least 75% of the value of Essex’s total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items and government securities (as well as certain temporary investments in stock or debt instruments purchased with the proceeds of new capital raised by us). Second, although the remaining 25% of Essex’s assets generally may be invested without restriction, securities in this class generally may not exceed either (1) 5% of the value of its total assets as to any one nongovernment issuer, (2) 10% of the outstanding voting securities of any one issuer, or (3) 10% of the value of the outstanding securities of any one issuer. Third, not more than 20% of the total value of Essex’s assets can be represented by securities of one or more “taxable REIT subsidiaries” (described below). Securities for purposes of the above 5% and 10% asset tests, may include debt securities, including debt issued by a partnership. However, debt of an issuer will not count as a security for purposes of the 10% value test if the security is “straight debt,” as specially defined for this purpose, and certain other requirements are satisfied.
      Essex and a corporation in which it owns stock may make a joint election for such subsidiary to be treated as a “taxable REIT subsidiary.” The securities of a taxable REIT subsidiary are not subject to the 5% asset test and the 10% vote and value tests described above. Instead, as discussed above, a separate asset test applies to taxable REIT subsidiaries. The rules regarding taxable REIT subsidiaries contain provisions generally intended to insure that transactions between a REIT and its taxable REIT subsidiary occur “at arm’s length” and on commercially reasonable terms. These requirements include a provision that prevents a taxable REIT subsidiary from deducting interest on direct or indirect indebtedness to its parent REIT if, under a specified series of tests, the taxable REIT subsidiary is considered to have an excessive interest expense level or debt-to-equity ratio. A taxable REIT subsidiary is subject to a corporate level tax on its net taxable income, as a result of which our earnings derived through a taxable REIT subsidiary are effectively subject to a corporate level tax notwithstanding our status as a REIT. In addition, in some cases, a 100% penalty tax is imposed on the REIT if its rental, service or other agreements with its taxable REIT subsidiary are determined not to be on arm’s length terms. The legislation concerning taxable REIT subsidiaries is generally effective only for taxable years beginning after December 31, 2000.
      Essex has made elections to treat several of its corporate subsidiaries as taxable REIT subsidiaries. We believe that the value of the securities Essex holds of its taxable REIT subsidiaries does not and will not represent more than 20% of Essex’s total assets, and that all transactions between us and our taxable REIT subsidiaries are conducted on arm’s length terms. In addition, Essex believes that the amount of our assets that are not qualifying assets for purposes of the 75% asset test will continue to represent less than 25% of its total assets and will satisfy the 5% and both 10% asset tests.
Gross Income Tests
      Essex must satisfy two separate percentage tests relating to the sources of its gross income for each taxable year. For purposes of these tests, where Essex invests in a partnership, Essex will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in Essex’s hands as it has in the hands of the partnership. See “Material U.S. Federal Income Tax Considerations — Investments in Partnerships.”
The 75% Test
      At least 75% of Essex’s gross income for a taxable year must be “qualifying income.” Qualifying income generally includes (1) rents from real property (except as modified below); (2) interest on obligations collateralized by mortgages on, or interests in, real property; (3) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of our trade or business (“dealer property”); (4) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares; (5) abatements and refunds of real property taxes; (6) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage collateralized by such property (“foreclosure property”); (7) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property; and (8) income from temporary investments in stock or debt instruments purchased with the proceeds of new capital raised by us.
      Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% test (or the 95% test described below) if Essex, or an owner of 10% or more of our equity securities, directly or constructively owns 10% or more of such tenant (a “related party tenant”), unless the related party tenant is a taxable REIT subsidiary and certain other requirements are satisfied. In addition, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued generally will not qualify as rents from real property (or as interest income) for purposes of the 75% test and 95% test (described below) if it is based in whole or in part on the income or profits of any person. Rent or interest will not be disqualified, however, solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, Essex generally must not operate or manage the property or furnish or render services to tenants, other than through an “independent contractor” from whom we derive no revenue or through a taxable REIT subsidiary. The “independent contractor” or taxable REIT subsidiary requirement, however, does not apply to the extent that the services provided by Essex are “usually or customarily rendered” in connection with the rental of space for occupancy only, and are not otherwise considered “rendered to the occupant.” For both the related party tenant rules and determining whether an entity qualifies as an independent contractor of a REIT, certain attribution rules of the Internal Revenue Code apply, pursuant to which ownership interests in certain entities held by one entity are deemed held by certain other related entities.
      In general, if a REIT provides impermissible services to its tenants, all of the rent from that property will be disqualified from satisfying the 75% test and 95% test (described below). However, rents will not be disqualified if a REIT provides de minimis impermissible services. For this purpose, services provided to tenants of a property are considered de minimis where income derived from the services rendered equals 1% or less of all income derived from the property (as determined on a property-by-property basis). For purposes of the 1% threshold, the amount treated as received for any service shall not be less than 150% of the direct cost incurred by the REIT in furnishing or rendering the service.
      Essex does not receive any rent that is based on the income or profits of any person. In addition, Essex does not own, directly or indirectly, 10% or more of any tenant (other than, perhaps, a tenant that is a taxable REIT subsidiary where other requirements are satisfied). Furthermore, Essex believes that any personal property rented in connection with its apartment facilities is well within the 15% limit. Finally, Essex does not believe that it provide services, other than within the 1% de minimis exception described above, to its tenants that are not customarily furnished or rendered in connection with the rental of property, other than through an independent contractor or a taxable REIT subsidiary.
The 95% Test
      In addition to deriving 75% of Essex’s gross income from the sources listed above, at least 95% of Essex’s gross income for a taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends from a corporation (including a taxable REIT subsidiary) and interest on any obligation not collateralized by an interest on real property are included for purposes of the 95% test, but not (except with respect to dividends from a REIT) for purposes of the 75% test. For purposes of determining whether we comply with the 75% and 95% tests, gross income does not include income from “prohibited transactions” (discussed below).
      From time to time, Essex may enter into hedging transactions with respect to one or more of our assets or liabilities. Essex’s hedging activities may include entering into interest rate swaps, caps and floors, or options to purchase such items, and futures and forward contracts. To the extent Essex enters into an interest rate swap or cap contract, option, futures contract, forward rate agreement or any similar financial instrument to hedge our indebtedness incurred to acquire or carry “real estate assets,” any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that Essex hedges with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the gross income tests. Essex intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.
      Essex’s investment in apartment communities generally gives rise to rental income that is qualifying income for purposes of the 75% and 95% gross income tests. Gains on sales of apartment communities, other than from prohibited transactions, as described below, or of its interest in a partnership generally will be qualifying income for purposes of the 75% and 95% gross income tests. Essex anticipates that income on our other investments will not result in our failing the 75% or 95% gross income test for any year.
      Even if Essex fails to satisfy one or both of the 75% or 95% tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under certain provisions of the Internal Revenue Code. These relief provisions will generally be available if: (1) Essex’s failure to comply was due to reasonable cause and not to willful neglect; (2) Essex reports the nature and amount of each item of our income included in the 75% and 95% tests on a schedule attached to its tax return; and (3) any incorrect information on this schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances Essex would be entitled to the benefit of these relief provisions. Even if these relief provisions apply, Essex will still be subject to a special tax upon the greater of either (1) the amount by which 75% of its gross income exceeds the amount of our income qualifying under the 75% test for the taxable year or (2) the amount by which 90% of our gross income exceeds the amount of our income qualifying for the 95% income test for the taxable year, multiplied by a fraction intended to reflect our profitability.
      Essex does not intend to rent to any related party, to base any rent on the income or profits of any person (other than rents that are based on a fixed percentage or percentages of receipts or sales), or to charge rents that would otherwise not qualify as rents from real property.
Annual Distribution Requirements
      To qualify as a REIT, Essex is required to distribute dividends (other than capital gain dividends) to our stockholders each year in an amount equal to at least (A) the sum of (i) 90% of our REIT taxable income (computed without regard to the dividends paid deduction and our net capital gain) and (ii) 90% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income.
      Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that Essex does not distribute all of its net capital gain or distribute at least 90%, but less than 100%, of its REIT taxable income, as adjusted, Essex will be subject to tax on the undistributed amount at regular corporate tax rates, as the case may be. (However, Essex can elect to “pass through” any of our taxes paid on its undistributed net capital gain income to its stockholders on a pro rata basis.) Furthermore, if Essex should fail to distribute during each calendar year at least the sum of (1) 85% of its ordinary income for such year, (2) 95% of its net capital gain income for such year, and (3) any undistributed taxable income from prior periods, Essex would be subject to a 4% excise tax on the excess of such required distribution over the sum of the amounts actually distributed and the amount of any net capital gains Essex elects to retain and pay tax on. For these and other purposes, dividends declared by Essex in October, November or December of one taxable year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by Essex and received by the stockholder during such taxable year, provided that the dividend is actually paid by Essex by January 31 of the following taxable year.
      Essex believes that it has made timely distributions sufficient to satisfy the annual distribution requirements. It is possible that in the future it may not have sufficient cash or other liquid assets to meet the distribution requirements, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing our REIT taxable income on the other hand. Further, as described below, it is possible that, from time to time, Essex may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. To avoid any problem with the distribution requirements, Essex will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, will borrow funds or issue Preferred or Common Stock to satisfy the distribution requirement. Essex may be required to borrow funds at times when market conditions are not favorable.
      If Essex fails to meet the distribution requirements as a result of an adjustment to our tax return by the Internal Revenue Service, Essex may retroactively cure the failure by paying a “deficiency dividend” (plus applicable penalties and interest) within a specified period.
Prohibited Transaction Rules
      A REIT will incur a 100% penalty tax on the net income derived from a sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business (a “prohibited transaction”). Under a safe harbor provision in the Internal Revenue Code, however, income from certain sales of real property held by the REIT for at least four years at the time of the disposition will not be treated as income from a prohibited transaction. We believe that none of Essex’s assets is held for sale to customers and that a sale of any of our assets would not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Although we will attempt to ensure that none of our sales of property will constitute a prohibited transaction, we cannot assure you that none of such sales will be so treated.
Failure to Qualify
      If Essex fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, Essex will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which Essex fails to qualify will not be deductible by Essex, nor will they be required to be made.
      In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction and individual distributees may be eligible for reduced rates of taxation on their distributions under recent changes in U.S. federal income tax law. Unless entitled to relief under specific statutory provisions, Essex will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether Essex would be entitled to such statutory relief.
Investments in Partnerships
      The following discussion summarizes certain U.S. federal income tax considerations applicable solely to Essex’s investment in entities treated as partnerships for U.S. federal income tax purposes. The discussion does not cover state or local tax laws or any U.S. federal tax laws other than income tax laws.
General
      Essex holds a direct ownership interest in the Operating Partnership. In general, partnerships are “pass-through” entities which are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. Essex includes its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. See “Material U.S. Federal

Income Tax Considerations — Taxation of Essex” and “Material U.S. Federal Income Tax Considerations — Gross Income Tests.” Any resultant increase in Essex’s REIT taxable income increases its distribution requirements, but is not subject to U.S. federal income tax in Essex’s hands provided that such income is distributed to its stockholders. See “Material U.S. Federal Income Tax Considerations — Annual Distribution Requirements.” Moreover, for purposes of the REIT asset tests, Essex includes its proportionate share of assets held by the partnerships. see “Material U.S. Federal Income Tax Considerations — Asset Tests.”

Tax Allocations with Respect to the Properties
      Pursuant to Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership (such as some of our properties), must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership has property subject to book-tax differences. Consequently, the partnership agreement of the Operating Partnerships requires such allocations to be made in a manner consistent with Section 704(c) of the Internal Revenue Code.
      In general, the partners who contributed appreciated assets to the Operating Partnership will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Operating Partnership of the contributed assets (including some of our properties). This will tend to eliminate the book-tax difference over time. However, the special allocation rules under Section 704(c) of the Internal Revenue Code do not always entirely rectify the book-tax difference on an annual basis or with respect to a specific taxable transaction, such as a sale. Thus, the carryover basis of the contributed assets in the hands of the operating partnerships may cause us to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets, in excess of the economic or book income allocated to us as a result of such sale. This may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See “Material U.S. Federal Income Tax Considerations — Annual Distribution Requirements.” In addition, the application of Section 704(c) of the Internal Revenue Code is not entirely clear and may be affected by authority that may be promulgated in the future.

Sale of the Properties
      Generally, any gain realized by the Operating Partnership on the sale of property will be capital gain, except for any portion of such gain that is treated as certain depreciation or cost recovery recapture. Essex’s share of any gain realized by the Operating Partnership on the sale of any property it holds primarily for sale to customers in the ordinary course of a trade or business generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See “Material U.S. Federal Income Tax Considerations — Prohibited Transaction Rules.”
Possible Legislative or Other Actions Affecting Tax Considerations
      Prospective investors should recognize that the present U.S. federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in U.S. federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in us.

State and Local Taxes
      We and our investors may be subject to state or local taxation in various jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us and our investors may not conform to the U.S. federal income tax consequences discussed above.
      Consequently, prospective investors should consult their own tax advisers regarding the effect of state and local tax laws on an investment in our securities.
PLAN OF DISTRIBUTION
      We may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents, which agents may be affiliated with us. We will name any such underwriter or agent involved in the offer and sale of the Offered Securities in the applicable Prospectus Supplement.
      We may effect from time to time sales of Offered Securities offered pursuant to any applicable Prospectus Supplement in one or more transactions at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale, or at negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the Offered Securities upon the terms and conditions as set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from Essex or from the Operating Partnership in the form of underwriting discounts or commissions, and also may receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.
      Any underwriting compensation we pay to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions underwriters allow to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Any such indemnification agreements will be described in the applicable Prospectus Supplement.
      Unless otherwise specified in the related Prospectus Supplement, each series of Offered Securities will be a new issue with no established trading market, other than Essex’s Common Stock which is listed on the New York Stock Exchange. Any shares of Essex’s Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance. We may elect to list any Preferred Stock, Warrants or Debt Securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of Offered Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we cannot assure you of the liquidity of the trading market for the Offered Securities.
      If so indicated in the applicable Prospectus Supplement, we may authorize dealers, acting as our agent, to solicit offers by certain institutions to purchase Offered Securities from us at the public offering price set forth in such Prospectus Supplement, pursuant to delayed delivery contracts (“Contracts”) providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval. Contracts will not be subject to any conditions except: (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not, at the time of delivery, be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and (ii) if the Offered Securities are being sold to underwriters, we shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts.
      Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for, us in the ordinary course of business.
LEGAL MATTERS
      The validity of the Offered Securities will be passed upon for us by Morrison & Foerster LLP. Morrison & Foerster LLP will also issue an opinion to us regarding certain tax matters described under “Material U.S. Federal Income Tax Considerations.”
EXPERTS
      The consolidated financial statements and schedules of Essex Property Trust, Inc. and Essex Portfolio, L.P. as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein, in reliance upon the reports of KPMG LLP, independent accountants, and upon the authority of said firm as experts in accounting and auditing.

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                               Shares
       % Series G Cumulative
Convertible Preferred Stock

Prospectus Supplement
July      , 2006

Banc of America Securities LLC